Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ARCLIGHT CLEAN TRANSITION CORP. II,

OPAL HOLDCO LLC

AND

OPAL FUELS LLC

DATED AS OF DECEMBER 2, 2021

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A-1	Company PIPE Investors
Annex A-2	Third Party PIPE Investors

Exhibit A	Form of Tax Receivable Agreement
Exhibit B	Form of PIPE Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Post-Closing ACT Certificate of Incorporation
Exhibit E	Form of Post-Closing ACT Bylaws
Exhibit F	Form of Post-Closing Company LLC Agreement

Schedule I	Post-Closing Company Units Allocation Schedule
Schedule II	Post-Closing ACT Shares Allocation Schedule
Schedule III	Earnout Allocation Schedule

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 2, 2021, is made by and among ArcLight Clean Transition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability, Opal HoldCo LLC, a Delaware limited liability company (“Opal HoldCo”), and Opal Fuels LLC, a Delaware limited liability company (the “Company”). ACT (as defined below in Section 1.1), Opal HoldCo and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, ACT is currently a blank check company incorporated in the Cayman Islands with limited liability as an exempted company on January 13, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, as of the date hereof: (a) Opal HoldCo is the record and beneficial owner of 986 Pre-Closing Company Common Units; (b) ARCC Beacon LLC, a Delaware limited liability company (“Ares”), is the holder of that certain Convertible Promissory Note, dated as of May 1, 2021 (as amended, including by the Ares First Amendment, the “Ares Note”); and (c) Hillman RNG Investments, LLC, a Delaware limited liability company (“Hillman”), is the record and beneficial owner of (i) 300,000 Company Series A-1 Preferred Units and (ii) 14 Pre-Closing Company Common Units;

WHEREAS, immediately prior to the execution of this Agreement, the Company has entered into that certain First Amendment to Convertible Note, dated November 29, 2021 (the “Ares First Amendment”), with Ares, pursuant to which Ares has irrevocably agreed to (a) exercise its right to convert fifty percent (50%) of the principal and accrued interest outstanding pursuant to the Ares Note into Pre-Closing Company Common Units and (b) refrain from exercising its right to convert the remaining fifty percent (50%) of its economic interest in the Ares Note, in each case, in connection with the transactions contemplated by this Agreement;

WHEREAS, immediately prior to the execution of this Agreement, the Company has entered into the Hillman Exchange Agreement with Hillman, pursuant to which Hillman has exchanged all of its Equity Interests in the Group Companies for 300,000 Company Series A-1 Preferred Units and 14 Pre-Closing Company Common Units;

WHEREAS, immediately prior to the execution of this Agreement, the Company has entered into the NextEra Subscription Agreement with Mendocino Capital, LLC, a Delaware limited liability company (“NextEra”), pursuant to which NextEra has agreed to subscribe for up to an aggregate amount of 1,000,000 Company Series A Preferred Units;

WHEREAS, pursuant to the Governing Documents of ACT, ACT is required to provide an opportunity for the Pre-Closing ACT Class A Shareholders to have their respective issued and outstanding Pre-Closing ACT Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ACT Shareholder Approval;

WHEREAS, as of the date of this Agreement, ArcLight CTC Holdings II, L.P., a Delaware limited partnership (the “ACT Sponsor”), and the Pre-Closing ACT Other Class B Shareholders collectively own 100% of the Pre-Closing ACT Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the ACT Sponsor, the Pre-Closing ACT Other Class B Shareholders, ACT, the Company and the other parties thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the ACT Sponsor and each of the Pre-Closing ACT Other Class B Shareholders have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of ACT or any other anti-dilution or similar protections with respect to the Pre-Closing ACT Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), (c) subject 10% of the Post-Closing ACT Class A Shares, which the ACT Sponsor will hold after the Closing, to vesting and forfeiture and (d) the payment by the ACT Sponsor of the ACT Expenses to the extent that the ACT Expenses, in the aggregate, exceed $26,000,000, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, immediately prior to the Closing, on the Closing Date, ACT shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised), on the terms and subject to the conditions set forth in this Agreement (the “Domestication”);

WHEREAS, by virtue of the Domestication, ACT will change its name from “ArcLight Clean Transition Corp. II” to “Opal Fuels Inc.” (the “Name Change”);

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A-1 hereto (the “Company PIPE Investors”) and the investors set forth on Annex A-2 hereto (the “Third Party PIPE Investors” and, collectively with the Company PIPE Investors, the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached hereto as Exhibit B (each, as amended, restated or otherwise modified from time to time in accordance with its terms, a “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and ACT has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Post-Closing ACT Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, (a) ACT shall contribute the Closing Date Contribution Amount and the Closing Date Equity Contribution to the Company (collectively, the “ACT Contribution”) and, in exchange therefor, the Company shall issue to ACT the number of Post-Closing Company Class A Units determined pursuant to this Agreement and (b) in connection with the contribution and issuance described above, the Post-Closing Company Members shall enter into that certain Second Amended and Restated Limited Liability Company Agreement of the Company, substantially in the form attached hereto as Exhibit F (the “Post-Closing Company LLC Agreement”), to, among other things, recapitalize the Pre-Closing Company Units such that, from and after the Closing, the Equity Securities of the Company will consist of the Post-Closing Company Units, with the applicable rights, preferences and obligations set forth in the Post-Closing Company LLC Agreement;

WHEREAS, following the Closing, up to 10,000,000 Post-Closing ACT Shares and up to 10,000,000 Post-Closing Class B Units, in each case, in the aggregate, will be issued to the Earnout Participants upon the achievement of the Earnout Triggering Events as further set forth in this Agreement;

WHEREAS, at the Closing, ACT, the Agent (as defined in the Tax Receivable Agreement), the TRA Party Representative (as defined in the Tax Receivable Agreement) and each of the TRA Parties (as defined in the Tax Receivable Agreement) will enter into a tax receivable agreement, substantially in the form attached hereto as Exhibit A (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, each of ACT, Opal HoldCo, Ares, Hillman, the ACT Sponsor and each of the Pre-Closing ACT Other Class B Shareholders will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, (a) Opal HoldCo, Ares, Hillman and the ACT Sponsor will agree not to effect any sale or distribution of any Equity Securities of ACT held by any of them during the lock-up period described therein and (b) Opal HoldCo, Ares, Hillman, the ACT Sponsor and each of the Pre-Closing ACT Other Class B Shareholders will be granted certain registration rights with respect to their respective Post-Closing ACT Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of ACT (the “ACT Board”) has approved (a) this Agreement, the Ancillary Documents to which ACT is or will be a party and the transactions contemplated hereby and thereby (including the ACT Share Conversion, the Domestication and the ACT Contribution) and (b) the recommendation of, among other things, the approval of this Agreement and the transactions contemplated by this Agreement (including the ACT Share Conversion, the Domestication and the ACT Contribution) by the Pre-Closing ACT Shareholders entitled to vote thereon;

WHEREAS, the Company Board has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, Opal HoldCo has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, prior to the execution of this Agreement, the Company has delivered to ACT executed written consents of the Company Board and Opal HoldCo, pursuant to which the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly, validly and irrevocably authorized and approved by the Company Board and Opal HoldCo, respectively;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the ACT Share Conversion constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, (c) the Domestication constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (d) the contribution of the Closing Date Contribution Amount (the “ACT Cash Contribution”) constitutes a transaction described in Section 721 of the Code (clauses (a)-(d), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“ACT” means (a) prior to the consummation of the Domestication, ArcLight Clean Transition Corp. II, an exempted company incorporated in the Cayman Islands with limited liability, and (b) from and after the consummation of the Domestication, shall mean ACT as domesticated in Delaware, and shall be named Opal Fuels Inc., a Delaware corporation. Any reference to ACT in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“ACT Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which ACT or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in ACT or any of its controlled Affiliates, or (c) any other “Business Combination” as defined in the Prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ACT Acquisition Proposal.

“ACT Affiliated Parties” has the meaning set forth in Section 4.12.

“ACT Affiliated Party Transactions” has the meaning set forth in Section 4.12.

“ACT Board” has the meaning set forth in the recitals to this Agreement.

“ACT Board Recommendation” has the meaning set forth in Section 5.9.

“ACT Cash Contribution” has the meaning set forth in the recitals to this Agreement.

“ACT Change of Control Payment” means any severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that ACT or any of its Affiliates is required to pay to any current or former officer, director, employee or other service provider of ACT or any ACT Affiliated Party that may become due and payable due to the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events, including a termination of employment (but not due to any action or inaction by ACT or any ACT Affiliated Party following the Closing), pursuant to the express terms of any plan, policy, arrangement or Contract to which ACT or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts.

“ACT Contribution” has the meaning set forth in the recitals to this Agreement.

“ACT Contribution Amount” has the meaning set forth in the recitals to this Agreement.

“ACT D&O Persons” has the meaning set forth in Section 5.14(a).

“ACT Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ACT on the date of this Agreement in connection with the execution of this Agreement.

“ACT Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other material benefit or compensatory plan, program, policy or Contract that ACT or any of its Subsidiaries maintains, sponsors, contributes to, or is required to contribute to or under or with respect to which ACT or any of its Subsidiaries has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.

“ACT Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of ACT which ACT is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants, or other agents or service providers of ACT (including with respect to this Agreement and the PIPE Financing), (b) severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that ACT or any of its Affiliates are required to pay to any current or former officer, director, employee or other service provider of ACT or any ACT Affiliated Party that may become due and payable based upon the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events (including a termination of employment, but not including any payments triggered by any action or inaction of the Company following the Closing) pursuant to the express terms of any plan, policy, arrangement to which ACT or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to ACT pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee; provided, however, notwithstanding the foregoing or anything to the contrary herein, the ACT Expenses shall not include (i) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, (ii) the Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by Company or any Pre-Closing Company Member pursuant to this Agreement or any Ancillary Document or (iii) legal expenses and settlement costs in connection with any Transaction Litigation.

“ACT Financial Statements” means all of the financial statements of ACT included in the ACT SEC Reports.

“ACT Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), and Section 4.6 (Capitalization of ACT).

“ACT Incentive Equity Plan Proposal” has the meaning set forth in Section 5.9.

“ACT Liabilities” means, as of any determination time, the aggregate amount, without duplication, of Liabilities of ACT as of such determination time that would be required to be set forth on a balance sheet of ACT prepared in accordance with GAAP (as in effect as of the date hereof); provided, however, notwithstanding the foregoing, ACT Liabilities shall not include (a) any ACT Expenses, (b) the Trust Satisfied Obligations to the extent such obligations will be satisfied from the Trust Account, (c) any Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the Company or any Pre-Closing Company Member pursuant to this Agreement or any Ancillary Document, (d) any non-cash Liabilities, (e) any Liabilities resulting from or arising out of any change in applicable Laws or GAAP, or any interpretation thereof, following the date of this Agreement or (f) legal expenses and settlement costs in connection with any Transaction Litigation.

“ACT Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of ACT, taken as a whole, or (b) the ability of ACT to consummate the Domestication, the ACT Contribution or the other transactions contemplated by this Agreement or the Ancillary Documents to be consummated by ACT on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement and the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an ACT Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social condition in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any country, (iv) changes in any applicable Law, (v) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of ACT with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vi) any failure by ACT to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (v) or clause (vii)), or (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wildfire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disaster or comparable event in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv) or clause (vii) may be taken into account in determining whether an ACT Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on ACT, taken as a whole, relative to other “SPACs.”

“ACT SEC Reports” has the meaning set forth in Section 4.7.

“ACT Share Conversion” has the meaning set forth in Section 2.2.

“ACT Shareholder Approval” means, collectively, the Required ACT Shareholder Approval and the Other ACT Shareholder Approval.

“ACT Shareholder Redemption” means the right of the Pre-Closing ACT Class A Shareholders to redeem all or a portion of their respective Pre-Closing ACT Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of ACT.

“ACT Shareholders Meeting” has the meaning set forth in Section 5.9.

“ACT Sponsor” has the meaning set forth in the recitals to this Agreement.

“ACT Sponsor Designee” has the meaning set forth in Section 5.16.

“ACT Sponsor Specified Provisions” has the meaning set forth in Section 8.9.

“ACT Unit” means those units of ACT registered pursuant to that certain Registration Statement on Form S-1, dated March 25, 2021.

“Additional ACT SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Unless otherwise specified herein, ArcLight Capital Partners, LLC and its Affiliates (other than ACT and the ACT Sponsor) shall not be deemed Affiliates of ACT and the ACT Sponsor.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received in respect of the PIPE Financing (whether on or prior to the Closing Date) and held in a bank account owned and controlled by ACT on the Closing Date (and, for the avoidance of doubt, after giving effect to the funding of the PIPE Financing on such date and before giving effect to the payment of any Unpaid ACT Expenses, Unpaid ACT Liabilities or Unpaid Company Expenses).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to ACT from the Trust Account in connection with the transactions contemplated hereby (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the ACT Shareholder Redemption (i.e., reduced by the aggregate amount payable with respect to all ACT Shareholder Redemptions, notwithstanding that such amounts may not have been paid out of the Trust Account at such time) (collectively, the “Trust Satisfied Obligations”)), (ii) the aggregate amount of NextEra’s commitment to purchase Company Series A Preferred Units pursuant to the NextEra Subscription Agreement, (iii) the Aggregate Closing PIPE Proceeds, (iv) any debt financings which are convertible into equity entered into by any of the Group Companies following the date of this Agreement and (v) all unrestricted cash proceeds held in the name of and available for use by ACT as of the Closing but held in accounts other than the Trust Account, minus (b) the Unpaid ACT Expenses. For the avoidance of doubt, the proceeds of any term loan agreement entered into by any of the Group Companies following the date of this Agreement shall not be included in the calculation of “Aggregate Transaction Proceeds.”

“Aggregate Transaction Proceeds Schedule” has the meaning set forth in Section 2.5(b).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, Tax Receivable Agreement, the PIPE Subscription Agreements, the Post-Closing Company LLC Agreement and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the ACT Contribution and the Domestication.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Ares” has the meaning set forth in the recitals to this Agreement.

“Ares First Amendment” has the meaning set forth in the recitals to this Agreement.

“Ares Note” has the meaning set forth in the recitals to this Agreement.

“Assets” has the meaning set forth in Section 3.18(f).

“Business,” the “business of the Group Companies” or any similar term means (a) the design, development, construction, ownership and operation of renewable natural gas generation facilities and renewable power generation facilities in both cases utilizing landfill, animal waste, organic waste, wastewater treatment facility and other derived biogas, (b) the design development, construction (for the Company and for others), ownership, operation and service of renewable fuel infrastructure, including hydrogen fuel infrastructure, (c) the purchase of renewable natural gas and natural gas for resale, and the sale of renewable natural gas, natural gas and hydrogen, into vehicle fuel, power generation, industrial and other markets, (d) the purchase and sale of renewable natural gas and natural gas and all associated environmental attributes associated with the foregoing, (e) the design, development, construction, ownership and operation of low carbon intensity renewable fuels for sale into vehicle fuel, power generation, industrial and other markets, (f) the transportation of renewable natural gas, natural gas and hydrogen on gathering systems owned and/or operated by the Company or any Group Company and (g) doing all things appurtenant to the foregoing.

“Business Combination Proposal” has the meaning set forth in Section 5.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), any regulations or administrative or other guidance published with respect thereto by any Governmental Entity, and any similar or corresponding state or local Laws.

“Casualty Loss” means an Asset that is (a) damaged or destroyed by casualty loss (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) expropriated or taken into condemnation or under right of eminent domain.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Closing” has the meaning set forth in Section 2.6.

“Closing Company Financial Statements” has the meaning set forth in Section 5.17(a).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Contribution Amount” means an amount equal to (a) the amount of cash in the Trust Account as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the ACT Share Redemptions), minus (b) the aggregate amount of cash required to fund ACT Share Redemptions from the Trust Account and any other Trust Satisfied Obligation, plus (c) the Aggregate Closing PIPE Proceeds; provided that the Closing Date Contribution Amount shall not include any Unpaid ACT Expenses to the extent that such amounts withheld from the Closing Date Contribution Amount shall be used to pay the Unpaid ACT Expenses.

“Closing Date Equity Contribution” has the meaning set forth in Section 2.5(d).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Pre-Closing Company Units, in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting Pre-Closing Company Units or 15% or more of the outstanding voting Pre-Closing Company Units (regardless of class) or (ii) of all or a portion of assets or businesses of the Group Companies which constitute 15% or more of the fair market value of the Group Companies, taken as a whole (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of15% or more of any class of outstanding voting Pre-Closing Company Units or 15% or more of the outstanding voting Pre-Closing Company Units (regardless of class). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Hillman Exchange Agreement, the NextEra Subscription Agreement or the transactions contemplated hereby or thereby or any transaction with ACT shall constitute (in whole or in part) a Company Acquisition Proposal.

“Company Affiliated Party” has the meaning set forth in Section 3.19.

“Company Affiliated Party Transactions” has the meaning set forth in Section 3.19.

“Company Board” means the board of managers of the Company.

“Company Change of Control Payment” means any severance or termination payment, success, change of control, retention, transaction bonus or other similar payment or amount that any Group Company is required to pay to any current or former officer, director, employee or other service provider of the Company or any other Company Affiliated Party that may become due and payable due to the occurrence of the transactions contemplated to occur on the Closing Date pursuant to this Agreement or the Ancillary Documents followed by or combined with one or more additional circumstances, matters or events, including a termination of employment (but not due to any action or inaction by the Company or any of its Affiliates following the Closing) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on any such amounts.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company Designee” has the meaning set forth in Section 5.16.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ACT by the Company on the date of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors, contributes to, or is required to contribute to or under or with respect to which any Group Company has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.

“Company Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Group Company or that any Group Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) any Company Change of Control Payment and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fees; provided, however, notwithstanding the foregoing or anything to the contrary herein, the Company Expenses shall not include any ACT Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by ACT pursuant to this Agreement or any Ancillary Document.

“Company Foreign Benefit Plan” means each Company Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) through Section 3.2(c) and Section 3.2(d) (Capitalization of the Group Companies), Section 3.3 (Authority), and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, computer firmware, communication systems, servers, computer or information technology systems or infrastructure, networks, network equipment, electronic data processing systems, interfaces, platforms, peripherals, other information technology equipment, including, in each case, related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the ACT Contribution or the other transactions contemplated by this Agreement or the Ancillary Documents to be consummated by the Company on the Closing Date in connection therewith, in each case, in accordance with the terms of this Agreement and the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any country, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budget, projection, forecast, estimate or prediction (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslide, wildfire, epidemic, pandemic (including COVID-19) or quarantine, act of God or other natural disaster or comparable event in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or clause (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by or filed by or in the name of any Group Company that has not been cancelled, expired, lapsed or been abandoned.

“Company Required Approval” has the meaning set forth in Section 3.3.

“Company Series A Preferred Units” means the Series A preferred units of the Company issued and outstanding prior to the Closing.

“Company Series A-1 Preferred Units” means the Series A-1 preferred units of the Company issued and outstanding prior to the Closing.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 24, 2021, by and between the Company and ACT.

“Consent” means any notice, authorization, qualification, registration, filing, notification, permit, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Contributed ACT Shares” has the meaning set forth in Section 2.5(d).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemic, pandemic or disease outbreak.

“Creator” has the meaning set forth in Section 3.13(d).

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and, in all cases, applicable to the Group Companies: (a) each Group Company’s own rules, policies, and procedures (whether physical or technical in nature), (b) all applicable Laws and all industry standards applicable to the Group Companies’ industry (including the Payment Card Industry Data Security Standard (PCI DSS)), and (c) agreements into which the Group Companies have entered or by which they are bound.

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vii).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.9.

“DPA” had the meaning set forth in Section 4.21.

“Earnout Participants” means the Persons set forth on Schedule III.

“Earnout Triggering Events” means the First Earnout Triggering Event and the Second Earnout Triggering Event.

“EBITDA” means (a) that portion of the consolidated “operating income” , plus (b) “Renewable Power Major Maintenance”, plus (c) “Asset Retirement Obligation”, plus (d) “depreciation”, plus (e) “amortization”, plus (f) “Impairment”, plus (g) “Business owned non-consolidated Minority Interest EBITDA”, minus (h) “Minority Interest EBITDA not owned by the Business”, in each case, referring to the line item in the consolidated audited income statement of ACT for the applicable calendar year, to the extent attributable to the Business, as calculated in accordance with GAAP, applied on a consistent basis; provided that, for purposes of calculating the amount set forth in this definition, the following expenses shall be excluded from the calculation of “operating expenses”: (i) one-time or extraordinary items of other income or loss; and (ii) non-cash, employee stock-based compensation.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety (as related to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means an amount equal to (a) $1,501,870,000, minus (b) all principal and accrued interest outstanding pursuant to the Ares Note as of immediately after the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“FERC” means the Federal Energy Regulatory Commission or its successor.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First ACT Earnout Tranche” means the Post-Closing ACT Class B Shares and the Post-Closing ACT Class D Shares as set forth in Schedule III, which, in the aggregate, shall equal 5,000,000 Post-Closing ACT Shares.

“First Company Earnout Tranche” means the Post-Closing Company Class B Units as set forth in Schedule III, which, in the aggregate, shall equal 5,000,000 Post-Closing Class B Units.

“First Earnout Triggering Event” means the date on which the annual EBITDA for the calendar year 2023 exceeds $238,000,000.

“FPA” means the Federal Power Act of 1935, as amended.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement; (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect; (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement; (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement; and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any tort (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of an exempted company incorporated in the Cayman Islands with limited liability are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal of competent jurisdiction (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any material, substance, chemical, waste or other pollutant that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or by-products, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“Hillman” has the meaning set forth in the recitals to this Agreement.

“Hillman Exchange Agreement” means that certain Exchange Agreement, dated as of November 29, 2021, by and between the Company and Hillman.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Assets.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payable arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP and (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any asset of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates and extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, rights in Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other rights in works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) rights in trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (e) any other intellectual or proprietary right protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest ACT Balance Sheet” has the meaning set forth in Section 4.17.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, Order, treaty, rule, code, regulation or other legally binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, but excluding any and all non-cash liabilities (e.g., mark-to-market warrants).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restriction).

“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.

“Malicious Code” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) is designed to disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment or communications without authorization.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.9.

“NextEra” has the meaning set forth in the recitals to this Agreement.

“NextEra Subscription Agreement” means that certain Subscription Agreement, dated as of November 29, 2021, by and between the Company and NextEra pursuant to which NextEra has agreed to subscribe for and purchase, and the Company has agreed to issue and sell to NextEra, the number of Company Series A Preferred Units set forth therein in exchange for the purchase price set forth therein.

“Non-Scheduled Contracts” has the meaning set forth in Section 3.13(c).

“Off-the-Shelf Software” means any Software or other technology that is made generally available on a commercial basis (including technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is preinstalled as a standard part of hardware) and is licensed to or otherwise made available to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time fee of less than $100,000 per license or an ongoing fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other ACT Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Pre-Closing ACT Shares entitled to vote thereon, who attend whether in person or by proxy at the ACT Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ACT and applicable Law.

“Other Governing Document Proposals” has the meaning set forth in Section 5.9.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Tax Laws.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, business licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property in the operation of the business, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable and (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, any data or information that (a) can, alone or when combined with other information maintained for or on behalf of the Company, identifies or is reasonably capable of identifying, directly or indirectly, a particular a natural person, including (i) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers and (ii) Internet Protocol addresses, device identifiers or other persistent identifiers, or (b) is otherwise subject to, protected by, or defined under applicable Laws governing personal information, personal data, personally identifiable information, or protected health information.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Post-Closing ACT Bylaws” has the meaning set forth in Section 2.3.

“Post-Closing ACT Certificate of Incorporation” has the meaning set forth in Section 2.3.

“Post-Closing ACT Class A Shares” means the shares of Class A common stock, par value $0.0001 per share, of ACT authorized pursuant to the Post-Closing ACT Certificate of Incorporation.

“Post-Closing ACT Class B Shares” means the shares of Class B common stock, par value $0.0001 per share, of ACT authorized pursuant to the Post-Closing ACT Certificate of Incorporation.

“Post-Closing ACT Class C Shares” means the shares of Class C common stock, par value $0.0001 per share, of ACT authorized pursuant to the Post-Closing ACT Certificate of Incorporation.

“Post-Closing ACT Class D Shares” means the shares of Class D common stock, par value $0.0001 per share, of ACT authorized pursuant to the Post-Closing ACT Certificate of Incorporation.

“Post-Closing ACT Incentive Equity Plan” has the meaning set forth in Section 5.18.

“Post-Closing ACT Shares” means the Post-Closing ACT Class A Shares, the Post-Closing ACT Class B Shares, the Post-Closing ACT Class C Shares and the Post-Closing ACT Class D Shares.

“Post-Closing ACT Warrants” has the meaning set forth in Section 2.3.

“Post-Closing Company Class A Units” means the Class A Units (as defined in the Post-Closing Company LLC Agreement).

“Post-Closing Company Class B Units” means the Class B Units (as defined in the Post-Closing Company LLC Agreement).

“Post-Closing Company LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Company Members” means, as of any determination time following the Closing, the holders of the Post-Closing Company Units.

“Post-Closing Company Units” means the Post-Closing Company Class A Units, the Post-Closing Company Class B Units, the Company Series A Preferred Units and the Company Series A-1 Preferred Units, in each case, issued and outstanding following the Closing.

“Pre-Closing ACT Class A Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing ACT Class A Shares.

“Pre-Closing ACT Class A Shares” means the Class A ordinary shares of ACT issued pursuant to the Amended and Restated Articles of Association of ACT, dated as of January 13, 2021.

“Pre-Closing ACT Class B Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing ACT Class B Shares.

“Pre-Closing ACT Class B Shares” means the Class B ordinary shares of ACT issued pursuant to the Amended and Restated Articles of Association of ACT, dated as of January 13, 2021.

“Pre-Closing ACT Governing Documents” means, collectively, (a) the Amended and Restated Memorandum of Association of ACT, dated as of January 13, 2021, and (b) the Amended and Restated Articles of Association of ACT, dated as of January 13, 2021.

“Pre-Closing ACT Other Class B Shareholders” means, collectively, Arno Harris, Dr. Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, which, together with the ACT Sponsor are 100% of the Pre-Closing ACT Class B Shareholders as of the date hereof.

“Pre-Closing ACT Shareholders” means, as of any determination time prior to the Closing, the holders of the Pre-Closing ACT Shares.

“Pre-Closing ACT Shares” means the Pre-Closing ACT Class A Shares and the Pre-Closing ACT Class B Shares.

“Pre-Closing ACT Warrant” means each warrant to purchase one Pre-Closing Class ACT Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the ACT Sponsor or any Pre-Closing ACT Other Class B Shareholder).

“Pre-Closing Company Common Units” has the meaning of “Common Units” set forth in the Pre-Closing Company LLC Agreement.

“Pre-Closing Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 29, 2021, as amended from time to time.

“Pre-Closing Company Members” means, as of any determination time prior to the Closing, the holders of the Pre-Closing Company Units.

“Pre-Closing Company Units” means the Pre-Closing Company Common Units, the Company Series A Preferred Units and the Company Series A-1 Preferred Units, in each case, issued and outstanding prior to the Closing.

“Proceeding” means any lawsuit, litigation, action, audit, inquiry, examination, investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, sharing, recording, distribution, transfer, transmission, import, export, protection (including security measures), disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Prudent Industry Practices” means the practices, methods and acts engaged in or approved or commonly used by members of the renewable natural gas industry in the United States in respect of the design, development, construction, ownership and operation of renewable natural gas generation facilities and renewable power generation facilities of comparable type and complexity to the renewable natural gas projects of the Business and such other practices, methods or acts that, at a particular time, in the exercise of reasonable judgment in light of the facts known by those reasonably experienced in the renewable natural gas industry as would have reasonably been expected to accomplish the desired result in a manner consistent with applicable Laws (including Environmental Laws) and in a reliable, safe and expeditious manner. “Prudent Industry Practices” does not necessarily mean one particular practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended.

“Qualifying Facility” means a qualifying small power production facility pursuant to PURPA, and in the FERC regulations implementing that statute at 18 C.F.R. § 292.203(a).

“Real Property” has the meaning set forth in Section 3.18(c).

“Real Property Leases” means all leases, subleases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or subleases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ACT.

“Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, managers, general partners, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required ACT Shareholder Approval” means (a) the approval of the Domestication Proposal and the Required Governing Document Proposal by the affirmative vote of the holders of at least two-thirds (2/3) of Pre-Closing ACT Shares entitled to vote thereon, who attend whether in person or by proxy at the ACT Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ACT and applicable Law, and (b) the approval of the Business Combination Proposal, the Nasdaq Proposal and the ACT Incentive Equity Plan Proposal by the affirmative vote of the holders of a majority of Pre-Closing ACT Shares entitled to vote thereon, who attend whether in person or by proxy at the ACT Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of ACT and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Required Governing Document Proposal and the ACT Incentive Equity Plan Proposal.

“Required Governing Document Proposal” has the meaning set forth in Section 5.9.

“RNG Assets” means the production facilities of the Group Companies that convert landfill resources or dairy farm resources into renewable natural gas.

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the ACT Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second ACT Earnout Tranche” means the Post-Closing ACT Class B Shares and the Post-Closing ACT Class D Shares as set forth in Schedule III, which, in the aggregate, shall equal 5,000,000 Post-Closing ACT Shares.

“Second Company Earnout Tranche” means the Post-Closing Company Class B Units as set forth in Schedule III, which, in the aggregate, shall equal 5,000,000 Post-Closing Class B Units.

“Second Earnout Triggering Event” means the date on which the annual EBITDA for the calendar year 2024 exceeds $446,000,000.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack materially and adversely affecting the use, functionality or performance of any Company IT System, or (b) incident in which confidential information or Personal Data under the control of the Group Companies was accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, or executable code format, (b) all related specifications and documentation, including descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Equity Distribution” has the meaning set forth in Section 2.5(d).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, fees, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Party PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Transaction Proposals” has the meaning set forth in Section 5.9.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.11.

“Trustee” has the meaning set forth in Section 4.11.

“Unpaid ACT Expenses” means the ACT Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.

“Unpaid ACT Liabilities” means the ACT Liabilities calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.

“Unpaid Company Expenses” means the Company Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 25, 2021, by and between ACT and the trustee set forth therein.

“Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

BUSINESS COMBINATION

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the transactions provided in this Article 2 shall occur in the order set forth in this Article 2, unless otherwise provided herein.

Section 2.2 ACT Share Conversion. On the Closing Date, prior to the Domestication, ACT shall cause each Pre-Closing ACT Class B Share that is issued and outstanding to be converted into one (1) Pre-Closing ACT Class A Share in accordance with applicable Law and the Governing Documents of ACT (the “ACT Share Conversion”).

Section 2.3 Domestication. On the Closing Date, following the ACT Share Conversion but prior to the Closing, ACT shall, subject to the receipt of the Required ACT Shareholder Approval, cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised), by (a) filing with the Delaware Secretary of State, (i) a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to ACT and the Company, and (ii) the Post-Closing ACT Certificate of Incorporation, and (b) completing and making all filings required to be made with the Registrar of Companies in the Cayman Islands to effect the Domestication and, in connection with (and as part of) the Domestication, (i) each Pre-Closing ACT Class A Share that is issued and outstanding immediately prior to the Domestication shall convert automatically on an one-for-one basis into one (1) Post-Closing ACT Class A Share, (ii) each Pre-Closing ACT Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one new Post-Closing ACT Class A Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “Post-Closing ACT Warrants”) and (iii) ACT’s name shall be changed to “Opal Fuels Inc.”; provided, however, that, in connection with clauses (b)(i) and (b)(ii), each issued and outstanding ACT Unit that has not been previously separated into the underlying Pre-Closing ACT Class A Shares and underlying Pre-Closing ACT Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one (1) share of Post-Closing ACT Class A Shares and one Post-Closing ACT Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable. ACT shall cause the Governing Documents of ACT to become (1) in connection with (and as part of) the Domestication, the certificate of incorporation, substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by ACT and the Company, the “Post-Closing ACT Certificate of Incorporation”), and (2) as soon as practicable following the Domestication, but prior to the Closing, the bylaws, substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by ACT and the Company, the “Post-Closing ACT Bylaws”). ACT shall cause the Domestication to be consummated in accordance with applicable Law. ACT and its Representatives shall give the Company and its Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

Section 2.4 PIPE Subscriptions. Immediately prior to the Closing, ACT shall consummate the transactions contemplated by the PIPE Subscriptions in accordance with the PIPE Subscription Agreements.

Section 2.5 Closing Matters.

(a) The Pre-Closing Company Members and the Company shall cause the Pre-Closing Company LLC Agreement to be amended and restated to be in the form of the Post-Closing Company LLC Agreement and, in connection therewith, all of the Pre-Closing Company Common Units held by the applicable Pre-Closing Company Members shall be re-classified into a number of Post-Closing Company Class B Units, calculated as a function of the Equity Value, as set forth next to such Pre-Closing Company Member’s name on the allocation schedule attached to this Agreement as Schedule I (as may be updated pursuant to Section 2.5(c)), in each case, free and clear of all Liens other than restrictions pursuant to the Company’s Governing Documents, applicable Securities Laws, this Agreement and the Ancillary Documents.

(b) No later than three (3) Business Days prior to the Closing, ACT shall deliver to the Company a reasonably detailed calculation of the Closing Date Contribution Amount (the “Aggregate Transaction Proceeds Schedule”), including each subcomponent thereof, and reasonably detailed supporting documentation. ACT may update the Aggregate Transaction Proceeds Schedule if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of Pre-Closing ACT Shareholders participating in the ACT Shareholder Redemption, not later than one (1) Business Day prior to the Closing Date.

(c) The Company may update the allocation schedules attached to this Agreement as Schedule I and Schedule II to reflect (i) any correction of any mis-calculations or other error in the amounts shown therein, (ii) the additional accrual of interest on convertible securities following the date hereof, (iii) the issuance of Pre-Closing Company Units permitted by the terms of this Agreement or (iv) an election by the Company to receive, as part of the Closing Date Equity Contribution, a number of Post-Closing ACT Class A Shares in lieu of shares of Post-Closing ACT Class B Shares, in each case, not later than five (5) Business Days prior to the Closing Date. At the Closing, ACT shall contribute to the Company the Closing Date Contribution Amount and, in consideration thereof, the Company shall issue to ACT a number of Post-Closing Company Class A Units, calculated as set forth on Schedule I (as updated, if applicable), free and clear of all Liens other than restrictions pursuant to the Company’s Governing Documents, applicable Securities Laws, this Agreement and the Ancillary Documents.

(d) At the Closing, ACT shall contribute to the Company the number of shares of Post-Closing ACT Class A Shares (to the extent elected by the Company pursuant to Section 2.5(c)), Post-Closing ACT Class B Shares and Post-Closing ACT Class D Shares, in each case, as set forth on the allocation schedule attached to this Agreement as Schedule II (as may be updated pursuant to Section 2.5(c)), free and clear of all Liens other than restrictions pursuant to ACT’s Governing Documents (the “Closing Date Equity Contribution” and, such shares, the “Contributed ACT Shares”). Immediately following the Closing Date Equity Contribution, the Company shall distribute the Contributed ACT Shares to the holders of the Pre-Closing Company Common Units in accordance with the terms of the Post-Closing Company LLC Agreement (the “Special Equity Distribution”). Following the Special Equity Distribution, ACT shall make appropriate book entries to the accounts (as designated in writing by the applicable Pre-Closing Company Members at least five (5) Business Days prior to Closing) evidencing the ownership by the applicable Pre-Closing Company Members of the Contributed ACT Shares.

(e) At the Closing, ACT shall pay or cause to be paid by wire transfer of immediately available funds (i) all documented out-of-pocket fees, expenses and disbursements of the Company for outside counsel and, to the extent required to be paid or reimbursed by the Company, of the Post-Closing Company Members for outside counsel, in each case, incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) subject to the terms of the Sponsor Letter Agreement, all reasonable, documented out-of-pocket fees, expenses and disbursements of ACT or the ACT Sponsor for outside counsel and fees and expenses of ACT or the ACT Sponsor for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of ACT or the ACT Sponsor incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents, in each case of clauses (i) and (ii), pursuant to the written instruction of the Company received no later than three (3) Business Days prior to the Closing (along with reasonably detailed supporting documentation).

(f) If, between the date of this Agreement and the Closing, the outstanding Pre-Closing ACT Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Pre-Closing ACT Shares will be appropriately adjusted to provide to the Pre-Closing Company Members and ACT the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.5(f) shall not (i) be construed to permit ACT or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

Section 2.6 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as ACT and the Company may agree in writing.

Section 2.7 Earnout.

(a) Upon the occurrence of the First Earnout Triggering Event, (i) ACT shall issue to the Earnout Participants, the First ACT Earnout Tranche, allocated among the Earnout Participants in the amount and class of Post-Closing ACT Shares in accordance with Schedule III and (ii) the Company shall issue to the Earnout Participants, the First Company Earnout Tranche, allocated among the Earnout Participants in accordance with Schedule III.

(b) Upon the occurrence of the Second Earnout Triggering Event, (i) ACT shall issue to the Earnout Participants, the Second ACT Earnout Tranche, allocated among the Earnout Participants in the amount and class of Post-Closing ACT Shares in accordance with Schedule III and (ii) the Company shall issue to the Earnout Participants, the Second Company Earnout Tranche, allocated among the Earnout Participants in accordance with Schedule III.

(c) All Post-Closing ACT Shares issued pursuant to this Section 2.7 (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law, including Securities Laws, in each case, under this clause (ii), in all material respects and (iii) will not have been issued in breach or violation of any preemptive rights or Contract to which ACT is a party or bound, in each case, under this clause (iii), in any material respect. All Post-Closing Company Units (A) will be duly authorized and validly issued, (B) will have been issued in compliance with applicable Law, including Securities Laws, in each case, under this clause (B), in all material respects and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which the Company is a party or bound, in each case, under this clause (C), in any material respect.

(d) If, prior to the issuance of any Post-Closing ACT Shares pursuant to this Section 2.7, the issued and outstanding Post-Closing ACT Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the number of Post-Closing Act Shares issuable pursuant to this Section 2.7 will be equitably adjusted to provide to the Earnout Participants the same economic effect as contemplated by this Agreement. If, prior to the issuance of any Post-Closing Company Units pursuant to this Section 2.7, the issued and outstanding Post-Closing Company Units shall have been changed into a different number of shares or a different class, by reason of any unit distribution, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of units, or any similar event shall have occurred, then the number of Post-Closing Company Units issuable pursuant to this Section 2.7 will be equitably adjusted to provide to the Earnout Participants the same economic effect as contemplated by this Agreement.

Section 2.8 Withholding. ACT and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding in accordance with applicable Law (including through the request and provision of any statements, forms or other documents that may be required to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article 3 in the manner set forth in Section 8.8), the Company hereby represents and warrants to ACT, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of incorporation, formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company have been made available to ACT, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement, as of the date hereof, of (i) the number and class or series (as applicable) of all of the Pre-Closing Company Units issued and outstanding as of the date hereof and (ii) the identity of the Persons that are the record owners thereof. Except as set forth on Section 3.2(a) of the Company Disclosure Schedules, as of the date hereof, the Company does not have any issued and outstanding Equity Securities. All of the issued and outstanding Pre-Closing Company Units have been duly authorized and validly issued and are fully paid and non-assessable.

(b) The Pre-Closing Company Units (i) were not issued in violation of the Governing Documents of the Company or any Contract to which the Company is party or bound, in each case, in any material respect, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, or similar rights of any Person, and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clauses (ii) and (iii), in all material respects. Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, the Company has no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. Except for the Hillman Exchange Agreement, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except for the Hillman Exchange Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Pre-Closing Company Members may vote.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Pre-Closing Company Units between the Company and any other Person.

(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies of the type described in clause (a) or (b) of the definition of Indebtedness as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3 Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and holders of a majority of the voting power of the issued and outstanding Pre-Closing Company Units pursuant to the Company Required Approval. Other than the Company Required Approval and the approval of the Company Board, no other corporate or equivalent action or proceeding on the part of the Company or the Pre-Closing Company Members is necessary to authorize this Agreement or such Ancillary Documents, the Company’s performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which the Company is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof) duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The approval and adoption of this Agreement and the transactions contemplated hereby by holders of a majority of the voting power of the issued and outstanding Pre-Closing Company Units, as memorialized by an irrevocable written consent of Opal HoldCo delivered to ACT prior to the execution and delivery of this Agreement (the “Company Required Approval”) is the only vote of the holders of any class or series of equity interests of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to ACT a true and complete copy of the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, members’ equity and cash flows of the Group Companies (the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto, if applicable) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Group Companies for the period indicated therein.

(b) Except (i) as set forth on the Latest Balance Sheet (and the notes thereto), (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (excluding any Liability directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any

Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses), (iv) executory obligations under Contracts (excluding any Liability directly or indirectly related to a breach of Contract), (v) that are expressly permitted pursuant to or incurred in accordance with Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) and (vi) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liability.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) Except as set forth on Section 3.4(d) of the Company Disclosure Schedules, since January 1, 2020, (i) as of the date hereof, no Group Company has received any written complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies, or (B) a “material weakness” in the internal controls over financial reporting of the Group Companies or (ii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) there are no Proceedings pending or threatened in writing that would reasonably be expected to result in the revocation, cancellation or termination of any Material Permit and (iii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts (other than Company Employee Benefit Plans) to which a Group Company is, as of the date of this Agreement, a party or by which any of their respective assets are bound and that are not expired or have not been terminated, and excluding any Contract pursuant to which the Company has no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, a “Material Contract”):

(i) any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material asset or property of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $5,000,000;

(iv) any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 annually or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Non-Scheduled Contract);

(v) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $5,000,000 annually;

(vi) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case, in excess of $5,000,000 annually;

(vii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than another Group Company) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of $5,000,000 or made any capital contribution to, or other investment in, any Person (other than another Group Company);

(viii) any CBA;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or ACT or any of its Affiliates after the Closing) is or may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Intellectual Property Right;

(xi) any Contract providing for any Company Change of Control Payment, and any additional employment or similar Contract with any employee, director or officer of any Group Company that provides for annual base compensation in excess of $400,000;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earnout,” contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) requiring monetary payments by any Group Company after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes any material, non-monetary obligations on any Group Company (or ACT or any of its Affiliates after the Closing);

(xiv) any Contract involving aggregate consideration to or from the Company in excess of $5,000,000 and relating to the purchase or sale of natural gas (including renewable natural gas), electric energy, capacity, ancillary services and/or renewable energy certificates or credits based on the output of any electric generation facility or renewable natural gas facility;

(xv) any Contract that provides for the interconnection of any electric generation or renewable natural gas facility; and

(xvi) any other Contract involving aggregate consideration to or from any Group Company in excess of $5,000,000 annually and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto, in each case, except as would not have a Company Material Adverse Effect. The Company has made available to ACT true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules, since June 30, 2021, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of ACT if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xxi) (to the extent related to any of the foregoing).

Section 3.9 Litigation. Except as set forth on Section 3.9 of the Company Disclosure Schedules, since January 1, 2019, there has been no Proceeding by any counterparty not a Party pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, pending or threatened against or involving any Group Company’s managers, officers, directors or employees (in their capacity as such), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, neither the Group Companies nor any of their respective properties or assets is subject to any material Order, except as set forth on Section 3.9 of the Company Disclosure Schedules. Since January 1, 2019, there have been no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Except as set forth on Section 3.10 of the Company Disclosure Schedules, each Group Company (a) conducts (and since January 1, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) as of the date of this Agreement, has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Company Employee Benefit Plans (including, for each such Company Employee Benefit Plan, its jurisdiction). With respect to each material Company Employee Benefit Plan, the Group Companies have provided ACT with true and complete copies of the following, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Company Employee Benefit Plan that is not set forth in a written document; (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto; (iv) the most recent determination or opinion letter; and (v) the most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto).

(b) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than group health plan continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either timely received a favorable determination letter from the Internal Revenue Service or is based on a preapproved plan document that is the subject of a favorable opinion letter from the Internal Revenue Service upon which the Group Companies may rely. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Company Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such Company Employee Benefit Plan is or has been subject to any interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e) There is no pending or, to the Company’s knowledge, threatened in writing, material claims or Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that have resulted in or could reasonably be expected to result in a material Liability to any Group Company imposed under Section 502(i) or (l) of ERISA or Section 4975 of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement could not (alone or in combination with any other event, including but not limited to a termination of employment) (i) result in any additional termination payment or severance benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable under any Company Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits under any Company Employee Benefit Plan to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) limit or restrict the right of any Group Company to merge, amend or terminate any Company Employee Benefit Plan (other than any limitations or restrictions that arise by operation of applicable Law).

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Company Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, result in any payment or benefit under any agreement with any of the Group Companies that could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(h) The Group Companies have no material obligation to make a “gross-up” or similar payment or to otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(i) Each Company Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Company Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters.

(a) Each Group Company is (and since January 1, 2019 has been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of the business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Permit necessary for the Business or required under applicable Environmental Law has already been obtained by the Group Companies or, to the Knowledge of the Group Companies, will be obtained in due course and without unanticipated cost or adverse conditions prior to the time the same is required to be obtained under Environmental Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws, in each case, since January 1, 2019 or that either remains pending or unresolved, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, there is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company in respect of any Environmental Laws, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Except as set forth on Section 3.12(d) of the Company Disclosure Schedules, the Group Companies have not manufactured, released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, sold, distributed or exposed any Person to, any Hazardous Substance, and no current or former property or facility is or has been contaminated by any Hazardous Substance, in each case, so as to give rise to any material Liability pursuant to any Environmental Laws.

(e) The Group Companies have not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, a material Liability of any other Person under Environmental Laws.

(f) The Group Companies have made available to ACT copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or reasonable control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement, there are no material Proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Owned Intellectual Property on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current (i.e., not terminated or expired) Contracts for material Company Licensed Intellectual Property as of the date of this

Agreement pursuant to which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, such material Company Licensed Intellectual Property, other than any of the following (the “Non-Scheduled Contracts”): (A) Contracts for Off-the-Shelf Software, (B) Contracts for Public Software, (C) non-disclosure Contracts and (D) Contracts with licenses granted by employees, individual consultants or individual contractors of any Group Company to a Group Company that do not materially differ from the Group Companies’ form therefor that has been made available to ACT. The applicable Group Company has valid rights under all of its Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property (other than Company Registered Intellectual Property that has been applied for but not issued as registered), to the Company’s knowledge, is valid and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since January 1, 2019 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has assigned (or has executed an agreement containing a present assignment to such Group Company) all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, other than such Intellectual Property Rights that cannot be assigned under applicable Law.

(e) Each Group Company takes reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company that the applicable Group Company desires to maintain as confidential. Without limiting the foregoing, each Group Company has not disclosed any material trade secrets, know-how or confidential information that the applicable Group Company desired to maintain as confidential to any other Person unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure obligations. To the Company’s knowledge, since January 1, 2019, there has been no violation or unauthorized access to or disclosure of any material trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Owned Intellectual Property offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Owned Intellectual Property as authorized by any Group Company infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since January 1, 2019, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since January 1, 2019, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the confidential Software source code that is Company Owned Intellectual Property, and no other Person has been granted any right, contingent or otherwise, to obtain access to or use any such Software source code. To the Company’s knowledge, no event has occurred that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any confidential Software source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14 Labor Matters.

(a) Since January 1, 2019, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, (i) none of the Group Companies (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business) and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company.

(b) Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor are they reasonably expected to incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any CBA and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. There are, and since January 1, 2019, there have been, no actual or, to the Company’s knowledge, threatened material unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, there are, and since January 1, 2019, there have been, no labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since January 1, 2020 or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the date of this Agreement, the Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(e) Each Group Company has promptly, thoroughly and impartially investigated all sexual harassment allegations of which any of them is aware and has taken prompt corrective action, where applicable. No Group Company reasonably expects any material Liabilities with respect to any such allegations or is aware of any allegations relating to officers or directors of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ACT. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business that would cause it to be subject to tax in a country other than the country in which it is organized.

(n) No Group Company (nor any direct or indirect equity owner thereof) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (i) closing (or similar) agreement executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to defer the payment of any liability for Taxes.

(o) No Group Company owns any interest (directly or indirectly) in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

(p) No Group Company has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to such Group Company at any earlier date than is required by applicable Law.

(q) Each Group Company is, and since its formation has been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and applicable state and local income tax purposes.

(r) (i) No Group Company has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act, (ii) no Group Company has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order and (iii) no Group Company nor any Affiliate that would be aggregated with such Group Company and treated as one employer for purposes of Section 2301 of the CARES Act, has sought or obtained, or intends to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, each Group Company has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law.

Section 3.17 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the relevant Group Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth on Section 3.18(a) of the Company Disclosure Schedules, no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of ACT pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to ACT. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. Except as set forth on Section 3.18(b) of the Company Disclosure Schedules, none of the Group Companies have (i) subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used by the Group Companies in in the Group Companies’ businesses.

(c) Real Property Used in the Business. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprises all of the real property used by the Group Companies in in the Group Companies’ businesses.

(d) Improvements. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are sufficient for the operation of the Group Companies’ business.

(e) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

(f) Assets. Each Group Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material tangible assets, free and clear of all Liens other than Permitted Liens (collectively, the “Assets”), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of any Group Company or any spouse, child or member of the same household of any officer, director or employee of any Group Company or any Affiliate of any Group Company, on the other hand (each Person identified in this clause (b), a “Company Affiliated Party”), other than (i) Contracts with respect to a Company Affiliated Party’s status as an (A) employee (including Company Employee Benefit Plans and other ordinary course compensation) entered into in the ordinary course of business, or (B) consultant or other non-employee service provider of the Company that have been made available to ACT and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) (including as set forth in Section 5.1(b)(i)-(vi) of the Company Disclosure Schedules) or entered into in accordance with Section 5.1(b), (iii) Contracts with respect to a Pre-Closing Company Member and (iv) customary director and officer indemnification agreements that have been made available to ACT. No Company Affiliated Party (A) owns any material interest in any material asset or property used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Affiliated Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Data Security Requirements. Except as otherwise set on Section 3.20(a) of the Company Disclosure Schedules, the Group Companies and the conduct of their business are in material compliance with all Data Security Requirements.

(b) Since January 1, 2019, (i) to the Company’s knowledge, there has been no unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data in the possession or control of any Group Company and the Group Companies have not been notified by any of its contractors with regard to any unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data obtained from or on behalf of a Group Company, (ii) to the Company’s knowledge, there have been no Security Incidents or other unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, that would require notification to a Person or Governmental Entity pursuant to Data Security Requirements.

(c) The Company IT Systems are sufficient in all material respects for the operation of the business as currently conducted by the Group Company. Each Group Company owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. To the Company’s knowledge, all Company IT Systems are (i) free from Malicious Code, and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Business as currently conducted (except for ordinary wear and tear). Since January 1, 2019, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or material disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2019, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2019, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) None of the Group Companies, any of their respective officers, directors or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing ACT Shareholders or at the time of the ACT Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.22, no representation or warranty is made by either the Group Companies with respect to information or statements made or incorporated by reference in the Registration Statement/Proxy Statement that were not supplied by or on behalf of the Group Companies for use therein.

Section 3.23 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, ACT and (ii) it has been furnished with or given access to such documents and information about ACT and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of ACT or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of ACT or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.24 Specified Matters. Except as set forth on Section 3.24 of the Company Disclosure Schedules, there are no Losses incurred by, suffered by or owing by the Group Companies as of the date hereof caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Assets:

(a) except with respect to any Casualty Losses, any third party injury or death, or damage of third party properties occurring on or with respect to the ownership or operation of any Assets prior to the date hereof;

(b) any material civil fines or penalties or criminal sanctions imposed on a Group Company, to the extent resulting from any violation of applicable Law prior to the date hereof; and

(c) any transportation or disposal of a Hazardous Substance (other than Hydrocarbons) from any Asset to a site that is not an Asset prior to date hereof that would be in material violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law.

Section 3.25 Regulatory Status.

(a) Each electric generation facility owned by a Group Company has self-certified as a Qualifying Facility before FERC and is a Qualifying Facility.

(b) No Group Company has any tariff or rate schedule on file with FERC and no Group Company is required to have any tariff or rate schedule on file with FERC.

(c) No Group Company is subject to, or not exempt from, financial, organizational, or rate regulation as an “electric utility” (as that term is used in 18 C.F.R. § 292.602(c)) by any State Commission under any state laws or regulations.

(d) No pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated herein.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ACT OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ACT OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE GROUP COMPANIES’ MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ACT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ACT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO ACT

Except (a) as set forth on the ACT Disclosure Schedules, (which will only qualify the representations and warranties set forth in this Article 4 in the manner set forth in Section 8.8), or (b) as set forth in any ACT SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (y) any information incorporated by reference into the ACT SEC Reports (other than from other ACT SEC Reports), or (z) any information or disclosure subject to a confidential treatment order or not otherwise publicly available); provided, however, that nothing set forth in or disclosed in the ACT SEC Reports will qualify, or been deemed to qualify, the representations and warranties set forth in Section 4.6, Section 4.9, Section 4.11 and Section 4.17, ACT hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification. ACT is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Governing Documents of ACT are in full force and effect, and ACT is not in breach or violation of any provision set forth in its Governing Documents.

Section 4.2 Authority. ACT has the requisite exempted company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is (or, in the case of any Ancillary Document contemplated hereby to be entered into after the date of this Agreement, will be) a party and, subject to the receipt of the ACT Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which ACT is or will be a party, the performance of ACT’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the ACT Share Conversion, the Domestication and the ACT Contribution) have been duly and validly authorized and unanimously approved by the ACT Board (including that, as of the date hereof, the ACT Board has unanimously made, and has not revoked, the ACT Board Recommendation) and upon receipt of the Required ACT Shareholder Approval, no other corporate or equivalent action or proceeding on the part of any holder of ACT capital stock or

ACT is necessary to authorize this Agreement or such Ancillary Documents, the performance of ACT’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the ACT Share Conversion, the Domestication and the ACT Contribution). This Agreement and each Ancillary Document to which ACT is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which ACT is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by ACT and constitutes (or, with respect to each Ancillary Document contemplated to be executed after the execution of this Agreement, will constitute upon execution thereof), a valid, legal and binding agreement of ACT (assuming this Agreement has been and the Ancillary Documents to which ACT is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against ACT in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Required ACT Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of ACT required to approve and adopt this Agreement, the Ancillary Documents to which ACT is or is contemplated to be a party, the performance of ACT’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby (including the ACT Share Conversion, the Domestication and the ACT Contribution).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of ACT with respect to ACT’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Post-Closing ACT Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings required in connection with the Domestication, or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ACT Material Adverse Effect. ACT is its own ultimate parent entity (as such term is defined in the HSR Act).

(b) None of the execution or delivery by ACT of this Agreement or any Ancillary Document to which it is or will be a party, the performance by ACT of its obligations hereunder or thereunder or the consummation by ACT of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of ACT, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which ACT is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which ACT or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of an ACT, except in the case of any of clauses (ii) through (iv) above, as would not have an ACT Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the ACT Disclosure Schedules (which fees shall be the sole responsibility of the ACT), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ACT or any of its Affiliates for which ACT has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of ACT expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing ACT Shareholders or at the time of the ACT Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by ACT with respect to information or statements made or incorporated by reference in the Registration Statement/Proxy Statement that were not supplied by or on behalf of ACT for use therein.

Section 4.6 Capitalization of ACT.

(a) Section 4.6(a) of the ACT Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Pre-Closing ACT Shares and the Pre-Closing ACT Warrants prior to the consummation of the Domestication. All outstanding Pre-Closing ACT Shares (except to the extent such concepts are not applicable under the applicable Law of ACT’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Interests (i) were not issued in violation of the Governing Documents of ACT or in violation of any other Contracts to which ACT is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ACT) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (ii) and (iii), in all material respects. Except for the Pre-Closing ACT Shares and the Pre-Closing ACT Warrants set forth on Section 4.6(a) of the ACT Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Pre-Closing ACT Shares and the Pre-Closing ACT Warrants as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and the ACT Shareholder Redemption, there shall be no other Equity Securities of ACT issued and outstanding.

(b) Subject to approval of the Transaction Proposals and upon issuance in accordance with the terms of this Agreement, immediately after the Closing, (i) the authorized number of shares of capital stock of ACT will be sufficient to permit the issuance of all Post-Closing ACT Shares to be issued or reserved in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, and (ii) all of the issued and outstanding Post-Closing ACT Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including Securities Laws, in each case under clause (B), in all material respects and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which ACT is a party or bound, in each case under clause (C), in any material respect.

(c) Except (i) as set forth on Section 4.6(a) of the ACT Disclosure Schedules, (ii) for the issuance of the Post-Closing ACT Shares as expressly contemplated by this Agreement or the PIPE Subscription Agreements or the entry into the applicable Ancillary Documents or (iii) as permitted to be issued, granted or entered into, as applicable, pursuant to Section 5.10(h) (including as set forth in Section 5.10(h) of the ACT Disclosure Schedules) in accordance with Section 5.10(h), ACT has no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restrictive stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or commitment that could require ACT to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of ACT. There are no outstanding bonds, debentures, notes or other indebtedness of ACT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Pre-Closing ACT Shareholders may vote. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of ACT’s Equity Securities between ACT and any other Person. ACT is not a party to any shareholders agreement, or registration rights agreement relating to Pre-Closing ACT Shares or any other Equity Securities of ACT. There are no securities issued by or to which ACT is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, in each case, that have not been or will not be waived on or prior to the Closing Date.

(d) ACT does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and ACT is not a partner or member of any partnership, limited liability company or joint venture.

Section 4.7 SEC Filings. ACT has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ACT SEC Reports”), and, as of the Closing, will have timely filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this

Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional ACT SEC Reports”). Each of the ACT SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ACT SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ACT SEC Reports or the Additional ACT SEC Reports. As of their respective dates of filing, the ACT SEC Reports did not, and the Additional ACT SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional ACT SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ACT SEC Reports. To the knowledge of ACT, none of the ACT SEC Reports are subject to ongoing SEC review or investigation as of the date hereof.

Section 4.8 Absence of Changes. Since January 13, 2021, no ACT Material Adverse Effect has occurred.

Section 4.9 Contracts; No Defaults.

(a) Section 4.9(a) of the ACT Disclosure Schedules contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements) to which ACT is a party or by which any of its assets are bound as of the date hereof.

(b) Each Contract of a type required to be listed on Section 4.9(a) of the ACT Disclosure Schedules (each, an “ACT Material Contract”), (i) is valid and binding on ACT and, to ACT’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against ACT and, to ACT’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) ACT and, to ACT’s knowledge, the counterparties thereto are not in material breach of, or default under, any ACT Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any ACT Material Contract by ACT or, to ACT’s knowledge, the counterparties thereto. ACT has made available to the Company true and complete copies of all ACT Material Contracts in effect as of the date hereof (it being understood and agreed, for the avoidance of doubt, that each ACT Material Contract set forth in any ACT SEC Report that is publicly available as of the date hereof shall be deemed to have been made available to the Company pursuant to this sentence).

Section 4.10 Investment Company Act. ACT is not an “investment company” within the meaning of the Investment Company Act.

Section 4.11 Trust Account; Financial Ability. As of the date of this Agreement, ACT has an amount in cash in the Trust Account equal to at least $310,000,000 (including an aggregate of approximately $10,900,000 of deferred underwriting commissions and other fees being held in the Trust Account). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated March 25, 2021 (the “Trust Agreement”), between ACT and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ACT SEC Reports to be inaccurate or, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing ACT Shareholders who shall have elected to redeem their Pre-Closing ACT Class A Shares pursuant to the Governing Documents of ACT or (iii) if ACT fails to complete a business combination within the allotted time period set forth in the Governing Documents of ACT and liquidates the Trust Account, subject to the terms of the Trust Agreement, ACT (in limited amounts to permit ACT to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ACT) and then the Pre-Closing ACT Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ACT and the Trust Agreement. ACT has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to ACT’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. There are no Proceedings pending, or to ACT’s knowledge, threatened with respect to the Trust Account. Since March 25, 2021, ACT has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing ACT Shareholders who have elected to redeem their Pre-Closing ACT Class A Shares pursuant to the Governing Documents of ACT, each in accordance with the terms of and as set forth in the Trust Agreement), ACT shall have no further obligation under either the Trust Agreement or the Governing Documents of ACT to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, ACT has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds then available in the Trust Account will not be available to ACT on the Closing Date.

Section 4.12 Transactions with Affiliates. Section 4.12 of the ACT Disclosure Schedules sets forth all Contracts between (a) ACT, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate (including, solely for purposes of this Section 4.12, ArcLight Capital Partners, LLC and its Affiliates, including the ACT Sponsor) of ACT or any spouse, child or member of the same household of any officer, director or employee of ACT, the ACT Sponsor, or any of their respective Affiliates, on the other hand (each Person identified in this clause (b), an “ACT Affiliated Party”), other than (i) Contracts with respect to an ACT Affiliated Party’s employment with, or the provision of services to, ACT entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 (including as set forth in Section 5.10(a)-(r) of the ACT Disclosure Schedules) or entered into in accordance with Section 5.10, (iii) Contracts with respect to a Person’s status as a Pre-Closing ACT Shareholder and (iv) customary director and officer indemnification agreements that have been made available to the Company or are in the form that is publicly filed with the SEC. No ACT Affiliated Party (A) owns any material interest in any material asset or property used in the business of ACT, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of ACT. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.12 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.12) are referred to herein as “ACT Affiliated Party Transactions”.

Section 4.13 Litigation. There is (and since ACT’s incorporation, there has been) no Proceeding by any counterparty not a Party hereto, pending or, to ACT’s knowledge, threatened against or involving ACT, or, to ACT’s knowledge, pending or threatened against or involving ACT’s managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to ACT. Neither ACT nor any of its properties or assets is subject to any material Order. Since ACT’s incorporation through the date hereof, there have been no material Proceedings by ACT pending against any other Person.

Section 4.14 Compliance with Applicable Law. ACT (a) is (and since its incorporation, has been) in compliance with all applicable Laws, and (b) as of the date of this Agreement, has not received any written communications or, to ACT’s knowledge, any other communications from a Governmental Entity that alleges that ACT is not in compliance with any Law or Order, except in each case of except in the case of clauses (a) and (b) as is not and would not reasonably be expected, individually or in the aggregate, material to ACT.

Section 4.15 ACT Activities. Since its incorporation, ACT has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Documents or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except for this Agreement or the Ancillary Documents, there is no Contract binding upon ACT or to which ACT is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.16 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of ACT’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) ACT has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of ACT’s financial reporting and the preparation of ACT’s financial statements for external purposes in accordance with GAAP and (ii) ACT has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to ACT is made known to ACT’s principal executive officer and principal financial officer by others within ACT.

(b) ACT has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by ACT to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of ACT.

(c) Since its initial public offering, except as set forth on Section 4.16(c) of the ACT Disclosure Schedules, ACT has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The Pre-Closing ACT Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to ACT’s knowledge, threatened against ACT by Nasdaq or the SEC with respect to any intention by such entity to deregister Pre-Closing ACT Class A Shares or the Post-Closing ACT Class A Shares or prohibit or terminate the listing of Pre-Closing ACT Class A Shares or the Post-Closing ACT Class A Shares on Nasdaq. ACT has not taken any action that is designed to terminate the registration of Pre-Closing ACT Class A Shares or the Post-Closing ACT Class A Shares under the Exchange Act.

(d) The ACT SEC Reports contain true and complete copies of the applicable ACT Financial Statements. The ACT Financial Statements (i) fairly present in all material respects the financial position of ACT as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited ACT Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) ACT has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ACT’s and its Subsidiaries’ assets. ACT maintains and, for all periods covered by the ACT Financial Statements, has maintained books and records of ACT in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ACT in all material respects.

(f) Except as disclosed on Section 4.16(f) of the ACT Disclosure Schedules, since its incorporation, ACT has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of ACT, (ii) a “material weakness” in the internal controls over financial reporting of ACT or (iii) fraud, whether or not material, that involves management or other employees of ACT who have a significant role in the internal controls over financial reporting of ACT.

Section 4.17 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.17 of the ACT Disclosure Schedules, (b) ACT Expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.17 of the ACT Disclosure Schedules), (c) incurred in connection with or incident or related to ACT’s incorporation or continuing corporate (or similar) existence of ACT, in each case, which are immaterial in nature, (d) that are immaterial and incurred in connection with activities that are administrative or ministerial in nature, (e) set forth on (or in the notes to) the balance sheet of ACT contained in the Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2021 (the “Latest ACT Balance Sheet”), (f) that have arisen since the date of the Latest ACT Balance Sheet in the ordinary course of business (excluding any Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, Proceeding or violation of, or non-compliance with Law), (g) that are first incurred after the date hereof, expressly permitted pursuant to the terms Section 5.10 (including as set forth in Section 5.10(a)-(r) of the ACT Disclosure Schedules), or incurred in accordance with Section 5.10 or (h) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to ACT, ACT does not have any Liabilities.

Section 4.18 Employees. Other than any officers as described in the ACT SEC Reports, ACT has never employed any employees or retained any contractors. ACT has never maintained, sponsored, contributed to or had any direct liability under, and does not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements.

Section 4.19 Employee Plans.

(a) ACT does not have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. ACT does not have any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than group health plan continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage and other than any benefits provided under the ACT Employee Benefit Plans that are long-term or short-term disability benefit plans in accordance with the terms of such plans. ACT does not have any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person.

(b) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of ACT under any ACT Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, result in any payments or benefits under any agreement with ACT that could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

Section 4.20 Tax Matters.

(a) ACT has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and ACT has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) ACT has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) ACT is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) ACT has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to ACT which agreement or ruling would be effective after the Closing Date.

(f) ACT is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of ACT other than Permitted Liens.

(h) During the two (2) year period ending on the date of this Agreement, ACT was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) ACT (i) has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was ACT) and (ii) has no material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where ACT does not file Tax Returns that ACT is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) ACT is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and ACT is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) ACT is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m) ACT has no permanent establishment (within the meaning of an applicable Tax treaty) and does not otherwise have an office or fixed place of business that would cause it to be subject to tax in a country other than the country in which it is organized.

(n) ACT (nor any direct or indirect equity owner thereof) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (b) closing (or similar) agreement executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date, or (d) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(o) ACT has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that may be deferred pursuant to Section 2302 of the CARES Act; no Group Company has deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order; and ACT has not sought or obtained, and does not intend to seek or obtain a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. To the extent applicable, ACT has properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act or any similar provision of state or local Law.

(p) As of the date of this Agreement, ACT has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the ACT Share Conversion, the Domestication or the ACT Cash Contribution from qualifying for the Intended Tax Treatment. To the knowledge of ACT, no facts or circumstances exist as of the date of this Agreement that could reasonably be expected to prevent the ACT Share Conversion, the Domestication or the ACT Cash Contribution from qualifying for the Intended Tax Treatment.

Section 4.21 CFIUS Foreign Person Status. ACT is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”). ACT is not controlled by a “foreign person,” as defined in the DPA. ACT does not permit any foreign person affiliated with ACT, whether affiliated as a limited partner or otherwise, to obtain through ACT any of the following with respect to ACT: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of ACT; (b) membership or observer rights on the Board of Directors or equivalent governing body of ACT or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of ACT; (c) any involvement, other than through the voting of shares, in the substantive decision-making of ACT regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by ACT, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the Company (as defined in the DPA).

Section 4.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Since ACT’s incorporation, neither ACT nor, ACT’s respective officers, directors or employees or, to ACT’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been: (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)-(iii) or any country or territory which is or has, since ACT’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since ACT’s incorporation, none of ACT, any of its officers or directors or, to ACT’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.23 Change of Control Payments. Section 4.23 of the ACT Disclosure Schedules set forth a list of all ACT Change of Control Payments as of the date of this Agreement.

Section 4.24 PIPE Financing. ACT has delivered to the Company true, correct and complete copies of the fully executed PIPE Subscription Agreements as in effect as of the date hereof, each of which is substantially in the form attached as Exhibit B, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, to purchase an aggregate of 12,500,000 Post-Closing ACT Class A Shares for $10.00 per share. Each of the PIPE Subscription Agreements, as of the date hereof, is in full force and effect (assuming, with respect to each PIPE Investor, that each such PIPE Subscription Agreement has been duly authorized, executed and delivered by each applicable PIPE Investor), and as of the date hereof, none of the PIPE Subscription Agreements have been withdrawn, rescinded, terminated, amended or modified in any respect, and, to ACT’s knowledge, no withdrawal, rescission, termination, amendment or modification is contemplated as of the date hereof. Each PIPE Subscription Agreement is a legal, valid and binding obligation of ACT and, to ACT’s knowledge, each PIPE Investor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. None of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by ACT or, to ACT’s knowledge, each PIPE Investor, violates any Laws. ACT is not in breach of any of its representations or warranties, or the terms or conditions, set forth in any of the PIPE Subscription Agreements. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default of, or failure to satisfy, any condition precedent or any material term or condition set forth in any PIPE Subscriptions Agreement. As of the date hereof, ACT has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 3 in all material respects and, with respect to each PIPE Investor, the representations and warranties of each PIPE Investor in the applicable PIPE Subscription Agreement in all material respects, the performance by the Company of its covenants, agreements and obligations to be performed prior to the Closing hereunder in all material respects and, with respect to each PIPE Investor, the performance by each PIPE Investor of its covenants, agreements and obligations under the applicable PIPE Subscription Agreement in all material respects, ACT (a) has no knowledge that any event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under any of the PIPE Subscription Agreements, (b) has no knowledge of any fact, event or other occurrence that makes any of the representations or warranties of ACT in any of the PIPE Subscription Agreements inaccurate in any material respect and (c) has no knowledge that any of the conditions to the consummation of the transactions contemplated by the PIPE Subscription Agreements will not be satisfied when required thereunder or that the transaction proceeds contemplated by the PIPE Subscription Agreements will not be made available when required thereunder. As of the date of this Agreement, no PIPE Investor has notified ACT of its intention to terminate all or any portion of the Subscription Amount (as defined in the PIPE Subscription Agreements) or not to provide the financing contemplated thereunder. Other than as set forth in the PIPE Subscription Agreements, (i) there are no conditions precedent or contingencies to the obligations of the PIPE Investors to contribute to ACT the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein, and (ii) there are no side letters or other agreements, understandings, contracts or arrangements (written, oral or otherwise) between ACT and any PIPE Investor related to the PIPE Subscription Agreements or the PIPE Financing (other than those entered into with the placement agents) and, as of the date hereof, ACT does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to ACT, on the Closing Date. No fees, consideration or other discounts are payable or have been agreed by ACT to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the PIPE Subscription Agreements.

Section 4.25 Investigation; No Other Representations.

(a) ACT, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, ACT has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and ACT, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF ACT OR ANY OTHER PERSON MAKES, AND

ACT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ACT THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ACT BY OR ON BEHALF OF THE MANAGEMENT OF ACT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ACT, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ACT, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by ACT (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to (A) maintain and preserve intact in all material respects the business organization, assets and properties and material business relations of the Group Companies, (B) retain the current key officers of the Group Companies and (C) preserve the relationships with the key customers and the key suppliers of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by ACT (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(xiii), Section 5.1(b)(xx) or Section 5.1(b)(xxi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than any such transaction where the cash purchase price paid by any Group Company does not exceed $100,000,000 in the aggregate;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) (A) sell, transfer, assign, abandon, lease, sublease, license, sublicense, let lapse, let expire (except the expiration of Intellectual Property Rights in accordance with its maximum statutory term), or otherwise dispose of any material assets or properties of the Group Companies, other than in the ordinary course of business, (B) disclose any trade secrets (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business), or (C) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens or in connection with the incurrence of indebtedness permitted by this Section 5.1(b));

(v) transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company other than, in each case, Equity Securities, options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments granted to any director, manager, officer, employee, individual independent contractor or other service provider or any Group Company in the form of compensation or pursuant to any compensation agreement or arrangement;

(vi) incur, create or assume any Indebtedness, other than (A) ordinary course trade payables, (B) indebtedness for borrowed money which shall not exceed $100,000,000 in the aggregate or (C) guarantee any Liability of any Person;

(vii) except as set forth on Section 5.1(b)(vii) of the Company Disclosure Schedules and other than with respect to any Real Property Lease that is a gas rights agreement, (A) amend or modify, in either case, in a manner materially adverse to the Company, or terminate any Material Contract of the type described in Section 3.7(a)(iv), Section 3.7(a)(ix) or Section 3.7(a)(x) (such types of Material Contracts, collectively, the “Designated Material Contracts”) or Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract or Real Property Lease pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract or Real Property Lease), (B) waive any material benefit or right under any Designated Material Contract or Real Property Lease or (C) enter into any Contract that would, if in effect as of the date hereof, have constituted a Designated Material Contract or Real Property Lease or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date hereof that would, if in effect as of the date hereof, have constituted a Designated Material Contract or Real Property Lease;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees or advancements of expenses, in each case, in the ordinary course of business;

(ix) except as required by law or required under the terms of any Company Employee Benefit Plan, (A) amend or modify or adopt or enter into any Company Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be a Company Employee Benefit Plan if in effect as of the date of this Agreement other than ordinary course of business annual health and welfare plan renewals, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company other than (1) ordinary course of business increases in compensation or benefits in connection with annual merit increases of the Group Companies and (2) increases in compensation or benefits in connection with the promotion of any such employee, (C) take any action to accelerate any payment or benefit (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, nondisparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (E) hire or otherwise enter into any employment or service agreement or arrangement with any director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose total annual compensation opportunity exceeds $400,000;

(x) implement or announce any employee layoffs, plant closings, reductions-in-force or other actions that could implicate WARN;

(xi) enter into or negotiate any CBA, or recognize or certify any labor union, works council, other labor organization or group of employees as the representative for any employees of any Group Company;

(xii) make, change or revoke any material election concerning Taxes other than in the ordinary course of business, enter into any material Tax closing agreement, enter into any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), settle or compromise any material Tax claim or assessment, file any material amended Tax Return, adopt or change any method of Tax accounting, change any Tax accounting period, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xiii) enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Group Companies in excess of $5,000,000 individually or $50,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or ACT or any of its Affiliates after the Closing);

(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;

(xv) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvii) except as set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedules and other than in connection with or otherwise relating to the Hillman Exchange Agreement, make any material Company Change of Control Payment or make any material payment with respect to a Company Affiliated Party Transaction;

(xviii) sell, lease, exchange, encumber, license or dispose of all or any material portion of the Group Companies interest’s in or to the RNG Assets other than (A) any RNG Asset with a fair market value less than or equal to $10,000,000 and (B) the sale of renewable natural gas production produced from the RNG Assets in the ordinary course of business;

(xix) other than with respect to any Real Property Lease that is a gas rights agreement, fail to maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xx) amend, alter or modify in any material respect, or waive any material rights under, the Ares Note (other than with respect to the conversion of the Ares Note in accordance with its terms) or the NextEra Subscription Agreement; or

(xxi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give ACT, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (iii) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1 and (iv) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary to avoid and mitigate emergency conditions, so long as such actions or omissions are consistent with Prudent Industry Practice; provided, however, (A) in the case of each of clause (ii), (iii) and (iv), the Company shall give ACT prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (ii), (iii) or (iv) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (A), the Company shall instead give such written notice to ACT promptly after such act or omission and (B) in no event shall clause (ii), (iii) or (iv) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vii), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi), Section 5.1(b)(xviii) or Section 5.1(b)(xxi) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Transaction Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including by using its respective reasonable best efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article 6) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use its respective reasonable best efforts to, and each of the Parties shall cause its respective Affiliates to, obtain, file with or deliver to, as applicable, any and all Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Documents. Each of ACT and the Company shall pay fifty percent (50%) of the HSR Act filing fees and fifty percent (50%) of any filing fees or other costs payable to a Governmental Entity in connection the preparation, filing or mailing of the Registration Statement/Proxy Statement (including any related registration statement related to the Domestication). ACT shall pay all other fees, costs and expenses, including legal fees, accounting fees, and any printing, mailing or similar fees or costs, incurred by ACT in connection with the preparation, filing or mailing of the Registration Statement/Proxy Statement (including any related registration statement related to the Domestication). Subject to Section 8.6, and except with respect to the foregoing two sentences, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents, including the out-of-pocket legal and related expenses in connection with the preparation and submission of the Notification and Report Form under the HSR Act. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement, and (B) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. ACT shall promptly inform the Company of any communication between ACT, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ACT of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) Without limiting the foregoing, (i) each Party shall cooperate with the other Parties in connection with any filing or submission under the HSR Act, and in connection with any investigation or other inquiry and (ii) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of ACT and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) institute or defend litigation, (B) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (C) terminate, amend or assign existing relationships and contractual rights or obligations, (D) amend, assign or terminate existing licenses or other agreements, or (E) enter into new licenses or other agreements. No Party shall agree to any of the measures set forth in the immediately preceding sentence with respect to such Party or with respect to any other Party or any of its Affiliates, except with ACT’s and the Company’s prior written consent.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ACT, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of ACT) or counsel for ACT (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of ACT, the Company, or, in the case of the Company, ACT in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of ACT, the Company, or, in the case of the Company, ACT, the opportunity to attend and participate in such meeting or discussion.

(d) The foregoing obligations in this Section 5.2 shall be subject to the Confidentiality Agreement. To the extent any of the documents or information provided pursuant to this Section 5.2 are commercially or competitively sensitive, ACT and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(f) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ACT, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters or transactions relating hereto or thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ACT or any of its Representatives (in their capacity as a Representative of ACT) or, in the case of the Company, any other Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). ACT and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (A) ACT or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (B) any Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of ACT (not to be unreasonably withheld, conditioned or delayed).

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ACT and its Representatives during normal business hours reasonable access to the properties, directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required pursuant to this Section 5.3(b) to provide, or caused to be provided, to ACT or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use, and shall cause the other Group Companies to use, commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or any of its Affiliates or Representatives, on the one hand, and ACT or any of its Affiliates or Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ACT shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers and books and records of ACT (in a manner so as to not interfere with the normal business operations of ACT).

Notwithstanding the foregoing, ACT shall not be required pursuant to this Section 5.3(c) to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which ACT is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of ACT with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to ACT under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), ACT shall use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if ACT, the ACT Sponsor or any of their respective Representatives, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ACT shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and ACT; provided, however, that each Party, the ACT Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with the Company, if the disclosing Person is ACT, the ACT Sponsor or any of their respective Representatives, or ACT, if the disclosing Person is the Company or any of its Representatives, and give the Company or ACT, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with ACT and give ACT the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ACT prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within four (4) Business Days after the date of this Agreement), ACT shall file a current report on Form 8-K

(the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ACT shall consider such comments in good faith. The Company, on the one hand, and ACT, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ACT, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by ACT and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ACT shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and ACT prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ACT, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that (A) the ACT Share Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (B) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and ACT shall, and shall cause its Affiliates to, use reasonable best efforts to cause each of the ACT Share Conversion and the Domestication to so qualify. The Parties shall file all Tax Returns consistent with and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) ACT hereby adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the ACT Share Conversion or the Domestication from qualifying for the Intended Tax Treatment.

(b) Partnership Tax Audit Rules. Notwithstanding anything to the contrary in this Agreement, with respect to any Tax audit or similar proceeding of any Group Company for any taxable period (or portion thereof) ending on or prior to the Closing Date in which the Partnership Tax Audit Rules would apply to such Group Company (each, a “Relevant Tax Audit”), at the election of ACT (in its reasonable discretion), the “partnership representative” of such Group

Company (for purposes of the Partnership Tax Audit Rules), the Group Companies, and all of their respective Affiliates shall take such actions as are necessary to make (or cause to be made) a “push out” election under Section 6226 of the Code with respect to any “imputed underpayment” (as defined in the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (and to make any similar elections under any provisions of applicable state or local Law). Neither the “partnership representative” of such Group Company, any Group Company or any of their respective Affiliates shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Group Companies at any earlier date than is required by applicable Law.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing ACT Shareholders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of ACT’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(d) ACT Taxable Year. The Parties agree to treat the taxable year of ACT as ending on the date that the Domestication is consummated for U.S. federal income tax purposes.

Section 5.6 Company Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective officers and directors to not and shall use its reasonable best efforts to cause the other Representatives of the Group Companies to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Company’s obligations under this Section 5.6).

(b) The Company agrees to (i) notify ACT promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (ii) keep ACT reasonably informed on a current basis of any material modifications to such offer or information.

Section 5.7 ACT Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ACT shall not, shall cause its officers and directors to not, and the ACT Sponsor and its controlled Affiliates to not, and shall use its reasonable best efforts to cause its and their Affiliates and the other Representatives of ACT, the ACT Sponsor and their controlled Affiliates to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an ACT Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ACT Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an ACT Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of ACT, other than any such filings or submissions in connection with the transactions contemplated by this Agreement or the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection any ACT Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of ACT’s obligations under this Section 5.7). For the avoidance of doubt, notwithstanding anything contained herein to the contrary, nothing in this Section 5.7(a) or this Agreement shall restrict or otherwise limit the right of any director, officer or employee of ArcLight Capital Partners, LLC or any of its Affiliates to pursue acquisitions, dispositions, financings or other business opportunities to the extent such activities are not related to any such affiliation with, or work on behalf of, ACT.

(b) ACT agrees to (i) notify the Company promptly upon receipt of any ACT Acquisition Proposal by ACT, and to describe the material terms and conditions of any such ACT Acquisition Proposal in reasonable detail (including the identity of the Persons making such ACT Acquisition Proposal) and (ii) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.

Section 5.8 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, ACT and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ACT or the Company, as applicable), and ACT shall file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement / prospectus of ACT which will be included therein and which will be used for the ACT Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the ACT Shareholder Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ACT’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ACT and the Company shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ACT or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. ACT, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.8 or for inclusion in any other statement, filing, notice or application made by or on behalf of ACT to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including using reasonable best efforts to deliver customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of ACT, the Company, or, in the case of the Company, ACT, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of ACT, the Company, or, in the case of the Company, ACT (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) ACT shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing ACT Shareholders. ACT shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Post-Closing ACT Shares for offering or sale in any jurisdiction, and ACT and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives and supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 ACT Shareholder Approval. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act: (a) ACT shall (i) duly call and give notice of a meeting of the ACT shareholders in accordance with applicable Law (the “ACT Shareholders Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the Pre-Closing ACT Shareholders and (iii) duly convene and hold the ACT Shareholder Meeting, in each case, in accordance with the Governing Documents of ACT and applicable Law, for the purposes of obtaining the ACT Shareholder Approval and (B) use reasonable best efforts to solicit proxies from the Pre-Closing ACT Shareholders to vote in favor of each of the Transaction Proposals and (C) in connection with the mailing of the Registration Statement/Proxy Statement and the ACT Shareholders Meeting, provide the applicable Pre-Closing ACT Shareholders with the opportunity to elect to effect an ACT Shareholder Redemption in accordance with the Governing Documents of ACT. ACT shall, through unanimous approval of the ACT Board, recommend to the Pre-Closing ACT Shareholders each of the following (the “ACT Board Recommendation”): (1) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (2) the adoption and the approval of the Domestication in accordance with applicable Law (the “Domestication Proposal”); (3) the adoption and approval of the issuance of more than twenty percent (20%) of the outstanding Pre-Closing ACT Shares as required by, and pursuant to, the Nasdaq listing requirements (the “Nasdaq Proposal”); (4) the adoption and approval of the Post-Closing ACT Certificate of Incorporation in accordance with application Law (the “Required Governing Document Proposal”); (5) the adoption and approval of certain differences between the Pre-Closing ACT Governing Documents and the proposed Post-Closing ACT Certificate of Incorporation and the proposed Post-Closing ACT Bylaws (collectively, the “Other Governing Document Proposals”); (6) the adoption and approval of the Post-Closing ACT Incentive Equity Plan (the “ACT Incentive Equity Plan Proposal”); (7) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (8) the adoption and approval of each other proposal reasonably agreed to by ACT and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (9) the adoption and approval of a proposal for the adjournment of the ACT Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (9), collectively, the “Transaction Proposals”), and ACT shall include the ACT Board Recommendation in the Registration Statement/Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, ACT may only adjourn the ACT Shareholders Meeting (and ACT shall adjourn the ACT Shareholder Meeting if an adjournment is reasonably requested by the Company in writing) (A) to solicit additional proxies because there are not sufficient votes to constitute the ACT Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ACT (or the Company) has reasonably determined in good faith, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ACT Shareholders prior to the ACT Shareholders Meeting or (D) if the Pre-Closing ACT Class A Shareholders have elected to redeem a number of Pre-Closing ACT Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(d) not being satisfied (assuming for purposes of this clause (D) that the full PIPE

Financing Amount will be funded pursuant to the terms of the PIPE Subscription Agreements); provided, however, that, without the consent of the Company, in no event shall ACT adjourn the ACT Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the date that is five (5) Business Days prior to the Termination Date. ACT covenants that none of the ACT Board, ACT or any committee of the ACT Board shall (1) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the ACT Board Recommendation or any other recommendation by the ACT Board or ACT of the proposals set forth in the Registration Statement/Proxy Statement, (2) adopt, approve, recommend or declare advisable to the Pre-Closing ACT Shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any ACT Acquisition Proposal or (3) fail to include the ACT Board Recommendation in the Registration Statement/Proxy Statement.

Section 5.10 Conduct of Business of ACT. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ACT shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or as contemplated pursuant to the PIPE Subscription Agreements), as required by applicable Law, as set forth on Section 5.10 of the ACT Disclosure Schedules or as consented to in writing by the Company (such consent, other than in the case of Section 5.10(a), Section 5.10(b), Section 5.10(c), Section 5.10(d), Section 5.10(h) or Section 5.10(j), not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of ACT;

(b) create or form any Subsidiary;

(c) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(d) (i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its, or any of its Subsidiaries’, Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its, or any of its Subsidiaries’, Equity Securities, or (ii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving ACT;

(e) split, combine or reclassify any of its, or any of its Subsidiaries’, capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its, or any of its Subsidiaries’, capital stock;

(f) incur, create or assume any Indebtedness, or guarantee any Liability of any Person;

(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ACT;

(h) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(i) (i) amend, modify or renew any ACT Affiliated Party Transaction, or make any material payment to any ACT Affiliated Party (other than compensation payments to employees in the ordinary course of business consistent with past practice or the Contracts set forth on Schedule 4.12 of the ACT Disclosure Schedules), or (ii) enter into any Contract that would constitute an ACT Affiliated Party Transaction;

(j) engage in any activities or business, or incur any Liabilities outside of the ordinary course of business, other than any activities, businesses or Liabilities (i) that are either expressly permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or Liabilities expressly contemplated by, incurred in connection with the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby), in accordance with this Section 5.10 or (ii) those that are administrative or ministerial in nature;

(k) enter into, or amend or modify any material term of (in a manner adverse to ACT), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Section 4.9(a) of the ACT Disclosure Schedules (or any Contract, that if existing on the date hereof, would have been required to be listed on Section 4.9(a) of the ACT Disclosure Schedules);

(l) adopt or amend any ACT Employee Benefit Plan, or enter into any employment contract or CBA or (ii) hire any person as an employee of ACT;

(m) make, change or revoke any material election concerning Taxes other than in the ordinary course of business, enter into any material Tax closing agreement, enter into any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), settle or compromise any material Tax claim or assessment, file any material amended Tax Return, adopt or change any method of Tax accounting, change any Tax accounting period, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(n) change ACT’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(q) make any ACT Change of Control Payment that is not set forth on Section 4.23 of the ACT Disclosure Schedules; or

(r) enter into any Contract to take, announce or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, but without limiting the terms of this Section 5.10, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of ACT.

Section 5.11 Nasdaq Listing; ACT Public Filings.

(a) Nasdaq Listing. ACT shall use its reasonable best efforts to cause (i) ACT’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to be approved, (ii) the Post-Closing ACT Shares issuable in accordance with this Agreement, including the Domestication, to be approved for listing on Nasdaq, subject to official notice of issuance thereof, and (c) to satisfy any of ACT’s applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Representatives to, cooperate with ACT and its Representatives in connection with the foregoing provisions of this Section 5.11(a), as reasonably requested by ACT.

(b) ACT Public Filings. From the date hereof through the Closing, ACT shall (except, in the case of any reports to be filed or furnished in connection with the transactions contemplated by this Agreement or any Ancillary Document, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in the ACT’s inability to make such filings) use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ACT shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of ACT pursuant to the ACT Shareholder Redemption, (B) pay the amounts due to the underwriters of ACT’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ACT in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Financing.

(a) ACT shall use its reasonable best efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within its control, and (iii) satisfy and comply with its obligations under the PIPE Subscription Agreements. The Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, cooperate with ACT and its Representatives in connection with the matters specified in this Section 5.13(a). If reasonably requested by the Company, ACT shall, to the extent it has such rights under the PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the PIPE Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing; provided that (A) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Financing, (B) subject to, and conditioned upon, the Closing occurring substantially concurrent funding of the PIPE Financing, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached and (C) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(b) ACT shall not amend, modify, terminate or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification, termination or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent, so long as ACT has provided to the Company no less than two (2) Business Days written notice of such amendment, modification, termination or waiver, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification, termination or waiver (i) reduces the amount of the PIPE Financing available under the PIPE Subscription Agreements or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing.

(c) ACT shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied and all of the conditions to the Closing set forth in Article 6 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

Section 5.14 ACT Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation existing as of the date of this Agreement and in effect immediately prior to the Closing (but, for the avoidance of doubt, following the Domestication) in favor of the directors and officers of ACT, as provided in ACT’s Governing Documents or director and officer indemnification agreements, in substantially the form set forth in the ACT SEC Reports, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) ACT will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, ACT shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in ACT’s Governing Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of ACT’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of ACT (the “ACT D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such ACT D&O Person was a director or officer of ACT on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) ACT shall not have any obligation under this Section 5.14 to any ACT D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and nonappealable) that the indemnification of such ACT D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) ACT shall obtain, at or prior to the Closing, and ACT shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of ACT in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing, which may be satisfied by an existing D&O insurance policy of ACT, providing the aforementioned coverage set forth in this Section 5.14(c) (including via a prepaid or previously acquired “tail” that automatically takes effect at the Closing). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under ACT’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If ACT or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, ACT shall use commercially reasonable efforts to cause the successors or assigns of ACT to assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ACT.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing as of the date of this Agreement and in effect immediately prior to the Closing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or director and officer indemnification agreements set forth on Section 5.15(a) of the Company Disclosure Schedules, in substantially the form made available, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) ACT will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, ACT shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of ACT or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and ACT shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing, which may be satisfied through the annual renewal of a D&O insurance described in Section 5.15(a), providing the aforementioned coverage set forth in this Section 5.15(c). Such “tail” coverage shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If ACT or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, ACT shall use its commercially reasonable efforts to cause the successors or assigns of ACT to assume all of the obligations set forth in this Section 5.15.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ACT.

Section 5.16 Post-Closing ACT Directors and Officers.

(a) ACT shall take all such action as may be necessary or appropriate such that, effective as of the Closing: (i) the ACT Board shall consist of seven (7) individuals of which (A) one (1) shall be designated by the ACT Sponsor, subject to the approval of the Company (not to be unreasonably withheld), who shall qualify as an “independent director” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act (the “ACT Sponsor Designee”) and (B) six (6) shall be designated by the Company (each, a “Company Designee”); provided that two (2) of the Company Designees shall qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act; (iii) the members of the ACT Board are the individuals determined in accordance with this Section 5.16(a), Section 5.16(b) and Section 5.16(c) and (iv) the officers of ACT (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b) Prior to the filing of the Registration Statement/Proxy Statement, the ACT Sponsor will provide the Company with written notice that includes the name of the ACT Sponsor Designee. Any time prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the ACT Sponsor may, by giving the Company and ACT written notice, replace the ACT Designee with any other individual meeting the qualifications set forth in clause (i)(A) of Section 5.16(a).

(c) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, by giving ACT and the ACT Sponsor written notice, replace any Company Designee with any other individual; provided that two (2) of the Company Designees qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may replace such individual with another individual to serve as such Officer and Section 5.16(d) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

(e) The obligations of ACT pursuant to this Section 5.16 shall include ACT taking all necessary action, including procuring resignations, so that the applicable officers and directors of ACT prior to or at the Closing cease to be directors or officers of ACT as of the Closing, to the extent such director or officer has not otherwise ceased to be a director or officer of ACT prior to the Closing.

Section 5.17 PCAOB Financials.

(a) The Company shall deliver to ACT, (i) as promptly as reasonably practicable following the date of this Agreement, the audited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “Closing Company Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in the Registration Statement/Proxy Statement (the financial statements described in this clause (ii), the “Other Closing Company Financial Statements” and, collectively with the Closing Company Audited Financial Statements, the “Closing Company Financial Statements”). The Company shall cause the Closing Company Financial Statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, ACT in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by ACT with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Post-Closing ACT Incentive Equity Plan. Prior to the ACT Shareholders Meeting, the ACT Board shall approve and adopt the equity incentive plan, in the form reasonably determined by the Company and ACT (the “Post-Closing ACT Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of immediately prior to the Closing, reserving initially 19,811,726 Post-Closing ACT Class A Shares for grant thereunder plus such additional Post-Closing ACT Class A Shares as may become available for issuance in accordance with the terms set forth in the Post-Closing ACT Incentive Equity Plan.

Section 5.19 Post-Closing ACT Bylaws. Prior to the occurrence of the Closing, ACT shall adopt, or cause to be adopted, the Post-Closing ACT Bylaws in accordance with applicable Law.

Section 5.20 Company Preferred Equity Investment. The Company shall use its reasonable best efforts to (a) enforce the obligations of NextEra under the NextEra Subscription Agreement and consummate the transactions contemplated by the NextEra Subscription Agreement on the terms and subject to the conditions set forth in the NextEra Subscription Agreement, (b) satisfy all conditions set forth in the NextEra Subscription Agreement that are within its control and (c) satisfy and comply with its obligations under the NextEra Subscription Agreement. The Company shall (i) promptly notify ACT upon having knowledge of any material breach or default under, or termination of, the NextEra Subscription Agreement (including any refusal or repudiation by NextEra with respect to its obligation and/or ability to consummate the transactions contemplated by the NextEra Subscription Agreement and (ii) prior to delivering any written notice (or any other material notice) to NextEra with respect to the NextEra Subscription Agreement, deliver such notice to ACT for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by all of the Parties, of the following conditions:

(a) (i) all necessary clearances, authorizations and approvals from Governmental Entities shall have been received and (ii) each applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order, Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law or regulation shall have been adopted that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Required Approval shall have been obtained;

(e) the Required ACT Shareholder Approval (other than the ACT Incentive Equity Plan Proposal) shall have been obtained;

(f) ACT’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, ACT shall, after giving effect to the ACT Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of Nasdaq, and ACT shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Closing, and the Post-Closing ACT Shares (including the Post-Closing ACT Shares to be issued hereunder) shall have been approved for listing on Nasdaq;

(g) after giving effect to the transactions contemplated hereby (including after giving effect to the PIPE Financing and after giving effect to the ACT Shareholder Redemption), ACT shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; and

(h) as of the Closing, each of the Ancillary Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

Section 6.2 Other Conditions to the Obligations of ACT. The obligations of ACT to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by ACT of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ACT the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to ACT; and

(ii) each of the Ancillary Documents required to be signed by the Company, duly executed by the Company.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) other than the representations and warranties set forth in Section 4.6, which shall be true and correct (without giving effect to any limitation as to “materiality” or “ACT Material Adverse Effect” or any similar limitation set forth herein) in all respects except for any de minimis inaccuracies as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, the ACT Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “ACT Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the ACT (other than the ACT Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ACT Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ACT Material Adverse Effect;

(b) ACT shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by ACT under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no ACT Material Adverse Effect has occurred that is continuing;

(d) the Aggregate Transaction Proceeds shall be equal to or greater than $225,000,000, and ACT shall have made appropriate arrangements for the funds in the Trust Account to be released upon the Closing;

(e) as of immediately following the Closing, the ACT Board shall consist of the number of directors determined pursuant to Section 5.16;

(f) the ACT Sponsor and the Pre-Closing ACT Other Class B Shareholders shall have complied in all material respects with their covenants and agreements required to be performed or complied with by them under the Sponsor Letter Agreement at or prior to the Closing;

(g) the Domestication shall have been consummated on the Closing Date prior to the Closing in accordance with Section 2.3 and a time-stamped copy of the Certificate of Domestication issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;

(h) the sum of all Unpaid ACT Expenses and all Unpaid ACT Liabilities shall not exceed $30,000,000; and

(i) at or prior to the Closing, ACT shall have delivered, or caused to be delivered, to the Company the following documents:

(i) a certificate duly executed by an authorized officer of ACT, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b), and Section 6.3(c), are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) each of the Ancillary Documents required to be signed by ACT, duly executed by ACT.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2. ACT may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by ACT’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of ACT and the Company;

(b) by ACT, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ACT, and (ii) the Termination Date; provided, however, that ACT is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if ACT has failed to perform any covenant or agreement on the part of ACT set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ACT by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either ACT or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to 11:59 P.M. (pacific time) August 29, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ACT, if ACT’s breach of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party, shall have proximately caused (either individually or when taken together) the failure to consummate the transaction contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement or any Ancillary Documents to which it is a party, shall have proximately caused (either individually or when taken together) the failure to consummate the transaction contemplated by this Agreement on or before the Termination Date;

(e) by either ACT or the Company, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order shall have become final and nonappealable, or if there shall be adopted any Law or regulation that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(f) by either ACT or the Company, if the ACT Shareholders Meeting has been held (including following any adjournment thereof), has concluded, ACT’s shareholders have duly voted and the Required ACT Shareholder Approval was not obtained.

Section 7.2 Effect of Termination. Except for a termination pursuant to Section 7.1(a), any termination of this Agreement pursuant to Section 7.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties hereto. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Closing) in this Agreement shall terminate at the Closing. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Closing shall so survive the Closing in accordance with its terms.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of ACT and the Company; provided, however, that to the extent any such assignment following the Closing relates to the ACT Sponsor Specified Provisions, the assigning Party shall continue to be bound by its obligations under such provisions. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by ACT and the Company; provided, however, that any such amendment or modification following the Closing with respect to the ACT Sponsor Specified Provisions shall also require the written consent of the ACT Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to ACT, to:

ArcLight Clean Transition Corp. II

200 Clarendon Street, 55th Floor

Boston, MA 02116

Attn.: General Counsel

Email: christine.miller@arclightclean.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attn.:  Doug Bacon, P.C.

           Julian Seiguer, P.C.

           Jennifer R. Gasser

Email: douglas.bacon@kirkland.com

           julian.seiguer@kirkland.com

           jennifer.gasser@kirkland.com

(b) If to the Company, to:

Opal Fuels LLC

One North Lexington Avenue Suite 1450

White Plains, NY 10601

Attn.:  John H. Coghlin, General Counsel

Email: jcoghlin@opalfuels.com

with copies (which shall not constitute notice) to:

c/o Fortistar

One North Lexington Avenue, 14th Floor

White Plains, NY 10601

Attn.: General Counsel

Email: noticeofficer@fortistar.com

           noticeofficer@opalfuels.com

and

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Attn.:  Andrew M. Felner

           John H. Booher

Email: afelner@sheppardmullin.com

           jbooher@sheppardmullin.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and the consummation of the transactions contemplated by this Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement and the consummation of the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and ACT shall pay, or cause to be paid, all Unpaid ACT Expenses and all Unpaid ACT Liabilities and (b) if the Closing occurs, then, subject to the Sponsor Letter Agreement, ACT shall pay, or cause to be paid, all Unpaid Company Expenses, all Unpaid ACT Expenses and all Unpaid ACT Liabilities.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits, Annexes or Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement; (k) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ACT, any documents or other materials posted to the electronic data room located at intralinks.com under the project name “Project Takeoff” as of 5:00 p.m., Eastern Standard Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or reenacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ACT Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ACT Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ACT Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The ACT Sponsor shall be an express third-party beneficiary of Section 5.14, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14 (collectively, the “ACT Sponsor Specified Provisions”).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of ACT. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to ACT’s knowledge” and “to the knowledge of ACT” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the ACT Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the ACT Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Without limiting any right of any party against any other party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought by and against, the Parties, and then only with respect to the specific covenants, agreements, obligations, representations and warranties set forth herein with respect to such Party. Without limiting any rights of any party against another party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, except for the Parties (and then only to the extent of the specific covenants, agreements, obligations, representations and warranties undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, ACT or Opal HoldCo under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. For purposes of this Section 8.13, ArcLight Capital Partners, LLC and its Affiliates shall be deemed “Affiliates” of ACT.

Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of ACT set forth herein, (b) waive any inaccuracies in the representations and warranties of ACT set forth herein or (c) waive compliance by ACT with any of the agreements or conditions set forth herein. ACT may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Notwithstanding the foregoing or anything to the contrary in this Agreement, any extension or waiver following the Closing with respect ACT Sponsor Specified Provisions shall also require the written consent of the ACT Sponsor. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specific terms or otherwise breach such provisions. It is accordingly acknowledged and agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and/or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without being required to provide or post any bond or other security or undertaking and without proof of damages or inadequacy of any remedy at Law, and this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver.

(a) Reference is made to the final prospectus of ACT, filed with the SEC (File No. 333-252730, on March 24, 2021 (the “Prospectus”). For purposes of this Agreement, “Trust Account” means the trust account established by ACT with the proceeds from its initial public offering (the “IPO”) and concurrent private placement pursuant to the Trust Agreement in accordance with the Prospectus. The Company acknowledges and agrees and understands that ACT has established the Trust Account containing the proceeds of its IPO and the overallotment shares acquired by ACT’s underwriters in connection therewith and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ACT’s public shareholders (including overallotment shares acquired by ACT’s underwriters, the “Public Shareholders”), and ACT may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ACT entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees, on behalf of itself and its Representatives, that, notwithstanding the foregoing or anything to the contrary in this Agreement (but without limiting Section 8.18(b)), none of the Company or any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ACT or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) now or in the future as a result of, or arising out of, any negotiations or Contracts with ACT or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the Public Shareholders or in respect of deferred underwriting commissions from the IPO) for any reason whatsoever (including for an alleged breach of any agreement with ACT or its Affiliates).

(b) Notwithstanding Section 8.18(a), Section 8.18(a) shall not serve to limit or prohibit (and the Trust Account Released Claims shall not include) the Company’s right to pursue a claim against (i) ACT under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Document to which it and ACT is a party or (ii) any other party to an Ancillary Document to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Document, in the case of either clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief to the extent not prohibited by this Agreement or such Ancillary Document (including a claim for ACT to specifically perform its obligations under this Agreement pursuant to Section 8.17). If the terms of the Confidentiality Agreement or any Ancillary Document conflicts with the terms of this Section 8.18(b), the terms of this Section 8.18(b) shall govern and control to the extent of such conflict. The Parties acknowledge and agree that this Section 8.18 supersedes and replaces Section 7(h) of the Confidentiality Agreement in its entirety and Section 7(h) of the Confidentiality Agreement will no longer be of any force or effect.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ARCLIGHT CLEAN TRANSITION CORP. II

By:	/s/ John F. Erhard
Name: John F. Erhard
Title: President and Chief Executive Officer

OPAL HOLDCO LLC

By:	/s/ Mark Comora
Name: Mark Comora
Title: President

OPAL FUELS LLC

By:	/s/ Adam Comora
Name: Adam Comora
Title: Co-CEO

[Signature Page to Business Combination Agreement]

ANNEX A-1

Company PIPE Investors

ANNEX A-2

Third Party PIPE Investors

Exhibit A

TAX RECEIVABLE AGREEMENT

by and among

OPAL FUELS INC.

and

THE PERSONS NAMED HEREIN

Dated as of [•], 2022

-i-

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Opal Fuels Inc., a Delaware corporation (the “Corporate Taxpayer”), [•]as the agent (the “Agent”), the TRA Party Representative (as defined below) and each of the other Persons (as defined below) party hereto from time to time (each, a “TRA Party” and, collectively, the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company units (the “Units”) in Opal Fuels LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for United States federal income tax purposes;

WHEREAS, the Corporate Taxpayer and OpCo entered into that certain Business Combination Agreement, dated December 2, 2021 (as further amended or modified in whole or in part from time to time in accordance with such Agreement, the “BCA”), pursuant to which, among other things, the Corporate Taxpayer (i) acquired certain Units in exchange for a cash contribution to OpCo and (ii) became the managing member of OpCo, and from and after the date of this Agreement, holds and will hold, directly and/or indirectly, Units;

WHEREAS, following the transactions contemplated by the BCA, the Units held by the TRA Parties, (i) together with Class B common stock of the Corporate Taxpayer, may be exchanged or redeemed for Class A common stock of the Corporate Taxpayer (the “Class A Shares”) or (ii) together with Class D common stock of the Corporate Taxpayer, may be exchanged or redeemed for Class C common stock of the Corporate Taxpayer (the “Class C Shares”), in each case, constituting the Stock Exchange Payment or, alternatively, at the election of the Corporate Taxpayer, the Cash Exchange Payment (an “Exchange”), pursuant to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for United States federal income tax purposes currently have and will have in effect an election under Section 754 of the Code for the Taxable Year (as defined below) that includes the Closing Date and each subsequent Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units, together with Class B common stock or Class D common stock, as applicable, of the Corporate Taxpayer by the Corporate Taxpayer from the TRA Parties for Class A Shares or Class C Shares, as applicable, or other consideration occurs;

WHEREAS, as a result of the Exchanges, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and deductions attributable to any payment (including amounts attributable to Imputed Interest (as defined below)) made under this Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and without duplication, the portion of any actual “imputed underpayment” imposed directly on OpCo (and any of OpCo’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporate Taxpayer in accordance with the LLC Agreement and the Code, and (ii) the product of (A) the actual amount of taxable income for U.S. federal income Tax purposes (taking into account any adjustments pursuant to Section 6225 of the Code) of the Corporate Taxpayer for such Taxable Year (determined without taking into account any U.S. federal income tax benefit of any applicable state or local tax deduction), and (B) the Blended Rate for such Taxable Year; provided that, in each case, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law). For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit realized by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the actual deduction for state and local jurisdiction income taxes reflected on the Corporate Taxpayer’s income tax return).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” shall have the meaning set forth in the recitals hereto.

“Amended Schedule” shall have the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer, Opco and/or their respective Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Basis Adjustments shall be determined separately with respect to each TRA Party and the portion that is Attributable to a TRA Party shall be an amount equal to the total Basis Adjustments relating to the Units Exchanged by such TRA Party; and

(ii) any deduction to the Corporate Taxpayer or its Subsidiaries, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, comparable sections of state and local Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. The amount of any Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest, and the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” shall have the meaning set forth in Section 2.1.

A “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55%, plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by Law to close.

“Cash Exchange Payment” has the meaning set forth in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (A) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (B) a group of Persons in which one or more of the Permitted Investors or Affiliates of Permitted Investors directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of the Corporate Taxpayer, the ultimate parent thereof or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of the Corporate Taxpayer, the ultimate parent thereof; or

(iv) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the assets of the Corporate Taxpayer and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” shall have the meaning set forth in the recitals hereto.

“Class C Shares” shall have the meaning set forth in the recitals hereto.

“Closing Date” means the date of the consummation of the transactions contemplated by the BCA.

“Code” shall have the meaning set forth in the recitals hereto.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” shall have the meaning set forth in the preamble hereto.

“Corporate Taxpayer Return” means the United States federal, state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means the LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” shall have the meaning set forth in Section 4.2.

“Early Termination Notice” shall have the meaning set forth in Section 4.2.

“Early Termination Payment” shall have the meaning set forth in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 200 basis points.

“Early Termination Schedule” shall have the meaning set forth in Section 4.2.

“Exchange” shall have the meaning set forth in the recitals hereto.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Date” means the date of any Exchange.

“Exchange Notice” shall have the meaning set forth in the LLC Agreement.

“Expert” shall have the meaning set forth in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and without duplication, the portion of any hypothetical “imputed underpayment” imposed directly on OpCo (and any of OpCo’s Subsidiaries treated as a partnership for U.S. federal income tax purposes) under Section 6225 of the Code that is allocable to the Corporate Taxpayer in accordance with the LLC Agreement and the Code, and (ii) the product of (X) the hypothetical amount of taxable income for U.S. federal income Tax purposes (taking into account adjustments pursuant to Section 6225 of the Code) of the Corporate Taxpayer for such Taxable Year (determined without taking into account any U.S. federal income tax benefit of any applicable state or local tax deduction) , and (Y) the Blended Rate for such Taxable Year, in each case, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability, but, in each case, (A) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year and (B) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this Agreement for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute. For the avoidance of doubt, the calculation of the amount described in clause (i) shall take into account any U.S. federal income tax benefit that would be realized by the Corporate Taxpayer with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account an assumed deduction based on the amount computed under clause (ii), and disregarding the hypothetical deduction for state and local jurisdiction income taxes that would otherwise result under clause (i)).

“Imputed Interest” in respect of a TRA Party means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Market Value” means, on any date, (i) if the Class A Shares trade on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Class A Shares are not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the “Appraiser FMV” (as defined in the LLC Agreement) on such date of one Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Material Objection Notice” shall have the meaning set forth in Section 4.2.

“Net Tax Benefit” shall have the meaning set forth in Section 3.1(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such Referenced Asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” shall have the meaning set forth in Section 2.3(a).

“OpCo” shall have the meaning set forth in the recitals hereto.

“Other Tax Receivable Obligations” shall have the meaning set forth in Section 3.3(c).

“Payment Schedule” means the schedule setting forth each TRA Party’s share of any payments hereunder.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member of Opco) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, with respect to any Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, with respect to any Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” shall have the meaning set forth in Section 7.9.

“Reconciliation Procedures” shall have the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule or (iii) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Obligations” shall have the meaning set forth in Section 5.1.

“Stock Exchange Payment” shall have the meaning set forth in LLC Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of OpCo that is treated as a C corporation for United States federal income tax purposes.

“Tax Attributes” shall have the meaning set forth in the recitals hereto.

“Tax Benefit Payment” shall have the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” shall have the meaning set forth in Section 2.2(a).

“Tax Return” means any return, declaration, report, or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest, penalties, or additions related to such amounts or imposed in respect thereof under applicable law.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Delaware General Corporation Law with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Shares is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” and “TRA Parties” shall have the meaning set forth in the preamble hereto.

“TRA Party Representative” means, initially, [•], or, if [•] becomes unable to perform the TRA Party Representative’s responsibilities hereunder or resigns from such position, either (i) a replacement TRA Party Representative selected by [•] or (ii) if [•] has not selected a replacement TRA Party Representative at or prior to the time of such inability or resignation, that TRA Party or committee of TRA Parties determined by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units, together with Class B common stock or Class D common stock, as applicable, of the Corporate Taxpayer, for Class A Shares or Class C Shares, as applicable, or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” shall have the meaning set forth in the recitals hereto.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize deductions arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, deductions and other Tax items arising from Tax Attributes that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available (ii) any loss carryovers generated by deductions arising from Tax Attributes that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date thereof or, if there is no such scheduled expiration date, the tenth anniversary of the Early Termination Date, (iii) the United States federal income tax rate that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law as of the Early Termination Date, (iv) any non-amortizable, non-depreciable Reference Assets (other than any Subsidiary Stock) will be disposed of on the 15th anniversary of the Exchange which gave rise to the applicable Basis Adjustment and any short-term investments will be disposed of 12 months following the Early Termination Date; provided that, in the event of a Change of Control, such non-amortizable, non-depreciable Reference Assets shall be deemed disposed of at the time of sale of such Reference Asset (if earlier than such 15th anniversary), (v) any Subsidiary Stock will never be disposed of and (vi) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit is Exchanged, together with Class B common stock or Class D common stock, as applicable, of the Corporate Taxpayer, in a fully taxable transaction for the Market Value of the Class A Shares or Class C Shares, as applicable, that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Adjustment. Within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for the Taxable Year that includes the Closing Date and each Taxable Year in which an Exchange has been effected, the Corporate Taxpayer shall deliver to the TRA Party Representative, in respect of each TRA Party who received (or is deemed to receive) cash or Class A Shares or Class C Shares, as applicable, in such Taxable Year pursuant to an Exchange, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the actual Tax basis and the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Reference Assets Attributable to each such TRA Party as a result of the Exchanges effected in such Taxable Year and prior Taxable Years by each such TRA Party, calculated in the aggregate, (c) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (d) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable. Each Basis Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 120 calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall provide to the TRA Party Representative, in respect of each TRA Party who has received (or is deemed to receive) cash or Class A Shares or Class C Shares, as applicable, pursuant to an Exchange, a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment, if any, any Realized Tax Benefit and any Realized Tax Detriment, as applicable, Attributable to each such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles.

(i) Subject to Section 3.3(a), the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology (assuming that such Tax Attributes are the last items utilized in any Taxable Year). For the avoidance of doubt, the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Units acquired in the Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

(ii) If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. Except as otherwise required by applicable law, the parties hereto agree that (A) all Tax Benefit Payments in respect of an Exchange are intended to be treated and shall be reported for Tax purposes as additional contingent consideration to the applicable TRA Party for such Exchange that has the effect of creating Basis Adjustments, in each case, to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments will be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law and (D) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for Taxes and such taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Sections 5.07 and 5.08 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the TRA Party Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), the Corporate Taxpayer shall also (i) deliver to the TRA Party Representative supporting schedules, valuation reports, if any, and work papers, as determined by the Corporate Taxpayer or requested by the TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for the preparation of the Schedule, (ii) indicate which accounting firm, if any, assisted with the preparation of the Schedule and (iii) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the relevant accounting firm that prepared the applicable Schedule, if applicable, in connection with the review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that each Tax Benefit Schedule or Early Termination Schedule delivered to the TRA Party Representative, together with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation), the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (A) within 30 calendar days from such date provides the Corporate Taxpayer with notice of an objection to such Schedule (“Objection Notice”) or (B) provides a written waiver of such right of any Objection Notice within the period described in clause (A) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the TRA Party Representative within 30 calendar days of the occurrence of an event referenced in clauses (i) through (vi) above. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing the United States federal income tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within three Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a), or, if applicable, Section 7.9, the Corporate Taxpayer shall pay to the Agent in cash (by wire transfer of immediately available funds to the bank account previously designated by the Agent) for disbursement by the Agent to the TRA Parties, in accordance with their respective share of such payment as set forth on the Payment Schedule, the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year that is Attributable to each such TRA Party. Each such Tax Benefit Payment shall be made in cash by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Agent or as otherwise agreed by the Agent and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding anything herein to the contrary, at the election of a TRA Party (specified in the Exchange Notice with respect to an applicable Exchange or by providing written notice to the Corporate Taxpayer at the Closing with respect to the purchase), the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed, as specified by a TRA Party, 50% of the fair market value of the Class A Shares or cash received in the relevant Exchange. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest), but instead shall be treated as additional consideration for the acquisition of Units in the applicable Exchange, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year means an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or a deficit exists), no TRA Party shall be required to make payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any previously made Tax Benefit Payment. The “Interest Amount” means an amount equal to the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each Exchange, on a Unit by Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the Closing Date, all Tax Benefit Payments, whether paid with respect to the Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions (i), (iii) and (iv) set forth in the definition of Valuation Assumptions, substituting, in each case, the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will result in the payments specified in Section 3.1 being made to the TRA Parties and will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Basis Adjustments or Imputed Interest is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all TRA Parties eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) If for any reason (including as contemplated by Section 3.3(a)) the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that no Tax Benefit Payment shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c) The effect of any other similar tax receivable agreement entered into after the date of this Agreement (“Other Tax Receivable Obligations”) shall not be taken into account in respect of any calculations made hereunder.

Section 3.4 Sufficient Funds. The Corporate Taxpayer shall use commercially reasonable efforts to ensure that it has sufficient available funds to make all payments due under this Agreement, including using commercially reasonable efforts to cause OpCo to make distributions to the Corporate Taxpayer to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Corporate Taxpayer or its Subsidiaries (including any Senior Obligation) or (b) restrictions under applicable law.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party (through the Agent or otherwise) in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

Section 3.6 Payment Schedule. The allocation of the payments hereunder in accordance with the Payment Schedule shall be binding on all TRA Parties and shall be used by the Agent and the Corporation for purposes of disbursement of any such payments. In making any payments or disbursements pursuant to this Agreement, the Agent and the Corporation shall be entitled to rely fully on the shares of the TRA Parties as set forth on the Payment Schedule and shall not be liable to any TRA Party for the accuracy of the determination of such shares. Each of the TRA Parties acknowledges and agrees that it has agreed to each Payment Schedule, as it may be amended from time to time in accordance with this Agreement.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to the Agent for disbursement to the TRA Parties, in accordance with their respective shares as set forth on the Payment Schedule, the Early Termination Payment due pursuant to Section 4.3 in respect of all TRA Parties; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties; provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment to all of the TRA Parties, none of the TRA Parties, the Agent or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable that remains unpaid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clauses (i) or (ii) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, or (ii)(A) the Corporate Taxpayer commences any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of 60 days, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination

Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment in respect of a TRA Party agreed to by the Corporate Taxpayer and such TRA Party as due and payable but unpaid as of the date of a breach and (z) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties hereto agree that the failure by the Corporate Taxpayer to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement by the Corporate Taxpayer to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement by the Corporate Taxpayer if the Agent fails to make any payment due pursuant to this Agreement or if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer (I) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (II) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (I) and (II) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment; provided, further, that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any Tax Benefit Payment is due and payable and remains unpaid, then the Liquidity Exceptions shall no longer apply.

(c) In the event of a Change of Control, the Corporate Taxpayer shall provide written notice of such Change of Control to the TRA Parties in accordance with the procedures set forth in Section 11.07 of the LLC Agreement and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause acceleration of all unpaid payment obligations with respect to Units that have been Exchanged prior to or in connection with such Change of Control, which shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication, (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. In the event of a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the assumptions (i), (ii) and (iii) set forth in the definition of Valuation Assumptions, substituting, in each case, and in the lead-in to such definition, the terms “date of a Change of Control” for an “Early Termination Date.” Any Exchanges with respect to which a payment has been made under this Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payments, and this Agreement shall have no further application to such Exchanges.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a), the Corporate Taxpayer shall deliver to each TRA Party a notice (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties hereto 30 calendar days from the first date on which all TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless, prior to such 30th-calendar day, the TRA Party Representative provides (a) the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (the “Material Objection Notice”) or (b) a written waiver of such right of a Material Objection Notice, in which case such Schedule will become binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding ten calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the Agent for disbursement to the TRA Parties, in accordance with their respective shares as set forth on the Payment Schedule, an amount equal to the Early Termination Payment in respect of all TRA Parties. Such payment shall be made in cash by wire transfer of immediately available funds to a bank account or accounts designated by each TRA Party or as otherwise agreed by the Agent and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party means an amount equal to the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that (i) the Valuation Assumptions in respect of such TRA Party are applied, (ii) for each Taxable Year, the Tax Benefit Payment is paid on the due date, assuming an extension, of the U.S. federal income tax return of the Corporate Taxpayer and (iii) for purposes of calculating the Early Termination Rate, LIBOR shall be LIBOR as of the date of the Early Termination Notice. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the Agent or the TRA Parties under this Agreement shall rank (a) subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the

Corporate Taxpayer and its Subsidiaries (“Senior Obligations”), (b) senior in right of payment to any principal, interest or other amounts due and payable in respect of any Other Tax Receivable Obligation and (c) pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations or Other Tax Receivable Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create or assume any Senior Obligations from and after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, endeavor in good faith to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made by the Corporate Taxpayer to the Agent or the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this Agreement, the BCA or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party Representative reasonable opportunity to participate in or provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) required to be provided by or on behalf of the Corporate Taxpayer under this Agreement that is final and binding on the parties hereto unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (which, for the avoidance of doubt, shall include taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), at the following address (or to such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i) If to the Corporate Taxpayer, to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

(ii) If to the Agent, to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

(iii) If to the TRA Party Representative, to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention: [•]

Email: [•]

(iv) If to the TRA Parties, to the address set forth in the records of OpCo from time to time.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hererto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Annexes, Exhibits and Schedules to this Agreement), the BCA (together with the Ancillary Documents), the LLC Agreement and that certain Mutual Confidentiality Agreement, dated as of May 24, 2021, by and betweenOpCo and the Corporate Taxpayer constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Each TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer (the “Joinder Requirement”), agreeing to become a TRA Party for all purposes of this Agreement. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units and such transferee may not enforce the provisions of this Agreement. Notwithstanding any other provision of this Agreement, an assignee of only rights to receive a Tax Benefit Payment in connection with an Exchange has no rights under this Agreement other than to enforce its right to receive a Tax Benefit Payment pursuant to this Agreement. The Corporate Taxpayer may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Party Representative and no provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (or, in the case of a waiver by all TRA Parties, signed by the TRA Party Representative); provided that no such amendment or waiver shall be effective if such amendment or waiver will have a disproportionate and adverse effect on the payments certain TRA Parties will or may receive under this Agreement unless such amendment or waiver is consented in writing by the TRA Parties disproportionately and adversely affected who would be entitled to receive at least majority of the total amount of the Early Termination Payments payable to all TRA Parties disproportionately and adversely affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment or waiver (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange). Notwithstanding the foregoing, the Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and the TRA Party Representative (in each case, not to be unreasonably withheld, conditioned or delayed).

(c) This Agreement and all of the terms and provisions of this Agreement shall be binding upon, shall inure solely to the benefit of and shall be enforceable by each of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Waiver of Jury Trial, Jurisdiction.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER REPRESENT AND WARRANT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8 and the parties hereto agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the matters (a) governed by Section 2.3 and Section 4.2 or (b) described in the definition of “LIBOR” within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative shall bear their own respective costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer or the Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer or the Agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested by the Corporate Taxpayer or the Agent, as applicable, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign tax law and shall promptly provide an update of any such Tax form or certification previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated or consolidated group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state or local Tax law, such Person, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Stepped Up Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer, the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Stepped Up Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Each TRA Party, the Agent and each of their respective assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in confidence in accordance with this Agreement, and not disclose to any Person, any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or members, learned by the TRA Party or the Agent, as applicable, heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party or the Agent, as applicable, in violation of this Agreement) or is generally known, (ii) the disclosure of information to the extent necessary for the TRA Party or the Agent, as applicable, to assert its rights hereunder or defend itself in connection with any action or proceeding arising out of, or relating to, this Agreement, (iii) any information that was in the possession of, or becomes available to, the TRA Party or the Agent, as applicable, from a source other than the Corporate Taxpayer, its Affiliates or its or their respective representatives (provided that such source is not known by the TRA Party or the Agent, as applicable, to be bound by a legal, contractual or fiduciary confidentiality obligation not to disclose such information) and (iv) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any governmental or taxing authority or to prosecute or defend any action, proceeding or audit by any governmental or taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party and each of its respective assignees (and each employee, representative or other agent of such TRA Party or its assignees, as applicable) may disclose to any and all Persons the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their respective Affiliates, and any of their respective transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party, the Agent or an assignee thereof commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for United States federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (a) shall cease to have further effect with respect to such TRA Party, (b) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party or (c) shall otherwise be amended in a manner determined by such TRA Party; provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of TRA Parties’ Rights and Obligations. The obligations of each TRA Party hereunder are several and not joint with the obligations of any other TRA Party, and no TRA Party shall be responsible in any way for the performance of the obligations of any other TRA Party hereunder. The decision of each TRA Party to enter into this Agreement has been made by such TRA Party independently of any other TRA Party. Nothing contained herein, and no action taken by any TRA Party pursuant hereto, shall be deemed to constitute the TRA Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer acknowledges that the TRA Parties are not acting in concert or as a group, and the Corporate Taxpayer will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

Section 7.15 TRA Party Representative.

(a) Without further action of any of the Corporate Taxpayer, the TRA Party Representative or any TRA Party, and as partial consideration in respect of the benefits conferred by this Agreement, the TRA Party Representative is hereby irrevocably constituted and appointed as the TRA Party Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the TRA Party Representative under this Agreement.

(b) If at any time the TRA Party Representative shall incur any out-of-pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the TRA Party Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the TRA Party Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce the future payments (if any) due to the TRA Parties hereunder pro rata by the amount of such expenses which it shall instead remit directly to the TRA Party Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the TRA Party Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt, but without limiting the provisions of this Section 7.15(b), it may do so at any time and from time to time in its sole discretion).

(c) The TRA Party Representative shall not be liable to any TRA Party for any act of the TRA Party Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such TRA Party as a proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith judgment). The TRA Party Representative shall not be liable for, and shall be indemnified by the TRA Parties (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the TRA Party Representative (and any cost or expense incurred by the TRA Party Representative in connection therewith and herewith and not previously reimbursed pursuant to Section 7.15(b)) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of Section 7.15(b), except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the bad faith or willful misconduct of the TRA Party Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of good faith judgment); provided, however, in no event shall any TRA Party be obligated to indemnify the TRA Party Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such TRA Party hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such TRA Party.

(d) Subject to Section 7.6(b), a decision, act, consent or instruction of the TRA Party Representative shall constitute a decision of all TRA Parties and shall be final, binding and conclusive upon each TRA Party, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the TRA Party Representative as being the decision, act, consent or instruction of each TRA Party. The Corporate Taxpayer is hereby relieved from any liability to any Person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the TRA Party Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

OPAL FUELS INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

AGENT:

[•]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTY REPRESENTATIVE:

[•]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

[To Come]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

EXHIBIT B

Form of PIPE Subscription Agreement

EXHIBIT C

Form of Investor Rights Agreement

EXHIBIT D

Form of Post-Closing ACT Certificate of Incorporation

Exhibit D

CERTIFICATE OF INCORPORATION

OF

OPAL FUELS INC.

1. Name. The name of the Corporation is Opal Fuels Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o [•] and the name of its registered agent at such address is [•].

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,103,970,656 shares, consisting of: (i) 803,970,656 shares of common stock, divided into (a) 337,852,251 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”); (b) 157,498,947 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock”); (c) 154,309,729 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock”); and (d) 154,309,729 shares of Class D common stock, with the par value of $0.0001 per share (the “Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”); and (ii) 300,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any series of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:

(i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement, (B) the conversion of all outstanding shares of Class C Common Stock (including the amount of shares of Class C Common Stock issuable in connection with the exchange of all outstanding shares of Class D Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement) pursuant to this Certificate of Incorporation and (C) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock;

(ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with (A) the conversion of all outstanding shares of Class D Common Stock pursuant to this Certificate of Incorporation and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class B Common Stock;

(iii) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class D Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class C Common Stock; and

(iv) in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class D Common Stock.

5. Classes of Shares. The designations and the powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, each holder of Class C Common Stock will be entitled to five votes for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class D Common Stock will be entitled to five votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each series of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class C Common Stock and the Class D Common Stock, (c) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class B Common Stock and the Class D Common Stock and (d) the holders of the outstanding shares of Class D Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section 3.07 of the Operating Agreement.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock and the Class C Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A Common Stock and the shares of Class C Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2) Except as provided in Section 5.1(ii)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock or on shares of Class D Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units. Stock dividends with respect to each series of Common Stock may only be paid with shares of stock of the same series of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock and Class C Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock, which shall be treated a single class solely for the purposes of this Section 5.1(iii). Without limiting the rights of (1) the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up) and (2) the holders of Class D Common Stock to exchange their shares of Class D Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class C Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class C Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock and Class D Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock.

(a) The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (a “Certificate of Designation”), to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

(b) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

6. Class B Common Stock, Class C Common Stock and Class D Common Stock.

6.1 Cancellation of Class B Common Stock and Class D Common Stock. No holder of Class B Common Stock or Class D Common Stock may transfer shares of Class B Common Stock or Class D Common Stock, respectively, to any person unless such holder transfers a corresponding number of Class B LLC Units to the same person in accordance with the provisions of the Operating Agreement. If any outstanding share of Class B Common Stock or Class D Common Stock ceases to be held by a holder of the corresponding Class B LLC Unit, such share of Class B Common Stock or Class D Common Stock, respectively, shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, respectively, be transferred to the Corporation for no consideration and cancelled.

6.2 Reservation of Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

(i) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, (i) solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class B Common Stock and Class B LLC Units pursuant to the Operating Agreement and (ii) solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class C Common Stock (including all shares of Class C Common Stock issuable upon the exchange of Paired Interests which consist of

Class D Common Stock and Class B LLC Units pursuant to the Operating Agreement) into shares of Class A Common Stock pursuant to this Certificate of Incorporation, the number of shares of Class A Common Stock that are issuable upon such conversion. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests or conversion of such shares of Class C Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(ii) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class B Common Stock, solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class D Common Stock into shares of Class B Common Stock pursuant to this Certificate of Incorporation, the number of shares of Class B Common Stock that are issuable upon such conversion. The Corporation covenants that all the shares of Class B Common Stock that are issued upon the conversion of such shares of Class D Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class C Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests which consist of Class D Common Stock and Class B LLC Units, the number of shares of Class C Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class D Common Stock and Class B LLC Units, pursuant to the Operating Agreement. The Corporation covenants that all the shares of Class C Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes.

(i) The issuance of shares of Class A Common Stock or Class C Common Stock, as the case may be, upon the exercise by holders of Class B LLC Units of their right under the Operating Agreement to exchange Paired Interests for shares of Class A Common Stock or Class C Common Stock, as the case may be, will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock or Class C Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(ii) The issuance of shares of Class A Common Stock or Class B Common Stock, as the case may be, upon the conversion of the shares of Class C Common Stock or Class D Common Stock, as the case maybe, in accordance with the terms of this Certificate of Incorporation will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock or Class B Common Stock are to be issued in a name other than that of the then record holder of the Class A Common Stock or Class B Common Stock, as the case may be, being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4 Subscription Rights. To the extent Class B LLC Units are issued pursuant to the Operating Agreement to (i) any Qualified Stockholder, such Qualified Stockholder shall have the right to subscribe for an equivalent number of shares of Class D Common Stock (subject to adjustment as set forth herein) in exchange for a payment in cash equal to the aggregate par value of such shares of Class D Common Stock or (ii) any stockholder of the Corporation other than a Qualified Stockholder, such stockholder shall have the right to subscribe for an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) in exchange for a payment in cash equal to the aggregate par value of such shares of Class B Common Stock.

6.5 Voluntary Conversion of Class C Common Stock and Class D Common Stock. Each share of Class C Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation, and each share of Class D Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation; provided that, for the avoidance of doubt, any such holder of shares of Class C Common Stock or Class D Common Stock may in such written notice to the Corporation specify that such conversion into shares of Class A Common Stock or Class B Common Stock, respectively, shall be contingent upon the consummation of one or more sale or other transfer transactions.

6.6 Automatic Conversion of Class C Common Stock and Class D Common Stock. Each share of Class C Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock and each share of Class D Common Stock shall automatically, without any further action, convert into one share of Class B Common Stock, in each case, upon a Transfer, other than a Transfer to a Qualified Stockholder.

6.7 Definitions. For purposes of this Section 6, references to:

(a) “Convertible Security” shall mean any evidences of indebtedness, shares or other securities, including restricted stock units, convertible into or exchangeable for shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, either directly or indirectly. For the avoidance of doubt, no share of Common Stock shall be deemed to be a Convertible Security.

(b) “Effectiveness Date” shall mean the date of the filing of this Certificate of Incorporation.

(c) “Immediate Family Member” shall mean, with respect to a Qualified Stockholder, a spouse, domestic partner, child, grandchild or other lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual, father, father-in-law, mother, mother-in-law, brother, step-brother, sister or step-sister.

(d) “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock.

(e) “Permitted Entity” shall mean, with respect to a Qualified Stockholder, (i) any general partnership, limited partnership, limited liability company, corporation, trust or other entity under the Voting Control of, controlling or under common control with (a) such Qualified Stockholder and/or (b) any other Permitted Entity of such Qualified Stockholder, (ii) solely with respect to a Qualified Stockholder that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such Qualified Stockholder or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Qualified Stockholder or (iii) any other corporation, partnership, limited liability company or trust approved by the Board.

(f) “Permitted Foundation” shall mean, with respect to a Qualified Stockholder, a trust, donor-advised fund or charitable organization or organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.

(g) “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, a “Roth IRA,” as defined in Section 408A(b) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that, in each case, such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock or Class D Common Stock held in such account, plan or trust.

(h) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class C Common Stock or Class D Common Stock (i) by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, (D) any Permitted Foundation of such Qualified Stockholder or (E) any Immediate Family Member of such Qualified Stockholder or (ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder or (B) any other Permitted Entity, Permitted Trust, Permitted IRA or Permitted Foundation of such Qualified Stockholder.

(i) “Permitted Transferee” shall mean a transferee of shares of Class C Common Stock or Class D Common Stock received in a Permitted Transfer.

(j) “Permitted Trust” shall mean, with respect to a Qualified Stockholder, (i) a trust for the benefit of such Qualified Stockholder and for the benefit of such Qualified Stockholder and such Qualified Stockholder’s Immediate Family Members, (ii) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust to such Qualified Stockholder or (iii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust.

(k) “Qualified Stockholder” shall mean (i) the record holder of a share of Class C Common Stock or Class D Common Stock as of the Effectiveness Date, (ii) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of the Corporation to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder, (iii) each natural person who Transferred shares of, or equity awards for, Class C Common Stock or Class D Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class C Common Stock or Class D Common Stock) to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder, (v) a Permitted Transferee and (iv) any natural person or general partnership, limited partnership, limited liability company, corporation, trust or other entity which has Voting Control of a Qualified Stockholder.

(l) “Transfer” of a share of Class C Common Stock or Class D Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class C Common Stock or Class D Common Stock to a broker or other nominee that results in a corresponding change in beneficial ownership (and excluding, for example, a transfer to a broker acting in capacity as an agent on behalf of a Qualified Stockholder and not as a principal), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 6.6:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class C Common Stock and Class D Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (B) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iv) the pledge of shares of Class C Common Stock or Class D Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(v) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of shares of Class C Common Stock or Class D Common Stock possesses or obtains an interest in such holder’s shares of Class C Common Stock or Class D Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class C Common Stock or Class D Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(vi) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class C Common Stock or Class D Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, as of the date that such entity is no longer a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation.

(m) “Voting Control” shall mean, with respect to a share of Class C Common Stock or Class D Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. A Qualified Stockholder will be deemed to have Voting Control with respect to shares contributed to a donor-advised fund.

7. Board of Directors.

7.1 Number of Directors.

(i) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be seven and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(ii) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (a) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Stock Directors pursuant to the provisions of any Certificate of Designation for such series of Preferred Stock; and (b) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from a Director’s death, resignation, disqualification, or removal from office shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the authorized number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Any Director may resign from office at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-laws. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or the Corporation’s acceptance of a resignation shall not be necessary to make it effective. Subject to any limitations imposed by applicable law and except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. In case the Board or any one or more Directors should be so removed, any new Directors shall be elected pursuant to terms of Section 7.2.

8. Meetings of Stockholders.

8.1 Action by Written Consent. Subject to, with respect to the Preferred Stock, the terms of any series of Preferred Stock, (i) for so long as the holders of shares of Class C Common Stock and Class D Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class C Common Stock and Class D Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting.

8.2 Meetings of Stockholders.

(i) An annual meeting of stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Board shall determine in accordance with the By-Laws.

(ii) Subject to any special rights of the holders of any series of Preferred Stock and the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the vice chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is hereby specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(iii) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

8.3 No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

9. Indemnification.

9.1 Limited Liability. No Director shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or hereafter may be amended to expand the scope of exculpation as permitted under the General Corporation Law. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 9.1, nor the adoption of any provision in this Certificate of Incorporation inconsistent with this Section 9.1, shall eliminate, reduce or otherwise adversely affect any limitation on personal liability of a Director existing at or prior to the time of such amendment, repeal or adoption.

9.2 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-law provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 9.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 9.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.4 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the By-laws. Any adoption, alteration, amendment or repeal of the By-laws by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders of the Corporation shall also have power to adopt, alter, amend or repeal the By-laws.

11. Adoption, Amendment or Repeal of Certificate of Incorporation. Subject to Article 5, the Corporation reserves the right to adopt, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

12. Forum for Adjudication of Disputes.

12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.4 Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Corporate Opportunity. To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to, or presented to, or acquired or developed by such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) such Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b) “Board” is defined in Section 5.1(ii)(1).

(c) “By-laws” is defined in Section 7.1(i).

(d) “Certificate of Designation” is defined in Section 5.2(a).

(e) “Class A Common Stock” is defined in Section 4.1.

(f) “Class A LLC Unit” means a unit of Opal Fuels LLC designated as a “Class A Unit” pursuant to the Operating Agreement.

(g) “Class B Common Stock” is defined in Section 4.1.

(h) “Class B LLC Unit” means a unit of Opal Fuels LLC designated as a “Class B Unit” pursuant to the Operating Agreement.

(i) “Class C Common Stock” is defined in Section 4.1.

(j) “Class D Common Stock” is defined in Section 4.1.

(k) “Common Stock” is defined in Section 4.1.

(l) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m) “Corporation” is defined in Section 1.

(n) “Directors” is defined in Section 7.1(i).

(o) “Enforcement Action” is defined in Section 12.2.

(p) “Foreign Action” is defined in Section 12.2.

(q) “General Corporation Law” means the General Corporation Law of the State of Delaware, as from time to time in effect.

(r) “Opal Fuels LLC” means Opal Fuels LLC, a Delaware limited liability company or any successor thereto.

(s) “Operating Agreement” means the Second Amended and Restated Operating Agreement of Opal Fuels LLC, dated as of [•], 2022, by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t) “Paired Interest” means one Class B LLC Unit, together with one share of Class B Common Stock or one share of Class D Common Stock, as the case may be, subject to adjustment pursuant to Article XI of the Operating Agreement.

(u) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(v) “Post-Acquisition LLC Members” means those members of Opal Fuels LLC, as set forth in the Operating Agreement, as of the date thereof.

(w) “Preferred Stock” is defined in Section 4.1.

(x) “Preferred Stock Directors” is defined in Section 7.1(ii).

(y) “Stock Adjustment” is defined in Section 5.1(ii)(3).

16. Sole Incorporator. The name and mailing address of the sole incorporator of the Corporation are:

Kirkland & Ellis LLP

609 Main St

Houston, Texas 77002

[Remainder of page intentionally left blank]

THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is its act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this [•] day of [•], 2022.

KIRKLAND & ELLIS LLP

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

EXHIBIT E

Form of Post-Closing ACT Bylaws

Exhibit E

BY-LAWS

OF

OPAL FUELS INC.

(a Delaware corporation)

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in these By-laws, unless the context otherwise requires, the term:

“Assistant Secretary” means an Assistant Secretary of the Corporation.

“Assistant Treasurer” means an Assistant Treasurer of the Corporation.

“Board” means the Board of Directors of the Corporation.

“By-laws” means these By-laws of the Corporation, as amended and restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Chairman” means the Chairman of the Board.

“Chief Executive Officer” means the Chief Executive Officer of the Corporation or if there are Co-Chief Executive Officers, the term “Chief Executive Officer” shall mean any Co-Chief Executive Officer.

“control” (including the terms “controlling” and “controlled”) means, with respect to the relationship between or among two or more persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Corporation” means Opal Fuels Inc.

“Derivative” is defined in Section 2.2(d)(iii).

“Directors” means the directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, and the rules and regulations promulgated thereunder.

“final adjudication” is defined in Section 7.3.

“General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“indemnitee” is defined in Section 7.3.

“law” means any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Lead Independent Director” is defined in Section 3.17.

“Nominating Stockholder” is defined in Section 3.3(c).

“Notice of Business” is defined in Section 2.2(c).

“Notice of Nomination” is defined in Section 3.3(d).

“Notice Record Date” is defined in Section 2.4(a).

“Office of the Corporation” means the executive office of the Corporation, anything in Section 131 of the General Corporation Law to the contrary notwithstanding.

“President” means the President of the Corporation.

“Proponent” is defined in Section 2.2(d)(i).

“Public Disclosure” is defined in Section 2.2(i).

“SEC” means the Securities and Exchange Commission.

“Secretary” means the Secretary of the Corporation.

“Stockholder Associated Person” is defined in Section 2.2(j).

“Stockholder Business” is defined in Section 2.2(b).

“Stockholder Information” is defined in Section 2.2(d)(iii).

“Stockholder Nominees” is defined in Section 3.3(c).

“Stockholders” means the stockholders of the Corporation.

“Treasurer” means the Treasurer of the Corporation.

“Vice Chairman” means a Vice Chairman of the Board.1

“Vice President” means a Vice President of the Corporation.

“Voting Commitment” is defined in Section 3.4.

“Voting Record Date” is defined in Section 2.4(a).

“undertaking” is defined in Section 7.3.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. Meetings of Stockholders may be held at any place, either within or without the State of Delaware, at such place or solely by means of remote communication or otherwise, as may be designated by the Board from time to time. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law.

2.2 Annual Meetings; Stockholder Proposals.

(a) A meeting of Stockholders for the election of Directors and other business shall be held annually on a date and at a time as may be designated by the Board from time to time. The Board may postpone or reschedule any annual meeting of Stockholders previously scheduled by the Board.

(b) At an annual meeting of Stockholders, only business (other than business relating to the nomination or election of Directors, which is governed by Section 3.3) that has been properly brought before the Stockholder annual meeting in accordance with the procedures set forth in this Section 2.2 shall be conducted. To be properly brought before an annual meeting of Stockholders, such business must be brought before the meeting (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 2.2 is delivered to the Secretary and at the time of the meeting, (B) is entitled to vote at the meeting and (C) complies with the notice and other provisions of this Section 2.2. Subject to Section 2.2(k), and except with respect to nominations or elections of Directors, which are governed by Section 3.3, clause (ii) of this Section 2.2(b) is the exclusive means by which a Stockholder may bring business before an annual meeting of Stockholders; provided that if Rule 14a-8 of the Exchange Act (or any successor rule) is applicable, a Stockholder may not bring business before any meeting if the Stockholder fails to meet the requirements of such rule. Any business brought before a meeting in accordance with clause (ii) of this Section 2.2(b) is referred to as “Stockholder Business.”

[1]	Note to Draft: The Vice Chairman to be a Fortistar nominee.

(c) Subject to Section 2.2(k), at any annual meeting of Stockholders, all proposals of Stockholder Business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”) and must otherwise be a proper matter for Stockholder action. To be timely, the Notice of Business must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (i) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (ii) no annual meeting was held during the prior year, the notice by the Stockholder to be timely must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure. In no event shall an adjournment or postponement, or Public Disclosure of an adjournment or postponement, of a Stockholder annual meeting commence a new time period (or extend any time period) for the giving of the Notice of Business.

(d) The Notice of Business must set forth:

(i) the name and record address of each Stockholder proposing Stockholder Business (each, a “Proponent”), as they appear on the Corporation’s books;

(ii) the name and address of any Stockholder Associated Person (defined below) of each Proponent;

(iii) as to each Proponent and any Stockholder Associated Person of such Proponent, (A) the class or series and number of shares of stock of the Corporation, directly or indirectly, held of record and beneficially by such Proponent or Stockholder Associated Person of such Proponent, (B) the date such shares of stock were acquired, (C) a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among such Proponent, any Stockholder Associated Person of such Proponent or any others (including their names) acting in concert with any of the foregoing, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such Proponent’s notice by, or on behalf of, such Proponent or any Stockholder Associated Person of such Proponent, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such Proponent or any Stockholder Associated Person of such Proponent with respect to shares of stock of the Corporation or with a value derived in whole or in part from the value or decrease in value of any class or series of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative”), (E) a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such Proponent or Stockholder Associated Person of such Proponent has a right to vote any shares of stock of the Corporation, (F) any rights to dividends on the stock of the Corporation owned beneficially by such Proponent or any Stockholder Associated Person of such Proponent that are separated or separable from the underlying stock of the Corporation, (G) any proportionate interest in stock of the Corporation or Derivatives held, directly or indirectly, by a general or limited partnership in which such Proponent or Stockholder Associated Person of such Proponent is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (H) any performance-related fees (other than an asset-based fee) that such Proponent or any Stockholder Associated Person of such Proponent is entitled to based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice. The information specified in Section 2.2(d)(i) to Section 2.2(d)(iii) is referred to herein as “Stockholder Information”;

(iv) the Stockholder Information with respect to any stock or other interests of the Corporation held by members of each Proponent’s or its Stockholder Associated Person’s immediate family sharing the same household;

(v) a representation to the Corporation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the Stockholder Business;

(vi) a brief description of the Stockholder Business desired to be brought before the annual meeting of Stockholders, the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these By-laws, the language of the proposed amendment) and the reasons for conducting such Stockholder Business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act);

(vii) any material interest of each Proponent and any Stockholder Associated Person of such Proponent in the Stockholder Business;

(viii) a representation to the Corporation as to whether each Proponent intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Stockholder Business or (B) otherwise to solicit proxies from the Stockholders in support of such Stockholder Business;

(ix) all other information that would be required to be filed with the SEC if the Proponents or Stockholder Associated Persons of the Proponents were participants in a solicitation subject to Section 14 of the Exchange Act; and

(x) a representation and covenant for the benefit of the Corporation that the Proponents shall provide any other information reasonably requested by the Corporation.

(e) The Proponents shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(f) In addition, the Proponents shall further update and supplement the information provided to the Corporation in the Notice of Business or upon the Corporation’s request pursuant to Section 2.2(e) as needed, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of five business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than two business days before the date for the meeting (in the case of the update and supplement required to be made as of five business days before the meeting or any adjournment or postponement thereof).

(g) The person presiding over the meeting of Stockholders shall, if the facts warrant, determine and declare to the meeting of Stockholders that business was not properly brought before the meeting of Stockholders in accordance with the procedures set forth in this Section 2.2, and if he or she should so determine, he or she shall so declare to the meeting of Stockholders and any such business not properly brought before the meeting of Stockholders shall not be transacted.

(h) If each Proponent (or a qualified representative of such Proponent) does not appear at the meeting of Stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.2, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of such writing or electronic transmission, at the meeting of Stockholders.

(i) “Public Disclosure” of any date or other information means disclosure thereof by a press release reported by the Dow Jones News Services, Associated Press or comparable U.S. national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(j) “Stockholder Associated Person” means, with respect to any Stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such Stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Stockholder or such beneficial owner.

(k) The notice requirements of this Section 2.2 shall be deemed satisfied with respect to Stockholder proposals that have been properly brought under Rule 14a-8 of the Exchange Act and that are included in a proxy statement that has been prepared by the Corporation to solicit proxies for an annual meeting of Stockholders. Further, nothing in this Section 2.2 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

2.3 Special Meetings. Special meetings of Stockholders may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of Stockholders shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of Stockholders shall be limited to matters relating to the purpose or purposes stated in the Corporation’s notice of meeting, and the Board shall have exclusive authority to determine the business included in such notice. The Chairman, a Vice Chairman, the chief executive officer or the Board may postpone, reschedule or cancel any special meeting of Stockholders previously called.

2.4 Record Date.

(a) For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than 60 days or less than ten days before the date of such meeting. The Notice Record Date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of such meeting shall be the date for making such determination (the “Voting Record Date”). For the purposes of determining the Stockholders entitled to consent to corporate action without a meeting of Stockholders in accordance with Section 228 of the General Corporation Law, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than ten days after the date on which the resolution fixing the record date is adopted by the Board. For the purposes of determining the Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock of the Corporation or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board and shall not be more than 60 days prior to such action.

(b) If no such record date is fixed by the Board:

(i) the record date for determining Stockholders entitled to notice of, and to vote at, a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii) the record date for determining Stockholders entitled to consent to corporate action without a meeting of Stockholders (unless otherwise provided in the Certificate of Incorporation or applicable law), when no prior action by the Board is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and if prior action by the Board is required by applicable law, the record date for determining Stockholders entitled to consent to corporate action in writing without a meeting of Stockholders shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and

(iii) the record date for determining Stockholders entitled to (i) receive payment of any dividend or other distribution or allotment of any rights, (ii) exercise any rights in respect of any change, conversion or exchange of stock of the Corporation or (iii) take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, shall be at the close of business on the day on which the Board adopts the resolutions relating thereto.

(c) when a determination of Stockholders of record entitled to notice of, or to vote at, any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof, unless the Board fixes a new Voting Record Date for the adjourned meeting of Stockholders, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for such adjourned meeting.

2.5 Notice of Meetings of Stockholders. Whenever, under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting in form of a writing or electronic transmission shall be given stating: (a) the place, if any, date and hour of such meeting; (b) the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (c) the Voting Record Date, if such date is different from the Notice Record Date; and, (d) in the case of a special meeting of Stockholders, the purpose or purposes for which such meeting is called. Unless otherwise provided by these By-laws or applicable law, the notice of any meeting of Stockholders shall be given, not less than ten days nor more than 60 days before the date of such meeting, to each Stockholder entitled to vote at such meeting as of the Notice Record Date. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, with postage prepaid, and directed to the Stockholder at his, her or its address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic mail or other electronic transmission in the manner provided in Section 232 of the General Corporation Law. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. If a meeting of Stockholders is adjourned to another time or place, notice need not be given of the adjourned meeting of Stockholders if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting of Stockholders at which the adjournment is taken. Any business that might have been transacted at the meeting of Stockholders as originally called may be transacted at the adjourned meeting of Stockholders. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at such meeting. If, after the adjournment, a new Voting Record Date is fixed for the adjourned meeting of Stockholders, the Board shall fix a new Notice Record Date in accordance with Section 2.4(b)(iii) and shall give notice of such adjourned meeting to each Stockholder entitled to vote at such meeting as of the Notice Record Date.

2.6 Waivers of Notice. Whenever the giving of any notice to Stockholders is required to be given by applicable law, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver electronic transmission by the person entitled to notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting of Stockholders shall constitute a waiver of notice of such meeting except when the Stockholder attends such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that such meeting has not been lawfully called or convened. Any Stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. Neither the business to be transacted at, nor the purposes of, any regular or special meeting of Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.

2.7 List of Stockholders. The Corporation shall prepare and make available, at least ten days before every meeting of Stockholders, a complete, alphabetical list of the Stockholders entitled to vote at the meeting of Stockholders (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list may be examined by any Stockholder or such Stockholder’s agent or attorney, at such Stockholder’s expense, for any purpose germane to the meeting of Stockholders, for a period of at least ten days prior to such meeting, during ordinary business hours at the principal place of business of the Corporation or on a reasonably accessible electronic network as provided by applicable law. If the meeting of Stockholders is to be held at a place, the list shall also be produced and kept at the time and place of such meeting during the whole time thereof and may be examined by any Stockholder who is present. If the meeting of Stockholders is held solely by means of remote communication, the list shall also be open for examination as provided by applicable law. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders or to vote in person or by proxy at any meeting of Stockholders.

2.8 Quorum of Stockholders; Adjournment. Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, at each meeting of Stockholders, the presence, in person, or represented by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of stock of the Corporation entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting, except that, where a separate vote by a class or series of classes of shares is required, a quorum shall consist of no less than a majority of the voting power of all outstanding shares of stock of such class or series of classes, as applicable, present in person or represented by proxy. In the absence of a quorum, the holders of a majority in voting power of the shares of stock of the Corporation present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting of Stockholders, and entitled to vote at the meeting may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of Directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including, but not limited to its own stock, held by it in a fiduciary capacity.

2.9 Voting; Proxies. Unless otherwise provided by the General Corporation Law and except as specifically provided in Section 5.1(i)(1) of the Certificate of Incorporation, each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock of the Corporation held by such Stockholder which has voting power upon the matter in question. At any meeting of Stockholders, all matters other than the election of Directors, except as otherwise provided by the Certificate of Incorporation, these By-laws or any applicable law, shall be decided by the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, a plurality of the votes cast shall be sufficient to elect Directors. Each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting of the Corporation may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy expressly provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting of Stockholders and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

2.10 Voting Procedures and Inspectors at Meetings of Stockholders. The Corporation, in advance of any meeting of Stockholders, shall appoint one or more inspectors, who may be employees of the Corporation, to act at such meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Stockholders, the person presiding at such meeting shall appoint one or more inspectors to act at such meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting of Stockholders and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at such meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of Stockholders shall be determined by the person presiding at such meeting and shall be announced at such meeting. No ballot, proxies, votes or any revocation thereof or change thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a Stockholder, shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

2.11 Conduct of Meetings; Adjournment. The Board may adopt such rules and procedures for the conduct of Stockholder meetings as it deems appropriate. At each meeting of Stockholders, the Chairman or, in the absence of the Chairman, the Vice Chairman or a designee appointed by the Chairman shall preside over each such meeting. Except to the extent inconsistent with the rules and procedures as adopted by the Board, the person presiding over the meeting of Stockholders shall have the right and authority to convene, adjourn and reconvene such meeting from time to time to prescribe such additional rules and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of such meeting. Such rules and procedures, whether adopted by the Board or prescribed by the person presiding over the meeting of Stockholders, may include (a) the establishment of an agenda or order of business for such meeting, (b) rules and procedures for maintaining order at such meeting and the safety of those present, (c) limitations on attendance at or participation in such meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over such meeting shall determine, (d) restrictions on entry to such meeting after the time fixed for the commencement thereof and (e) limitations on the time allotted to questions or comments by participants. The person presiding over any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of such meeting, may determine and declare to the meeting of Stockholders that a matter or business was not properly brought before such meeting and if such presiding person should so determine, he or she shall so declare to such meeting and any such matter or business not properly brought before such meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary or, in the absence of the Secretary, one of the Assistant Secretaries or a designee appointed by the Chairman shall act as secretary of the meeting of Stockholders. To the extent permitted by applicable law, meetings of Stockholders may be conducted by remote communications, including by webcast.

2.12 Order of Business. The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting of Stockholders.

2.13 Consent of Stockholders Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, or these By-laws, any action required or permitted to be taken at any annual or special meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of Stockholders at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the General Corporation Law. A consent must be set forth in writing or in an electronic transmission, and no consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner required by Section 228 of the General Corporation Law within 60 days of the first date on which a consent is so delivered to the Corporation. Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Corporation. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective. Prompt notice of the taking of the corporate action without a meeting of Stockholders by less than unanimous consent shall be given to those Stockholders who have not consented and who, if the action had been taken at a meeting of Stockholders, would have been entitled to notice of the meeting of Stockholders if the record date for such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in Section 228 of the General Corporation Law.

ARTICLE III

DIRECTORS

3.1 General Powers. Except as otherwise provided by the Certificate of Incorporation or the General Corporation Law, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

3.2 Number of Directors; Term of Office. Except as otherwise provided for in the Certificate of Incorporation or fixed pursuant to the provisions of Section 5.2 of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of the Certificate of Incorporation, initially be seven and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. Directors shall be elected by the stockholders at their annual meeting, and each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The Board of Directors shall elect from its ranks a Chairman of the Board of Directors, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.

3.3 Nominations of Directors.

(a) Notwithstanding the foregoing provisions of this Section 3.3, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. No decrease in the authorized number of Directors constituting the Board shall shorten the term of any incumbent Director.

(b) Subject to Section 3.3(k), only persons who are nominated in accordance with the procedures set forth in this Section 3.3 are eligible for election as Directors.

(c) Nominations of persons for election to the Board may only be made at a meeting of Stockholders properly called for the election of Directors and only (i) by or at the direction of the Board or any committee thereof or (ii) by a Stockholder who (A) was a Stockholder of record of the Corporation when the notice required by this Section 3.3 is delivered to the Secretary and at the time of such meeting, (B) is entitled to vote for the election of Directors at such meeting and (C) complies with the notice and other provisions of this Section 3.3. Subject to Section 3.3(k), clause (ii) of this Section 3.3(c) is the exclusive means by which a Stockholder may nominate a person for election to the Board. Persons nominated in accordance with clause (ii) of this Section 3.3(c) are referred to as “Stockholder Nominees.” A Stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder.”

(d) Subject to Section 3.3(k), all nominations of Stockholder Nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”). To be timely, the Notice of Nomination must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the attention of the Secretary, by the following dates:

(i) in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of Stockholders; provided, however, that if (A) the annual meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of Stockholders or (B) no annual meeting of Stockholders was held during the prior year, the notice by the Stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or Public Disclosure; and

(ii) in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or Public Disclosure.

(e) Notwithstanding anything to the contrary, if the number of Directors to be elected to the Board at a meeting of Stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting of Stockholders, a Notice of Nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the Office of the Corporation, addressed to the attention of the Secretary, no later than the close of business on the tenth day following the day on which such Public Disclosure is first made by the Corporation.

(f) In no event shall an adjournment or postponement, or Public Disclosure of an adjournment or postponement, of an annual or special meeting of Stockholders commence a new time period (or extend any time period) for the giving of the Notice of Nomination.

(g) The Notice of Nomination shall set forth:

(i) the Stockholder Information with respect to each Nominating Stockholder and Stockholder Associated Person of such Nominating Stockholder;

(ii) a representation to the Corporation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting of Stockholders and intends to appear in person or by proxy at such meeting to propose such nomination;

(iii) all information regarding each Stockholder Nominee and Stockholder Associated Person of the Nominating Stockholder nominating such Stockholder Nominee that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Exchange Act, the written consent of such Stockholder Nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement required by Section 3.4;

(iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a Nominating Stockholder, Stockholder Associated Person of such Nominating Stockholder or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such Nominating Stockholder, Stockholder Associated Person of such Nominating Stockholder or any person acting in concert therewith were the “registrant” for purposes of such rule and the Stockholder Nominee nominated by such Stockholder Nominee were a director or executive of such registrant;

(v) the Stockholder Information with respect to any stock or other interests of the Corporation held by members of the Nominating Stockholder’s or its Stockholder Associated Person’s immediate family sharing the same household;

(vi) a representation to the Corporation as to whether each Nominating Stockholder intends (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination of such Nominating Stockholder’s Stockholder Nominees or (B) otherwise to solicit proxies from Stockholders in support of such nomination;

(vii) all other information that would be required to be filed with the SEC if each Nominating Stockholder and Stockholder Associated Persons of such Nominating Stockholder were participants in a solicitation subject to Section 14 of the Exchange Act; and

(viii) a representation and covenant for the benefit of the Corporation that each Nominating Stockholder shall provide any other information reasonably requested by the Corporation.

(h) The Nominating Stockholders shall also provide any other information reasonably requested by the Corporation within ten business days after such request.

(i) In addition, the Nominating Stockholders shall further update and supplement the information provided to the Corporation in the Notice of Nomination or upon the Corporation’s request pursuant to Section 3.3(g) as needed, so that such information shall be true and correct as of the record date for the meeting of Stockholders and as of the date that is five business days before such meeting or any adjournment or postponement thereof. Such update and supplement must be delivered personally or mailed to, and received at, the Office of the Corporation, addressed to the Secretary, by no later than five business days after the record date for the meeting of Stockholders (in the case of the update and supplement required to be made as of the record date), and not later than two business days before the date for such meeting (in the case of the update and supplement required to be made as of five business days before the meeting or any adjournment or postponement thereof).

(j) The person presiding over the meeting of Stockholders shall, if the facts warrant, determine and declare to such meeting, that the nomination of Directors was not made in accordance with the procedures set forth in this Section 3.3, and, if he or she should so determine, he or she shall so declare to such meeting and the defective nomination shall be disregarded.

(k) If a Nominating Stockholder (or a qualified representative of such Stockholder) does not appear at the applicable Stockholder meeting to nominate its Stockholder Nominees, such nomination shall be disregarded and such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.3, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(l) Nothing in this Section 3.3 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

3.4 Nominee and Director Qualifications. Unless the Board determines otherwise, to be eligible to be a nominee for election or reelection as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice by the Board) to the Secretary at the Office of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors.

3.5 Resignation. Any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Corporation. When one or more Directors shall resign from the Board, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

3.6 Compensation. Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees (payable in cash or equity) for attendance at Directors’ meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.6 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

3.7 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by the Board or its Chairman.

3.8 Special Meetings. Special meetings of the Board may be held at such times and at such places within or without the State of Delaware as may be determined by the Chairman or the Vice Chairman on at least 24 hours’ notice to each Director given by one of the means specified in Section 3.11 other than by mail or on at least three days’ notice if given by mail.

3.9 Telephone Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in such meeting can hear each other. Participation by a Director in a Board or Board committee meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

3.10 Adjourned Meetings. A majority of the Directors present at any meeting of the Board, including an adjourned meeting of the Board, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 other than by mail or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting of the Board that might have been transacted at the meeting of the Board as originally called.

3.11 Notice Procedure. Subject to Section 3.8 and in Section 3.12, whenever notice is required to be given to any Director by applicable law, the Certificate of Incorporation or these By-laws, such notice shall be deemed given effectively if given in person or by telephone, mail or electronic mail addressed to such Director at such Director’s address or email address, as applicable, as it appears on the records of the Corporation, facsimile or by other means of electronic transmission.

3.12 Waiver of Notice. Whenever notice is required to be given to Directors by applicable law, the Certificate of Incorporation or these By-laws, a written waiver, signed by the Director entitled to the notice, or a waiver by electronic transmission by the Director entitled to notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting of the Board shall constitute a waiver of notice of such meeting except when the Director attends a meeting of the Board for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that such meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or Board committee meeting need be specified in any waiver of notice.

3.13 Organization. At each meeting of the Board, the Chairman, or in the absence of the Chairman, a Vice Chairman, or if a Vice Chairman has not been appointed or is absent, a Director or Officer appointed by the Chairman, shall preside. The Secretary shall act as secretary at each meeting of the Board. If the Secretary is absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at such meeting may appoint any person to act as secretary of such meeting.

3.14 Quorum of Directors. The presence in person of a majority of the total number of Directors of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

3.15 Voting. Except as otherwise expressly required by these By-laws or the Certificate of Incorporation, the vote of a majority of the Directors present at a meeting of the Board at which a quorum is present shall be the act of the Board; provided that to the extent one or more Directors recuses himself or herself from an act, the act of a majority of the remaining Directors present at such meeting shall be the act of the Board.

3.16 Action Without Meeting. Unless otherwise restricted by these By-laws or the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting of the Board or the committee, if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and, after an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee thereof, in the same paper or electronic form as the minutes are maintained.

3.17 Chairman, Vice Chairman and Lead Independent Director. The Board of Directors may appoint from its members a Chairman. The Board of Directors may, in its sole discretion, from time to time appoint one or more Vice Chairman, each of whom in such capacity shall report directly to the Chairperson. The Chairman, if appointed and when present, shall preside at all meetings of Stockholders and the Board. The Chairman shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the

Board shall designate from time to time. The Chairman, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board as lead independent director to serve as such until replaced by the Board (“Lead Independent Director”). The Lead Independent Director will perform such other duties as may be established or delegated by the Board.

ARTICLE IV

COMMITTEES OF THE BOARD

4.1 Committees of the Board. The Board may, by resolution, designate one or more committees of the Board, including, without limitation, an audit committee, a compensation committee, an investment committee and an executive committee, and each such committee shall consist of one or more of the Directors of the Corporation. The Board may, by resolution, adopt (a) an overall governance policy, which may include a delegation of authority from the Board to any such committee and/or any officer of the Corporation, and/or (b) a charter for any such committee. The Board may designate one or more Directors as alternate members of any committee of the Board, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee of the Board shall be absent from any meeting of such committee, or disqualified from voting thereat, the remaining member or members present at such meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at such meeting in the place of any such absent or disqualified member. Any such committee of the Board, to the extent permitted by applicable law, and to the extent provided by resolution of the Board designating such committee, in an overall governance policy and/or the charter for such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. The Board may remove any Director from any committee of the Board at any time, with or without cause. Unless the Board provides otherwise, at all meetings of a committee of the Board, a majority of the then authorized members of such committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of such committee present at any meeting of such committee at which there is a quorum shall be the act of such committee. Each committee of the Board shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee of the Board designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee of the Board shall conduct its business in the same manner as the Board conducts its business pursuant to ARTICLE III.

ARTICLE V

OFFICERS

5.1 Positions; Election. The Board may from time to time elect officers of the Corporation, which may include a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer and any other officers as it may deem proper. The Board may delegate to any elected officer of the Corporation the power to appoint and remove any such officers and to prescribe their respective terms of office, authorities and duties. Any number of offices may be held by the same person. Should the Corporation or any of its subsidiaries enter into any management services or similar agreement with another entity (each as may be amended, supplemented, restated or replaced from time to time), the officers of the Corporation may be the officers or employees of such entity to the extent permitted by applicable law.

5.2 Term of Office. Each officer of the Corporation shall hold office for such term as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer of the Corporation may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer of the Corporation shall be without prejudice to the contract rights of the Corporation, if any. Any officer of the Corporation may be removed at any time with or without cause by the Board or, in the case of appointed officers of the Corporation, by any elected officer of the Corporation upon whom such power of removal shall have been conferred by the Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or, in the case of appointed officers of the Corporation, by any elected officer of the Corporation upon whom such power of appointment shall have been conferred by the Board. The election or appointment of an officer of the Corporation shall not of itself create contract rights.

5.3 Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of chief executive officer of a corporation and such other duties as may be determined from time to time by the Board. The Board may appoint Co-Chief Executive Officers who shall share the powers, rights and obligations set forth herein or otherwise determined by the Board.

5.4 President. The President shall have duties incident to the office of president of a corporation and any other duties as may from time to time be assigned to the President by the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) or the Board and subject to the control of the Chief Executive Officer (if the President and Chief Executive Officer are not the same person) and the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

5.5 Vice Presidents. Each Vice President (including Executive Vice Presidents and Senior Vice Presidents) shall have the duties incident to the office of vice president of a corporation and any other duties that may from time to time be assigned to such Vice President by the Chief Executive Officer, the President or the Board. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

5.6 Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office of chief financial officer of a corporation and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that the Chief Financial Officer has been appointed and the Treasurer has not been appointed, all references in these By-laws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each of the Treasurer and any Assistant Treasurer, and each controller and assistant controller, shall perform other duties commonly incident to the office of chief financial officer of a corporation and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

5.7 Secretary. The Secretary shall attend all meetings of the Board and of the Stockholders, record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary or an Assistant Secretary shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or such Assistant Secretary. The Board may give general authority to any other officer of the Corporation to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chairman, the Vice Chairman the Chief Executive Officer, the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.

5.8 Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever, deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents of the Corporation transacting the same, render to the Chief Executive Officer, the President or the Board, whenever the Chief Executive Officer, the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.

5.9 Assistant Secretaries and Assistant Treasurers. Each Assistant Secretary and each Assistant Treasurer shall perform such duties as shall be assigned to it by the Secretary or the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.

ARTICLE VI

GENERAL PROVISIONS

6.1 Certificates Representing Shares. The shares of stock of the Corporation may be represented by certificates or be uncertificated shares evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares of stock of the Corporation are represented by certificates, such certificates shall be in the form approved by the Board. The certificates representing shares of stock of the Corporation shall be signed by, or in the name of, the Corporation by the Chief Executive Officer, the President or any Vice President, the Chief Financial Officer and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar of the Corporation whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

6.2 Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

6.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the allegedly lost, stolen or destroyed certificate or his, her or its legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

6.5 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

6.6 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year unless otherwise determined by the Board.

6.7 Amendments. These By-laws may be adopted, altered, amended or repealed in accordance with the Certificate of Incorporation and the General Corporation Law.

6.8 Conflict with Applicable Law or Certificate of Incorporation. These By-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these By-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION

7.1 Directors and Executive Officers. The Corporation shall indemnify its Directors and executive officers (for the purposes of this ARTICLE VII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Exchange Act) to the extent not prohibited by the General Corporation Law or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its Directors and executive officers; provided, further, that the Corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by applicable law, (b) the proceeding was authorized by the Board, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the General Corporation Law or any other applicable law or (d) such indemnification is required to be made under Section 7.4.

7.2 Other Officers, Employees and Other Agents. The Corporation shall have the power to indemnify its officers (other than executive officers who shall be indemnified pursuant to Section 7.1), employees and other agents as set forth in the General Corporation Law or any other applicable law. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers of the Corporation or other persons as the Board shall determine.

7.3 Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise (each, an “indemnitee”) prior to the final disposition of such action, suit or proceeding, promptly following request therefor, all expenses incurred by any indemnitee in connection with such action, suit or proceeding; provided, however, that if the General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 7.3 or otherwise.

7.4 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to indemnitees under these By-laws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such indemnitee. Any right to indemnification or advances granted by this ARTICLE VII to an indemnitee shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a Director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law or any other applicable law, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by an indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VII or otherwise shall be on the Corporation.

7.5 Non-Exclusivity of Rights. The rights conferred on any person by these By-laws shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its Directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law or by any other applicable law.

7.6 Survival of Rights. The rights conferred on any person by these By-laws shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.7 Insurance. To the fullest extent permitted by the General Corporation Law or any other applicable law, the Corporation, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this ARTICLE VII.

7.8 Amendments. Any amendment, repeal or modification of this ARTICLE VII shall only be prospective only and shall not affect the rights under these By-laws in effect at the time of the alleged occurrence of any action or omission that is the cause of any proceeding against any agent of the Corporation.

7.9 Saving Clause. If these By-laws or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee to the full extent not prohibited by any applicable portion of this ARTICLE VII that shall not have been invalidated, or by any other applicable law. If this ARTICLE VII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each indemnitee to the full extent under any other applicable law.

7.10 Certain Definitions. For the purposes of this ARTICLE VII, the following definitions shall apply:

(a) the term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative;

(b) the term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding;

(c) the term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued;

(d) references to a “Director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise; and

(e) (i) references to (A) “other enterprises” shall include employee benefit plans, (B) “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan and (C) “serving at the request of the Corporation” shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries and (ii) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VII.

[Remainder of Page Intentionally Left Blank]

CERTIFICATE OF ADOPTION OF BY-LAWS

The undersigned hereby certifies that [he][she] is the duly elected, qualified and acting Secretary of Opal Fuels Inc., a Delaware corporation (the “Corporation”), and that the foregoing By-laws, comprising [twenty five] pages, were adopted as the Corporation’s By-laws on [•], 2021, by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this[•] day of [•], 20[•].

Name: [•]
Title: Secretary

EXHIBIT F

Form of Post-Closing Company LLC Agreement

Exhibit F

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPAL FUELS LLC1

a Delaware limited liability company

Dated as of [•], 2022

THE LIMITED LIABILITY COMPANY UNITS OF OPAL FUELS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

[1]

ACT and the Company acknowledge advice provided by the Company’s accountants to the effect that a board-managed structure may be advantageous. The parties agree to evaluate any further advice on this topic from the Company’s accountants, and, if recommended by the parties’ advisors on the basis of a material benefit to the post-closing company, pursue and make good faith efforts to implement a shift from a member-managed to manager-managed structure.

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPAL FUELS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Opal Fuels LLC (the “Company”), is made as of [•], 2022 (the “Effective Date”) by and among the Members set forth on Exhibit A hereto and each other person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Certificate (as defined below) in the office of the Secretary of State of the State of Delaware on December 30, 2020 under the name ACCELER8 Holdings LLC;

WHEREAS, the Company entered into a Limited Liability Company Agreement dated as of December 30, 2020 (the “Original Agreement”) with certain of the Members;

WHEREAS, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC, effective as of November 29, 2021 (the “Existing Agreement”).

WHEREAS, the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein;

WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with the Business Combination Agreement, dated as of December 2, 2021 (the “Business Combination Agreement”), by and among ArcLight Clean Transition Corp. II (which pursuant to the transactions contemplated under the Business Combination Agreement, will have changed its name to Opal Fuels Inc., the “Managing Member”), the Company, and Opal HoldCo LLC, the Managing Member has acquired equity interests of the Company, in exchange for the consideration described in the Business Combination Agreement, and the Managing Member has become the sole managing member of the Company (the “Business Combination”);

WHEREAS, pursuant to the Business Combination, (i) the Class A Interests outstanding prior to the effectiveness of this Agreement were cancelled and certain of the holders thereof received the number of Class B Units set forth opposite such Member’s name on Exhibit A hereto in accordance with Section 2.5 of the Business Combination Agreement, and (ii) the Managing Member received the number of Class A Units set forth opposite the Managing Member’s name on Exhibit A hereto in accordance with Section 2.5 of the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, (i) the Members have agreed to amend and restate the Existing Agreement in its entirety as set forth herein and (ii) the Managing Member, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and shall have the rights and obligations of the Managing Member as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the Existing Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as it may be amended from time to time.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Board” means the Board of Directors of the Managing Member.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” has the meaning set forth in the Business Combination Agreement

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03 hereof.

“Capital Contribution’’ means, with respect to any Member, the aggregate amount of money contributed to the Company and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to Article V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (b) the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company;

(c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) the deemed Conversion (as defined below) of any Earnout Units (as defined below) into Class B Units in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (g) on the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement; and (h) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). If any Earnout Units are outstanding upon the occurrence of an event described in this paragraph (a) through (h) (other than, if applicable, the Earnout Units undergoing a Conversion that gives rise to the occurrence of such event), the Company shall adjust the Carrying Values of its properties in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as though such Earnout Units were noncompensatory options. The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 11.01(c).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected to make a Cash Exchange Payment in accordance with Section 11.01(c):

(a) if the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b) if shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate” means the Certificate of Formation of the Company as filed in the office of the Secretary of State of the State of Delaware on December 30, 2020.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Managing Member shall be considered a Corporation Offer for purposes of Article XI hereof.

“Class” means the classes or series of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement the only authorized Classes are the Series A Preferred Units, the Series A-1 Preferred Units, Class A Units and Class B Units. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Common Stock” means the Class A common stock of the Managing Member, par value $0.0001 per share.

“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units then owned by such Member by the aggregate number of Class A Units then owned by all Members.

“Class A/B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units and Class B Units then owned by such Member by the aggregate number of Class A Units and Class B Units then owned by all Members.

“Class A Units” means the Units of limited liability company interest in the Company designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class A Unit Capital Account Amount” means, from time to time, the Capital Account a Member would have if such Member held a single Class A Unit.

“Class B Common Stock” means the Class B common stock of the Managing Member, par value $0.0001 per share.

“Class B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class B Units then owned by such Member by the aggregate number of Class B Units then owned by all Members.

“Class B Units” means the Units of limited liability company interest in the Company designated as the “Class B Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class C Common Stock” means the Class C common stock of the Managing Member, par value $0.0001 per share.

“Class D Common Stock” means the Class D common stock of the Managing Member, par value $0.0001 per share.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contingencies” has the meaning set forth in Section 9.03a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporation Offer” has the meaning set forth in Section 11.07.

“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Designated Individual” has the meaning set forth in Section 5.08.

“Direct Exchange” has the meaning set forth in Section 11.06.

“Direct Exchange Election Notice” has the meaning set forth in Section 11.06.

“Disabling Event” means the Managing Member ceasing to be the Managing Member of the Company.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 11.01(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns shares of Class A Common Stock or Class C Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock or Class C Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (A) the date of the declaration of a dividend by the Managing Member and ending on the first day following (B) the record date determined by the Managing Member with respect to such dividend declared pursuant to clause (A), which period of time shall be no longer than ten Business Days; provided that in no event shall an Exchange Blackout Period with respect to clause (b) of this definition occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 11.01(b), unless the Exchanging Member submits a written request to extend such date and the Managing Member in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided that if the Exchange Date for any Exchange with respect to which the Managing Member elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice” has the meaning set forth in Section 11.01(b).

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 11.01(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock or Class C Common Stock for which an Exchanged Unit is entitled to be exchanged at such time in accordance with Article XI. On Effective Date, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 11.04.

“Exchanged Units” means any Class B Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Holder exchanging Units pursuant to Section 11.01(a) of this Agreement.

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 12.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Amount” has the meaning set forth in Section 4.01b)ii).

“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer, director or manager of the Company pursuant to Section 5.15 of the Business Combination Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Managing Member” means Opal Fuels Inc., a corporation incorporated under the laws of the State of Delaware, or any successor Managing Member admitted to the Company in accordance with the terms of this Agreement, in its capacity as the managing member of the Company.

“Managing Member Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which the Managing Member is incorporated or formed, as applicable, as in effect and amended from time to time.

“Member” means, at any time, each person listed on Exhibit A hereto, in each case for so long as he, she or it remains a Member of the Company as provided hereunder.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“NASDAQ” means any of The Nasdaq Global Select Market, The Nasdaq Global Market and The Nasdaq Capital Market.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Officer” means each Person designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Members” means the Members of the Company as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) of the Business Combination.

“Original Member Representative” means Opal Holdco LLC or such other Person as may be appointed from time to time by holders of a majority of Units held by Original Members who hold Units at the time of determination.

“Paired Interest” means one Class B Unit, on the one hand, and one share of Class B Common Stock or one share of Class D Common Stock, on the other hand.

“Partnership Representative” has means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.

“Performance Vesting ACT Shares” means certain shares of Class A Common Stock, originated from the conversion of Class B ordinary shares of ArcLight Clean Transition Corp. II in the ACT Share Conversion (as such term is defined in the Business Combination Agreement), which (following the Effective Date) are subject to vesting and forfeiture in accordance with the terms of that certain Sponsor Letter Agreement, dated December 2, 2021, by and among the Company, the Managing Members and the other parties named therein.

“Permitted Exchange Event” means any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a) the Exchange is part of one or more Exchanges by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(b) the Exchange is in connection with a Corporation Offer or a Change of Control; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of such Corporation Offer or such Change of Control date (and, for the avoidance of doubt, shall not be effective if such Corporation Offer is not consummated or such Change of Control does not occur); or

(c) the Exchange is permitted by the Managing Member, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Managing Member determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Primary Indemnification” has the meaning set forth in Section 10.02a).

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Proceeding” has the meaning set forth in Section 10.02a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Quarterly Exchange Date” means either (a) for each fiscal quarter, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Exchange Notice Period or (b) such other date as the Managing Member shall determine in its sole discretion; provided that such date is at least 60 days after the expiration of the Quarterly Exchange Notice Period; provided further that the Managing Member shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which the Managing Member releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Managing Member that may be applicable to a Member (or such other date within such quarter as the Managing Member shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, the Managing Member may change the definition of “Quarterly Exchange Notice Period” with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (a) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (b) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than ten Business Days from the date the written notice of such change is sent to each Member (other than the Managing Member) and (c) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Holders to exercise their Exchange rights pursuant to Article XI.

“Redemption” has the meaning set forth in Section 11.01(a).

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(d).

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Offering” has the meaning set forth in Section 11.01(e).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of shares of Class A Common Stock (to the extent the Exchanging Member has surrendered shares of Class B Common Stock) or Class C Common Stock (to the extent that the Exchanging Member has surrendered shares of Class D Common Stock), in each case equal to the product of the number of Exchanged Units multiplied by the Exchange Rate. For the avoidance of doubt, in the event that the Exchanging Member has surrendered shares of (a) Class B Common Stock, the Exchanging Member shall be entitled to receive shares of Class A Common Stock and (b) Class D Common Stock, the Exchanging Member shall be entitled to receive shares of Class C Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01b)ii).

“Tax Distributions” has the meaning set forth in Section 4.01b)ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of or about the date hereof among the Company, [AGENT], Managing Member and the other parties from time to time party thereto, as amended from time to time.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A Common Stock or Class C Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company, other than a Transfer effected in accordance with Section 3.07(a) or Section 3.07(b).

“Trading Day” means a day on which the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Company meets the requirements of the Private Placement Safe Harbor.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours) or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case, as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Certificate on December 30. 2020. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “Opal Fuels LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.03 Term. The term of the Company commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Company in accordance with Article IX. The existence of the Company shall continue until cancellation of the Certificate in the manner required by the Act.

2.04 Offices. The Company may have offices at such places either within or outside the State of Delaware as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located at c/o OPAL Fuels LLC, One North Lexington Avenue, Suite 1450, White Plains, NY 10601, Attention: Office of General Counsel.

2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Company in the State of Delaware shall be located at CORPORATION TRUST CENTER 1209 ORANGE ST, WILMINGTON, DE 19801. The name of the registered agent of the Company for service of process on the Company in the State of Delaware at such address shall be THE CORPORATION TRUST COMPANY.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Delaware.

2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution this Agreement, are admitted as Members of the Company.

The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.06 hereof.

2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with Article VIII.

2.10 Representations of Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units that:

(a) Organization; Authority

(i) To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(c) Due Inquiry. To the extent such Member has acquired Units directly from the Company, it has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

(e) Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE III

MANAGEMENT

3.01 Managing Member

(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.

(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Members in writing from time to time.

3.02 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, compensation and meeting costs of any Board or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02.

3.04 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in its capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of its duties hereunder or otherwise.

3.05 Authority of Members. No Member (other than the Managing Member), in its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein or in any Certificate of Designations, no Member (other than the Members holding Class A Units) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise expressly set forth in this Agreement or any Certificate of Designations, the conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one or more Members as officers or employ one or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

3.07 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Members holding a majority of the Class B Units held by all Members (excluding the Managing Member and any Members controlled by the Managing Member) or (y) the following conditions are satisfied:

(a) in connection with any such Termination Transaction, (i) each holder of Class B Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class B Unit an amount of cash, securities or other property equal to the product of (x) the number of shares of Class A Common Stock or Class C Common Stock into which a Class B Unit is then exchangeable pursuant to Article XI of this Agreement and (y) the greatest amount of cash, securities or other property paid to a holder of one share of Class A Common Stock or Class C Common Stock, as applicable, in consideration of one share of Class A Common Stock or Class C Common Stock, as applicable, pursuant to the terms of such Termination Transaction; provided, that the condition set forth in this Section 3.07(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, voting a single class in accordance with the Managing Member Charter, and each holder of Class B Units (other than the Managing Member and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class B Units would have received had such Class B Units been exchanged for shares of Class A Common Stock or Class C Common Stock in an Exchange pursuant to Article XI immediately prior to the expiration of such purchase, tender or exchange offer, such holder of Class B Units had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class B Unit is referred to as the “Transaction Consideration”); and (ii) the Company receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class B Units and Class A Units (including the Managing Member and its wholly owned Subsidiaries unless waived by the Managing Member) for U.S. federal income tax purposes (except to the extent of cash, marketable securities or other property received); or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) the Company or (y) another limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. Federal income tax purposes; (iii) the Members (other than entities controlled by the Managing Member) that held Class B Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the proportion of the relative fair market value of the net assets of the Company to the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Members with respect to the Surviving Company are at least as favorable as those of Members holding Class B Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to the TRA Parties (as defined in the Tax Receivable Agreement) equivalent to (and in lieu of) the payments that would be required to be made to such TRA Parties if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other Members (not including the Managing Member); and (v) such rights include the right, to the same extent provided to holders of Class B Units pursuant to Article XI of this Agreement, to exchange their interests in the Surviving Company (together with voting securities of the Managing Member or its successor) for: (1) a number of publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to antidilution adjustments comparable to those set forth in Section 11.02 (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Cash Exchange Payment” as set forth in Article XI of this Agreement.

(c) In connection with any Termination Transaction permitted by Section 3.07(b) hereof, the relative fair market values shall be reasonably determined by the Managing Member as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Members than the relative values reflected in the terms of such transaction.

ARTICLE IV

DISTRIBUTIONS

4.01 Distributions

(a) Operating Distributions. Except as may otherwise be set forth in any Certificate of Designations, the Managing Member, in its sole discretion, may authorize distributions (to the extent of Available Cash) by the Company to the holders of Class A Units and Class B Units at any time and from time to time. Subject to Section 4.01(b) with respect to Tax Distributions and further subject to the provisions of any Certificate of Designations, all Distributions by the Company shall be made or allocated to holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder. For the avoidance of doubt, (i) the Managing Member may authorize distributions to holders of preferred Units in accordance with the terms the applicable Certificate of Designations and (ii) no holder of preferred Units shall have any right to receive any distribution pursuant to this Agreement and shall only be entitled to the rights and privileges set forth in the applicable Certificate of Designations.

(b) Tax Distributions (i) With respect to each Member holding Class A Units or Class B Units, the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member with respect to such Units for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member with respect to such Units pursuant to Section 4.01(a) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, in the case of the Managing Member, the “Member’s Required Tax Distribution” shall be increased to the extent that the payment obligations of the Managing Member under the Tax Receivable Agreement with respect to any Tax Estimation Period exceed the Managing Member’s available cash (taking into account its obligations or reserves for the payment of taxes, liabilities, expenses, and other corporate purposes). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member holding Class A Units or Class B Units, the net taxable income of the Company allocated or allocable to such Member with respect to such Units for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement and any Certificate of Designations, but including for the avoidance of doubt any income allocated or allocable to a Member pursuant to Section 704(c) of the Code); provided, however, that net taxable income shall be determined without regard to any special adjustment of tax items as a result of any election under Section 754 of the Code, including any adjustment pursuant to Section 734 and 743 of the Code.

(i) At least five (5) days before the quarterly due date for payment by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash) to the Members holding Class A Units or Class B Units, pro rata based upon the number of such Units held by each such Member an amount of cash sufficient to provide each such Member with a distribution at least equal to such Member’s Required Tax Distribution (with amounts distributed pursuant to this Section 4.01(b), “Tax Distributions”) (in the event there is insufficient Available Cash to distribute to each such Member their Member’s Required Tax

Distribution in full, then the Company shall distribute such Tax Distributions pro rata to each such Member holding Class A Units or Class B Units based on the relative amount of each such Member’s Required Tax Distribution assuming such amounts were paid in full). Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 4.01(a) and Section 4.02.

(ii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.01(a) and Section 4.02.

(c) Special Distribution. The Managing Member shall, on the date hereof, cause the Company to distribute the Contributed ACT Shares (as such term in defined in the Business Combination Agreement) to the holders of Class B Units in accordance with Schedule II to the Business Combination Agreement.

4.02 Liquidation Distribution. Subject to Section 4.01(b) with respect to Tax Distributions and the provisions of any Certificate of Designations, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Act or other applicable Law or the terms of any credit agreement or other third-party agreement or arrangement to which the Company is a party.

4.04 Performance Vesting ACT Shares. Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, any distributions that would be made pursuant to Section 4.01(a) and Section 4.02 in respect of the Class A Units issued to the Managing Member that correspond to Performance Vesting ACT Shares that have not satisfied the vesting criteria described in the Sponsor Letter Agreement at the time such distribution is made shall be held back and recorded by the Company and such amounts shall either be (i) released to the Managing Member at such time (if any) as the corresponding Performance Vesting ACT Shares satisfy the vesting criteria set forth in Sponsor Letter Agreement or (ii) released to the Company at such time as the corresponding Performance Vesting ACT Shares are forfeited to the Company in accordance with the terms of the Sponsor Letter Agreement.

4.05 Use of Distribution Funds. The Managing Member shall use distributions received from the Company for payment of taxes, obligations under the Tax Receivable Agreement, liabilities or expenses, to loan funds to the Company in accordance with this Agreement, to contribute funds to the Company in exchange for additional Class A Units, for the payment of dividends to its shareholders or for other general corporate purposes, in each case as determined in the sole discretion of the Managing Member; provided that the Managing Member may not use such distributions to acquire any Units, except as otherwise expressly provided in Section 7.03 or any Certificate of Designations (but subject to the terms of any Certificate of Designations).

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units, as specified in the books and records of the Company.

5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.

5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 9.03, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.05 Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i) (4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Units and Class B Units in accordance with their respective Class A/B Percentage Interest.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05a), (b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), (b) or (c) had not occurred.

(h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(i) Allocations Relating to Earnout Units. Notwithstanding anything to the contrary contained in this Agreement, (1) no allocation (of Profits or Losses or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units undergo a Conversion into Class B Units and (2) in the event the Carrying Value of any Company asset is adjusted pursuant to clause (f) of the definition of Carrying Value, any Profits or Losses resulting from such adjustment shall, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in any other manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) such that the Capital Account balance relating to each Class B Unit (including any Earnout Units that have undergone a Conversion into Class B Units) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Class B Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Class B Unit to be so equal in amount.

5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member and permitted by the Code and Treasury Regulations, provided that the prior written consent of Original Member Representative (and its successors or assigns) shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulations Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the Managing Member shall make such allocations for tax purposes as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.05(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Section 1446(f) of the Code, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.

5.08 Partnership Representative.

(a) The Original Member Representative is hereby designated as the Company’s “tax matters partner” for U.S. federal income tax purposes under Section 6231(a)(7) of the Code, as in effect for taxable years of the Company beginning on or before December 31, 2017, and as the Company’s “partnership representative” as that term is defined in the Revised Partnership Audit Provisions for taxable years of the Company beginning after December 31, 2017 and ending on or prior to December 31, 2021. The Managing Member is hereby designated as the “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning on or after January 1, 2022. In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by the Managing Member as the Partnership Representative. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that each of the Company and the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other income tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding the foregoing or anything to the contrary in this

Agreement, with respect to any “imputed underpayment” arising in connection with any Audit relating to any taxable year for which the Original Member Representative is the Partnership Representative, at the election of the Managing Member (in its reasonable discretion), the Original Member Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Audit for taxable years beginning on or after January 1, 2022 (a “Specified Audit”), and (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit to the maximum extent permitted by the applicable tax authority, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. Notwithstanding the foregoing, (i) each of the obligations of the Partnership Representative and the Company, and rights of the Original Member Representative and Original Members, under this Section 5.08(c) shall terminate and have no further force or effect from and after the date that the Original Members no longer own 20% of the combined Class A Units and Class B Units, and (ii) with respect to any “imputed underpayment” arising in connection with any Audit, at the election of the Managing Member (in its reasonable discretion), the Partnership Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(d) All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 12.12 or otherwise in accordance with this Agreement, Sections 5.03 and 5.04 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law.

5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

6.01 Books and Records

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b) Except as limited by Section 6.01c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).

(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. The Company, within 90 days of the close of the Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by February 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

(e) The Company shall make the following elections on the appropriate tax returns (provided that the election described in clause (ii) below cannot be rescinded without the prior written consent of the Original Member Representative):

(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;

(ii) to have in effect (and, to the extent within the control of the Managing Member, to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the taxable year of the Company that includes the Effective Date and each subsequent taxable year in which an Exchange pursuant to Article XI occurs; and

(iii) any other available election that the Managing Member reasonably deems appropriate; provided that, for so long as the Original Members collectively own at least 20% of the combined Class A Units and Class B Units, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

ARTICLE VII

COMPANY UNITS

7.01 Units.

(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of four Classes:

(i) “Class A Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, the Managing Member holds the number of Class A Units set forth opposite the Managing Member’s name on Exhibit A attached hereto.

(ii) “Class B Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Member holds the number of Class B Units set forth opposite such Member’s name on Exhibit A attached hereto. Class B Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units. Notwithstanding anything to the contrary contained herein, the Class B Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise expressly set forth herein or required by law. Certain Class B Units may be subject to vesting as set forth in this Agreement or any other written agreement related to such Class B Units, including the Existing Agreement. By entering into this Agreement, any holder of Class B Units issued pursuant to the Business Combination Agreement hereby approves, ratifies and confirms the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination.

(iii) “Series A Preferred Units”. There are no outstanding Units of such Class as of the date of this Agreement. The Series A Preferred Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in the applicable Certificate of Designations. Notwithstanding anything contained herein to the contrary, the Series A Preferred Units shall not be entitled to vote on any matters or receive any to any dividends or distributions, except as set forth in the applicable Certificate of Designations.

(iv) “Series A-1 Preferred Units”. As of the date of this Agreement each Member holds the number of Series A-1 Preferred Units set forth opposite such Member’s name on Exhibit A attached hereto. The Series A-1 Preferred Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in the applicable Certificate of Designations. Notwithstanding anything contained herein to the contrary, the Series A Preferred Units shall not be entitled to vote on any matters or receive any to any dividends or distributions, except as set forth in the applicable Certificate of Designations.

(b) Subject to Section 7.03, the Managing Member in its sole discretion may establish and cause the Company to issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one or more Classes, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement, subject to the terms of each Certificate of Designations, the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized (i) to cause the Company to issue Units or other Company securities of any newly established Class or any existing Class to Members or other Persons who may acquire an interest in the Company; (ii) to amend this Agreement (including by way of a certificate of designations which is appended and annexed to this Agreement (each a “Certificate of Designations”)) to reflect the creation of any such new Class, the issuance of Units or other Company securities of such Class, and the admission of any Person as a Member which has received Units or other Company securities; and (iii) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement. In the event that the Managing Member validly establishes any Class of Units in accordance with this Agreement (including compliance with the terms of each Certificate of Designations) by way of a Certificate of Designations, then, in the event of any conflict between this Agreement and such Certificate of Designations with respect to the rights of such Class of Units, such Certificate of Designations shall control; provided that the terms of any Class of Units created pursuant to such Certificate of Designations or this Section 7.01 shall not conflict with the rights previously granted to any Class of Units previously authorized by way of a Certificate of Designations, except, in the case of any Class for which no Units are then outstanding, without the approval of a majority of the outstanding Units of such Class of Units. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Units for Class A Common Stock pursuant to an Exchange pursuant to Article XI.

7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

7.02 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

7.03 Issuances, Repurchases and Redemptions, Recapitalizations.

(a) Issuances by the Managing Member.

(i) Subject to Section 7.03(a)(ii) and Article XI, if, at any time after the date of consummation of the Business Combination Agreement, the Managing Member sells or issues shares of Class A Common Stock, Class C Common Stock or any other Equity Interests of the Managing Member (other than Class B Common Stock or Class D Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Units (if the Managing Member issues Class A Common Stock or Class C Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock or Class C Common Stock), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock, Class C Common Stock or other Equity Interest.

(ii) Notwithstanding anything to the contrary contained in Section 7.03(a)(i) or Section 7.03(a)(iii), this Section 7.03 shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for shares of Class A Common Stock, such shares of Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any shares of Class A Common Stock, Class C Common Stock or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (x) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Units or equivalent Equity Interests of the Company shall be issued to the Managing Member as required by the first sentence of Section 7.03(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Equity Interests. Except pursuant to Article XI, (x) the Company may not issue any additional Class A Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock or Class C Common Stock of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) Neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock or Class C Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (x) any Class A Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock or Class C Common Stock for the same price per security from holders thereof or (y) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.

(d) Earnout Units.

(i) In the event that the Company is obligated to issue any Class B Units pursuant to Section 2.7 of the Business Combination Agreement, the Company shall promptly issue such Class B Units to the Earnout Participants (as such term is defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement. Section 2.7 of the Business Combination Agreement is incorporated and treated as part of this Agreement.

(ii) Notwithstanding anything to the contrary, the Parties intend that, solely for U.S. federal (and applicable state and local) income tax purposes, (a) any such Class B Units to be issued to an Earnout Participant pursuant to Section 2.7 of the Business Combination Agreement shall be treated as having been issued in the form of an “Earnout Unit” (each, an “Earnout Unit”) at Closing, not received in connection with the performance of services, and shall be treated as having been converted into a Class B Unit at the time of such actual issuance of a Class B Unit pursuant to Section 2.7 of the Business Combination Agreement (any such deemed conversion, a “Conversion”), and (b) no such Earnout Participant shall be treated as having taxable income or gain as a result of such deemed issuance of such Earnout Units at Closing or as a result of the Conversion thereof (if any) (other than as a result of corrective allocations made pursuant to Section 5.05(i)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. For the avoidance of doubt, subject to the definition of “Carrying Value”, Section 5.05(i) and this Section 7.03(d), an Earnout Unit shall not be treated as an outstanding “Unit” for purposes of this Agreement.

(e) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.

(ii) Except as provided in Section 7.03(g), the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.

(f) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02 and Section 7.03, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units and/or Class B Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, and (ii) the number of outstanding shares of Class B Common Stock and Class D Common Stock held by any Member other than the Managing Member and the number of Class B Units held by such Member disregarding, for purposes of maintaining the one-to-one ratio in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for shares of Class A Common Stock or Class C Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for shares of Class A Common Stock or Class C Common Stock (but in each case prior to such conversion, exercise or exchange).

(g) Notwithstanding anything to the contrary in this Agreement, if the Managing Member (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Managing Member to meet its U.S. federal, state and local and non-U.S. tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Managing Member may, in its sole discretion, (i) distribute such excess cash amount to its shareholders or (ii) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and in such case, the Company may distribute to the holders of Class A Common Stock and Class C Common Stock an amount of shares of Class A Common Stock or Class C Common Stock, (if the Company issues Units to the Managing Member) or such other Equity Security of the Managing Member (if the Company issues Equity Securities of the Company other than Units) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company that were issued to the Managing Member.

ARTICLE VIII

TRANSFER RESTRICTIONS

8.01 Member Transfers

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this Article VIII or in any Certificate of Designations, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Managing Member may require) as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the Managing Member, in its sole discretion; provided that any such consent with respect to a Transfer of preferred Units shall not be unreasonably withheld, conditioned or denied by the Managing Member. Any such determination in the Managing Member’s sole discretion in respect of Units (other than preferred Units) shall be final and binding. Such determinations with respect of Units (other than preferred Units) need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Class B Units to a transferee in compliance with this Agreement, the Member shall surrender a number of shares of Class B Common Stock or Class D Common Stock to the Managing Member equal to the number of transferred Class B Units, such shares of Class B Common Stock or Class D Common Stock will be immediately cancelled, and the Managing Member shall issue the same number of shares of Class B Common Stock or Class D Common Stock (to the extent permitted by the Managing Member Charter) to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 8.01, without the consent of the Managing Member or any other Person, each Member that is a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, may Transfer all or any portion of its Class A Units or Class B Units, as applicable, in a Transfer that complies with Section 8.04, unless the Managing Member timely and reasonably objects in accordance with Section 8.04, so long as such transfer does not increase the number of Members of the Company.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, each Member may Transfer Units in an Exchange pursuant to, and in accordance with, Article XI; provided that in the case of any Member other than a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, that such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of Article XI , the provisions of Article XI shall apply in lieu thereof to any Exchange to the extent of such conflict.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.01, (i) a Member that is a natural person may Transfer all or any portion of his or her Units without consideration to any member of his or her Family Group or (ii) a Member that is an entity may Transfer all or any portion of its Units to any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member) and (iii) the Managing Member may implement other policies and procedures to permit the Transfer of Units by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member, in the case of each of (i), (ii) and (iii), in a Transfer that complies with Section 8.04.

8.02 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange pursuant to Article XI any and all Units, except for (a) Units held by any Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable and (b) preferred Units. Any such determinations by the Managing Member need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated.

8.03 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

8.04 Further Restrictions.

(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than in accordance with Article XI) be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) except pursuant to an Exchange pursuant to Article XI, such Transfer would require the registration of such transferred Unit or of any Class pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (i) all or any portion of the assets of the Company to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member; or

(v) the Managing Member shall reasonably determine that such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

All determinations with respect to this Section 8.04 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, shall be made by the Managing Member exercising its reasonable discretion.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704- 1(h)(3), provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Regulations Section 1.7704 1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) Transfers of Units (other than (i) pursuant to an Exchange pursuant to Article XI or (ii) a Transfer of preferred Units) that are otherwise permitted by this Article VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

(e) To the fullest extent permitted by law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.

(f) Promptly following the occurrence of any Transfer, the Company shall cause Exhibit A to this Agreement to be updated to reflect the occurrence of such Transfer.

8.05 Rights of Assignees. Subject to Section 8.04b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.07.

8.06 Admissions, Resignations and Removals

(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.08 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.07 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case in the Managing Member’s sole discretion, provided that with respect to an Assignee of preferred Units, the Managing Member shall not unreasonably withhold, condition or delay such consent;

(b) if required by the Managing Member, the Managing Member receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion, in the case of an Assignee of Units other than preferred Units, and as reasonably determined by the Managing Member, in the case of preferred Units);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).

8.08 Resignation and Removal of Members. Subject to Section 8.05, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

8.09 Withholding. In the event any transfer is permitted pursuant to this ARTICLE VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

8.10 Allocations in Respect of Transferred Units. Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Company shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in consultation with the Original Member Representative.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of all Members;

(d) at any time there are no Members, unless the Company is continued in accordance with the Act; or

(e) the determination of the Managing Member in its reasonable discretion; provided that in the event of a dissolution pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Members in accordance with Section 4.02.

9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.

9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 12.09 and 12.10 shall survive the termination of the Company.

ARTICLE X

LIABILITY AND INDEMNIFICATION

10.01 Liability of Members

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that (i) no Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and (ii) the Managing Member shall not, to the fullest extent permitted by law, have duties (including fiduciary duties) to any Member or to the Company; provided, however, that each Member and each Manager shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as the Managers desire, including their own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

10.02 Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.02a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(i) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(ii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02a).

ARTICLE XI

EXCHANGE OF PAIRED INTERESTS

11.01 Exchange Procedure.

(a) From and after 180 days following the date of the consummation of the transactions described in the Managing Member’s Registration Statement on Form S-4 (File No. [__]), each holder of Class B Units (other than the Managing Member) (each, a “Holder”) shall be entitled, upon the terms and subject to the conditions of this Article XI, to surrender such Holder’s Paired Interests to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Managing Member, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided that, absent a waiver by the Managing Member, any such Exchange is for a minimum of the lesser of (i) [_____] Class B Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Class B Units held by such Holder.

(b) Each Holder shall exercise its right to make an Exchange as set forth in Section 11.01(a) by delivering to the Company, with a copy to the Managing Member, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”) in accordance with this Section 11.01(b). A Holder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon, among other things, (i) the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock or Class C Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such shares of Class A Common Stock or Class C Common Stock would be exchanged or converted or become exchangeable for or convertible into, cash or other securities or property, (ii) the filing and substantially concurrent effectiveness of a resale registration statement if the applicable Holder possesses registration rights, and (iii) no Exchange Blackout Period being in effect on the Exchange Date. Notwithstanding anything to the contrary contained in this Article XI, if, in connection with an Exchange in accordance with this Section 11.01, a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock or Class C Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each Holder and the Managing Member agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Managing Member.

(c) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d) The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Company, with a copy to the Managing Member, no later than one Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 11.01(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the Exchange Date) decreases by more than 10% from the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Company, with a copy to the Managing Member, no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 11.01(d) shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this Article XI arising from the retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) Notwithstanding anything to the contrary in this Article XI, if the Managing Member closes an underwritten distribution of the shares of Class A Common Stock and the Members (other than, or in addition to, the Managing Member) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Members of Exchange rights or otherwise) (a “Secondary Offering”), then the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Member shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this Article XI, (i) for so long as the Company does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three or fewer and (ii) the Company and the Managing Member on shall not be deemed to have failed to comply with their respective obligations under the Investor Rights Agreement (as defined in the Business Combination Agreement) if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).

11.02 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Managing Member shall contribute to the Company, for delivery to the Exchanging Member, (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (provided that the Exchanging Member shall surrender the corresponding number of shares of Class B Common Stock or Class D Common Stock to the Managing Member and the Managing Member shall cancel such shares) free and clear of all liens and encumbrances, (iii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 11.02 and (v) the Company shall (x) cancel the redeemed Exchanged Units and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member, (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units and the corresponding shares of Class B Common Stock or Class D Common Stock or any combination thereof (it being understood that the Managing Member shall cancel the surrendered shares of Class B Common Stock or Class D Common Stock), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock and Class C Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and Class C Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 11.02.

11.03 Expenses and Restrictions.

(a) Except as expressly set forth in this Article XI, the Company, the Managing Member and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member that requested the Exchange, then such Exchanging Member and/or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, the Managing Member and the Company shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for the Company to be eligible for the Private Placement Safe Harbor and, to the extent that the Managing Member or the Company determine that the Company does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Managing

Member or the Company may impose such restrictions on Exchanges during such taxable year as the Managing Member or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to effect an Exchange to the extent the Managing Member determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would otherwise not be permitted under this Agreement or any other agreements with the Managing Member or its subsidiaries to which such Holder may be party or any written policies of the Managing Member related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Managing Member may adopt reasonable procedures for the implementation of the exchange provisions set forth in this Article XI, including, without limitation, procedures for the giving of notice of an election of exchange.

Section 11.04 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the shares of Class A Common Stock and the Class C Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock and Class C Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units, in each case, except in connection with any such action pursuant to Section 11.02(b)(iv). If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares Class A Common Stock or the Class C Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such exchanging Holder would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Class B Unit.

Section 11.05 Class A Common Stock and Class C Common Stock to be Issued.

(a) The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock and Class C Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock and Class C Common Stock (as applicable) as may be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock or Class C Common Stock which are held in the treasury of the Managing Member or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock or Class C Common Stock (which may or may not be held in the treasury of the Managing Member or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Managing Member covenants that all shares of Class A Common Stock and Class C Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Managing Member and the Company shall at all times ensure that the consummation by each of the Managing Member and the Company of the transactions contemplated by this Article XI (including, without limitation, the issuance of shares of Class A Common Stock and Class C Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Managing Member and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock and Class C Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Board’s power and authority and to the extent permitted by law, shall not be subject to the restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this Article XI.

(c) The Managing Member and the Company agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares of Class A Common Stock that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this Article XI is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holder requesting such Exchange, the Managing Member and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Managing Member shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon any Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

Section 11.06 Direct Exchange. Notwithstanding anything to the contrary in this Article XI, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 11.02(c) and (d)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.06, the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided that any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to the applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to the Company and the applicable Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 11.06, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Managing Member not delivered a Direct Exchange Election Notice.

Section 11.07 Corporation Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to the shares of Class A Common Stock and Class C Common Stock (a “Corporation Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Managing Member will undergo a Change of Control, the Holders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Managing Member, the Managing Member shall use its reasonable best efforts to expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit the Holders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock or Class C Common Stock without discrimination.

(b) The Managing Member shall send written notice to the Company and the Holders at least 30 days prior to the closing of the transactions contemplated by any Corporation Offer or the date of Change of Control notifying them of their rights pursuant to this Section 11.07 and setting forth (i) in the case of a Corporation Offer, (A) a copy of the written proposal or agreement pursuant to which such Corporation Offer will be effected, (B) the consideration payable in connection therewith, (C) the terms and conditions of transfer and payment and (D) the date and location of and procedures for selling Units or (B) in the case of a Change of Control, (A)

a description of the event constituting such Change of Control, (B) the date of such Change of Control and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Managing Member no less than seven days prior to the closing of the Corporation Offer or date of the Change of Control.

Section 11.08 Specific Performance. The Company and the Members (including the Managing Member) agree that irreparable damage would occur in the event that any of the provisions of this Article XI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.09 Tax Treatment. As required by the Code and the Treasury Regulations promulgated thereunder, the Managing Member, the Company and the applicable Exchange Member shall report any Exchange relating to such Exchange Member consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of shares of Class B Common Stock or Class D Common Stock) to the Managing Member in exchange for (a) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and, if applicable, (b) corresponding payments under the Tax Receivable Agreement, and no such party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations promulgated thereunder and the Managing Member consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). Further, in connection with any Exchange consummated hereunder, the Company and/or the Managing Member shall use commercially reasonable efforts to provide the exchanging Holder with all reasonably necessary information to enable the exchanging Holder to file its income tax returns for the taxable year that includes such Exchange, including information with respect to Section 751 of the Code assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) of the Code basis adjustments (in each case including estimates) as soon as reasonably practicable and in all events the Company and/or the Managing member shall provide such information within 90 days following the close of such taxable year. Within 30 days following the Exchange Date, the Managing Member shall deliver a Section 743 of the Code notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

Section 11.10 Withholding. The Managing Member and the Company shall be entitled to deduct and withhold from any payments made to an Exchanging Member pursuant to any Exchange consummated under this Article XI all Taxes that each of the Managing Member and the Company is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of

Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (a) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (b) the Company shall deliver a certificate reasonably acceptable to the Managing Member and substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case, setting forth the liabilities of the Company allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and the Treasury Regulations promulgated thereunder. The Managing Member or the Company, as applicable, may at their sole discretion reduce the number of shares of Class A Common Stock or Class C Common Stock issued to a Holder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Holder.

Section 11.11 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder under this Article XI are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Article XI. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this Article XI, and no action taken by any Holder pursuant to this Article XI, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Article XI. The Managing Member acknowledges that the Holders are not acting in concert or as a group under this Article XI, and the Managing Member agrees that it shall not assert any such claim with respect to such obligations or the transactions contemplated by this Article XI.

ARTICLE XII

MISCELLANEOUS

12.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	If to the Company, to:

Opal Fuels LLC

One North Lexington Avenue (14th Floor)

White Plains, New York 10601

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Opal Fuels LLC

One North Lexington Avenue (14th Floor)

White Plains, New York 10601

Attn: Chief Financial Officer

(b)	If to any Member, to such Member

at the address of such Member as set forth on Exhibit A

12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

12.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

12.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

12.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.06.

12.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement. In the event of any conflict between this Agreement and any Certificate of Designations, unless otherwise expressly set forth in such Certificate of Designations, the Certificate of Designations shall control.

12.08 Entire Agreement; Construction. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the Existing Agreement).

12.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

12.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court, if such court shall not have jurisdiction, any federal court located in the State of Delaware, or, if neither of such courts shall have jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF DELAWARE LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF DELAWARE COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF DELAWARE LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER 6 DEL. C. § 2708.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12.11 Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.

12.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by the Original Member Representative; provided that in the event that (x) the Series A Preferred Units are converted into Class B Units pursuant to the terms of the applicable Certificate of Designations and (y) the holders of such converted Series A Preferred Units hold a majority of the outstanding Class A Units and Class B Units combined (such holders, the “Converted Series A Holders”), then (A) the execution and delivery to the Company of any amendment, supplement, waiver or modification by the Converted Series A Holders shall be required (except as otherwise expressly set forth in this Agreement) and (B) the execution and the execution and delivery by the Original Member Representative shall only be required with respect to any amendment, supplement, waiver or modification which amends, supplements, waives or modifies the rights and privileges of the Original Member Representative as set forth in Sections 5.06, 5.08, 6.01(e), 8.10 and this 12.12; provided further that, (i) the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class of equity interest in the Company pursuant to Section 7.01(b) hereof; (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.07 hereof; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company and (ii) Article XI of this Agreement may be amended or modified, in whole or in part, only with the written consent of the Managing Member and the Members holding at least a majority of the then outstanding Vested Class B Units. Notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may materially and adversely affect the rights of a Class without the consent of a majority in interest of such Class. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment. Notwithstanding the foregoing and any other provision of this Agreement, this Agreement (including the Annexes hereto) may not be amended, supplemented, waived or modified, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company and its Subsidiaries, in a manner that requires the approval of the holders of any Class created pursuant to a Certificate of Designations unless such approval is first obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Notwithstanding the requirements of Section 12.12(a), the Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(b) and (c), 1.704-1(b)(2)(iv)(b)(1) and any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

12.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.10 and shall be entitled to enforce its rights thereunder.

12.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Company as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

12.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 12.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion, may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement and any other separate agreement described in this Section 12.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

12.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made without the consent of each of the Members.

12.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBER:
OPAL HoldCo LLC

By:
Name:
Title:

[Signature page - Amended and Restated

Limited Liability Company Agreement of Opal Fuels LLC]

EXHIBIT A

Member Name and Address	Percentage Interest
OPAL HoldCo LLC	100%

Exhibit B

SCHEDULE I

Post-Closing Company Units Allocation Schedule

SCHEDULE II

Post-Closing ACT Shares Allocation Schedule

SCHEDULE III

Earnout Allocation Schedule